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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on January 9, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BYLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	36-3012593 (I.R.S. Employer Identification Number)

180 North LaSalle Street, Suite 300
Chicago, Illinois 60601
(773) 244-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Alberto J. Paracchini
President and Chief Executive Officer
Byline Bancorp, Inc.
180 North LaSalle Street, Suite 300
Chicago, Illinois 60601
(773) 244-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Donald J. Toumey Catherine M. Clarkin Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Phone: (212) 558-4000	Daniel C. McKay, II Jennifer Durham King Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 Phone: (312) 609-7500

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share	1,819,970(1)	N/A	$19,952,894.46(2)	$2,418.29(3)

(1)
Represents the maximum number of shares of Byline Bancorp, Inc. ("Byline") common stock estimated to be issuable upon completion of the merger described herein. This number is based on the number of shares of Oak Park River Forest Bankshares, Inc. ("OPRF") common stock outstanding and the number of such shares reserved for issuance pursuant to outstanding stock options as of January 9, 2019, and the exchange of each such share of OPRF common stock for 7.9321 shares of Byline common stock pursuant to the terms of the Agreement and Plan of Merger, dated as of October 17, 2018, by and between Byline and OPRF, a copy of which is attached to the proxy statement/prospectus as Appendix A.

(2)
Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(f)(2) and 457(f)(3) of the Securities Act of 1933 based on (a) the product of (i) $118.43, the book value per share of OPRF common stock as of September 30, 2018 multiplied by (ii) the maximum number of such shares (220,513) that may be exchanged for the securities being registered, less (b) $6,162,460.13, the estimated amount of cash that is to be paid by Byline to OPRF stockholders in connection with the merger.

(3)
Computed pursuant to Rules 457(f)(2) and 457(f)(3) of the Securities Act, based on a rate of $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to the shares of Byline Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED JANUARY 9, 2019 SUBJECT TO COMPLETION

Merger Proposal—Your Vote Is Important

           On October 17, 2018, Byline Bancorp, Inc., which we refer to as Byline, and Oak Park River Forest Bankshares, Inc., which we refer to as OPRF, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which Byline has agreed to acquire OPRF. Upon the terms and subject to the conditions of the merger agreement, Byline will acquire OPRF through a merger of OPRF with and into Byline, with Byline as the surviving corporation. Immediately following the merger, Community Bank of Oak Park River Forest, which we refer to as Community Bank, an Illinois chartered bank and wholly owned subsidiary of OPRF, will merge with and into Byline Bank, an Illinois chartered bank and wholly owned subsidiary of Byline, with Byline Bank as the resulting bank as a wholly owned subsidiary of Byline, which we refer to as the bank merger.

           Stockholders of OPRF will receive the following for each share of OPRF common stock, par value $0.01 per share, which we refer to as OPRF common stock, they own (other than shares, if any, owned by OPRF or Byline or any shares as to which statutory appraisal rights have been properly exercised and perfected), which we refer to as the merger consideration: (i) 7.9321 shares of Byline common stock, par value $0.01 per share, which we refer to as Byline common stock (or a total of approximately 1.46 million shares of Byline common stock in the aggregate), and (ii) an amount of cash equal to approximately $33.38 (or a total of $6,162,460.13 in the aggregate), in each case subject to adjustment only under certain limited circumstances as set forth in the merger agreement and as described in the attached proxy statement/prospectus.

           Byline common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol "BY." OPRF common stock is privately held and not traded in any public market. The shares of Byline common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the NYSE at closing.

           The value of the merger consideration will fluctuate as the market price of Byline common stock fluctuates before the completion of the merger. Thus, the value of the merger consideration will not be known at the time of the special meeting of OPRF stockholders called for the purpose of voting on the merger agreement and the market price of Byline common stock at the time of completion of the merger may be more or less than the current price of Byline common stock or the price of Byline common stock at the time of the special meeting.

           Based on the closing price of Byline common stock as reported on the NYSE of $21.30 as of October 17, 2018, the trading day on which the public announcement of the merger was made, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $202.33 per share of OPRF common stock and the implied aggregate transaction value on a fully diluted basis was approximately $42.0 million.

           Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $[    •    ] per share of OPRF common stock and the implied aggregate transaction value on a fully diluted basis was approximately $[    •    ]. We urge you to obtain current market quotations for shares of Byline common stock.

           Among other termination rights described in this proxy statement/prospectus, the merger agreement provides that OPRF may terminate the merger agreement if both of the following conditions are satisfied on the date that all regulatory approvals with respect to the merger have been obtained (and any applicable statutory waiting periods have expired), which date we refer to as the determination date: (i) the average of the volume-weighted average trading prices of a share of Byline common stock on the NYSE for the twenty (20) consecutive trading days ending on and including the determination date, which we refer to as the final Byline market value, is less than $18.02, and (ii) the number obtained by dividing the final Byline market value by $22.53 is less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) consecutive trading days immediately preceding the determination date by (y) $111.02 and (B) subtracting 0.20.

           We cannot complete the merger unless we obtain the necessary governmental and regulatory approvals and approval from the stockholders of OPRF as described in the attached proxy statement/prospectus. Accordingly, OPRF will hold a special meeting of its stockholders in connection with the merger at [    •    ], local time, on [    •    ], 2019, at [    •    ], which we refer to as the special meeting. OPRF stockholders will be asked to vote to adopt the merger agreement, which we refer to as the merger proposal, and to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by OPRF, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock of OPRF. The adjournment proposal will be approved if a majority of the shares having voting power present in person or represented by proxy at the special meeting are voted in favor of the adjournment proposal.

           OPRF's board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of OPRF and its stockholders, and unanimously recommends that OPRF stockholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

           YOUR VOTE IS VERY IMPORTANT.    We cannot complete the merger unless OPRF's stockholders approve the merger proposal. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of OPRF, please submit a proxy to have your shares voted as promptly as possible by either: (1) dialing the telephone number shown on your proxy card and following the instructions to vote by phone; (2) logging onto the website shown on your proxy card and following the instructions to vote online; or (3) signing and returning the accompanying proxy card in the enclosed postage-paid return envelope. You may also cast your vote in person at the special meeting. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

           The attached proxy statement/prospectus contains a more complete description of the merger agreement and the special meeting. You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read the information under the section entitled "Risk Factors" beginning on page 37. You may also obtain information about Byline from documents that it has filed with the Securities and Exchange Commission, which we refer to as the SEC.

Thank you for your cooperation and continued support.

Sincerely,
Walter F. Healy
President and Chief Executive Officer Oak Park River Forest Bankshares, Inc.

           Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

           This proxy statement/prospectus is dated [    •    ], 2019, and is first being mailed to OPRF's stockholders on or about [    •    ], 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    •    ], 2019

Dear Fellow Stockholders of Oak Park River Forest Bankshares, Inc.:

        Oak Park River Forest Bankshares, Inc., a Delaware corporation, which we refer to as OPRF, will hold a special meeting of OPRF stockholders, at [    •    ], local time, on [    •    ], 2019, at [    •    ], which we refer to as the special meeting, to consider and vote on the following matters:

  1.
  a proposal to adopt the Agreement and Plan of Merger, dated as of October 17, 2018, by and between OPRF and Byline Bancorp, Inc., which we refer to as Byline, as such agreement may be amended from time to time, which we refer to as the merger agreement and a copy of which is attached to the accompanying proxy statement/prospectus as Appendix A, pursuant to which OPRF will merge with and into Byline, with Byline as the surviving corporation, which we refer to as the merger, as more fully described in the accompanying proxy statement/prospectus, which we refer to as the merger proposal;

  2.
  a proposal to adjourn the special meeting, if necessary or appropriate, as determined by OPRF, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

        We have fixed the close of business on [    •    ], 2019 as the record date for the special meeting. Only OPRF stockholders of record on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock. The adjournment proposal will be approved if a majority of the shares having voting power present in person or represented by proxy at the special meeting are voted in favor of the adjournment proposal.

        OPRF's board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of OPRF and its stockholders, and unanimously recommends that OPRF stockholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        Your vote is very important. We cannot complete the merger unless OPRF's stockholders approve the merger proposal. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of OPRF, please submit a proxy to have your shares voted as promptly as possible by either: (1) dialing the telephone number shown on your proxy card and following the instructions to vote by phone; (2) logging onto the website shown on your proxy card and following the instructions to vote online; or (3) signing and returning the accompanying proxy card in the enclosed postage-paid return envelope. You may also cast your vote in person at the special meeting. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        OPRF stockholders should not send in any stock certificate(s) with their proxy card. If the merger is approved, transmittal materials with instructions for the submission of OPRF stock certificates will be provided to OPRF stockholders under separate cover and the stock certificates should be sent at that time.

        Please note that, under Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached as Appendix C to the accompanying proxy statement/prospectus, holders of

OPRF common stock who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of OPRF common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other Delaware law procedures explained in the enclosed proxy statement/prospectus. Holders of OPRF common stock who do not vote in favor of the merger proposal and who submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other Delaware law procedures will not receive the merger consideration, but instead will have their OPRF common stock converted into the right to receive payment of such appraised value in accordance with Delaware law procedures as explained in the enclosed proxy statement/prospectus.

        The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

        If you have any questions concerning the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of OPRF common stock, please contact Walter F. Healy at (708) 660-1000.

BY ORDER OF THE BOARD OF DIRECTORS,
Walter F. Healy President and Chief Executive Officer Oak Park River Forest Bankshares, Inc.

Oak Park, Illinois
[    •    ], 2019

 WHERE YOU CAN FIND MORE INFORMATION

Byline Bancorp, Inc.

        Byline Bancorp, Inc., which we refer to as Byline, files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. Byline files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You may also obtain these documents, free of charge, from Byline at its investor relations website, http://www.bylinebancorp.com under the tab "Financial Information" and then under "SEC Filings".

        Byline has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Byline has previously filed with the SEC. They contain important information about Byline and its financial condition. For more information, please see the section entitled "Incorporation of Certain Documents by Reference." These documents are available without charge to you upon written or oral request to Byline's principal executive offices. The address and telephone number of Byline's principal executive office is listed below:

Byline Bancorp, Inc.
Attn: Corporate Secretary
180 North LaSalle Street, Suite 300
Chicago, Illinois 60601
(773) 475-2979

        Byline common stock is traded on the New York Stock Exchange under the symbol "BY."

Oak Park River Forest Bankshares, Inc.

        Oak Park River Forest Bankshares, Inc., which we refer to as OPRF, does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

        If you are an OPRF stockholder and have any questions concerning the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of OPRF common stock, please contact Walter F. Healy at (708) 660-1000 or at the following address:

Oak Park River Forest Bankshares, Inc.
Attn: Walter F. Healy
1001 Lake Street
Oak Park, Illinois 60301
(708) 660-1000

        To obtain timely delivery of these documents, you must request the information no later than [    •    ], 2019 in order to receive them before OPRF's special meeting of stockholders.

QUESTIONS AND ANSWERS

        The following are some questions that you may have regarding the proposals being considered at the special meeting of stockholders of Oak Park River Forest Bankshares, Inc., which we refer to as the special meeting. You should carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus. See "Incorporation of Certain Documents by Reference" beginning on page 118.

Q:
WHAT IS THE MERGER?

A.
Byline Bancorp. Inc., a Delaware corporation, which we refer to as Byline, and Oak Park River Forest Bankshares, Inc., a Delaware corporation, which we refer to as OPRF, have entered into an agreement and plan of merger, dated as of October 17, 2018, as such agreement may be amended from time to time, which we refer to as the merger agreement. The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, OPRF will merge with and into Byline, with Byline continuing as the surviving corporation, which transaction we refer to as the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A to this proxy statement/prospectus. We refer to the time at which the merger becomes effective as the effective time.

  Immediately following the completion of the merger, Community Bank of Oak Park River Forest, an Illinois chartered bank and wholly owned subsidiary of OPRF, which we refer to as Community Bank, will merge with and into Byline Bank, an Illinois chartered bank and wholly owned subsidiary of Byline, which we refer to as Byline Bank, with Byline Bank as the resulting bank and a wholly owned subsidiary of Byline, which transaction we refer to as the bank merger. Upon completion of the bank merger, Community Bank's banking offices will become banking offices of Byline Bank.

Q:
WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A.
The board of directors of OPRF, which we refer to as the OPRF board, is using this proxy statement/prospectus to solicit proxies from the OPRF stockholders in connection with the merger.

  In order to complete the merger, the OPRF stockholders must approve the merger agreement. OPRF stockholders are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by OPRF, including adjournments to permit further solicitation of proxies in favor of the merger agreement. For additional information regarding the proposals to be presented to OPRF stockholders, refer to the section entitled "OPRF Proposals." OPRF will hold a special meeting to consider and vote on these proposals. This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares of OPRF common stock, par value $0.01 per share, which we refer to as OPRF common stock, without attending the special meeting in person.

  We encourage you to submit a proxy to vote your shares of OPRF common stock as promptly as possible so that your shares may be represented and voted at the special meeting.

  This proxy statement/prospectus is also a prospectus with respect to the offering of shares of Byline common stock, par value $0.01 per share, which we refer to as Byline common stock, to be issued in connection with the merger.

Q:
WHAT WILL OPRF STOCKHOLDERS RECEIVE IN THE MERGER?

A:
If the merger is completed and assuming the consideration is not adjusted pursuant to the terms of the merger agreement as described in this proxy statement/prospectus, each share of OPRF common stock outstanding immediately prior to the effective time, other than shares, if any, owned by OPRF or Byline or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into the right to receive the following, which we refer to as the per share merger consideration:

•
7.9321 shares of Byline common stock, which ratio we refer to as the exchange ratio (or a total of approximately 1,464,607 shares of Byline common stock in the aggregate, assuming 184,643 shares of OPRF common stock outstanding at the effective time); and

•
an amount of cash equal to $6,162,460.13 divided by the total number of shares of OPRF common stock issued and outstanding immediately prior to the effective time, which we refer to as the cash consideration (or approximately $33.38 per share of OPRF common stock, assuming 184,643 shares of OPRF common stock outstanding at the effective time).

  The merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement and as described in the answer to the next question. Based on the closing price of Byline common stock as reported on the NYSE of $21.30 as of October 17, 2018, the trading day on which the public announcement of the merger was made, and assuming there are no adjustments pursuant to the merger agreement, the merger consideration represents approximately a 16.5% cash and 83.5% stock mix. OPRF stockholders also will receive cash in lieu of any fractional shares of Byline common stock that would otherwise be issuable in connection with the merger. For more information on the potential adjustments to the merger consideration and cash in lieu of fractional shares, see "Description of the Merger Agreement—Merger Consideration."

Q:
IS THE MERGER CONSIDERATION SUBJECT TO ADJUSTMENT?

A:
Yes, the merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement.

  The total cash consideration of $6,162,460.13 is subject to an upward adjustment in the event that Community Bank makes a recovery or recoveries on a certain specified credit relationship not later than ten (10) days before the expected closing date of the merger, which we refer to as the closing date, and (i) OPRF delivers, not later than ten (10) days before the expected closing date, a balance sheet reflecting OPRF's good faith estimate of its accounts as of the closing date, which we refer to as the OPRF estimated closing balance sheet, and (ii) following OPRF's delivery of the OPRF estimated closing balance sheet, Byline and OPRF agree on an updated estimated consolidated balance sheet of OPRF's accounts as of the closing date, which we refer to as the OPRF final closing balance sheet. If these conditions are satisfied, the total cash consideration will be increased on a dollar-for-dollar basis by an amount equal to the net after tax amount of any recovery or recoveries on the specified credit relationship, provided that any such recovery or recoveries will first be allocated to OPRF's total tangible common stockholders' equity calculated in accordance with the terms of the merger agreement as of the closing date, which figure we refer to as the OPRF closing tangible common equity, to the extent there is any OPRF tangible common equity shortfall (as defined in the following paragraph).

  Both the exchange ratio and the cash consideration are subject to downward adjustments in the event that the OPRF closing tangible common equity as set forth on the OPRF final closing balance sheet is less than a specified amount for the month end date preceding the closing date, which amount we refer to as the OPRF minimum tangible common equity, and which event we refer to as an OPRF tangible common equity shortfall. Specifically, in the event of an OPRF tangible common equity shortfall, the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall, with proportional downward adjustments to each of the exchange ratio and cash consideration.

  For more information on the potential adjustments to the merger consideration, see "Description of the Merger Agreement—Merger Consideration."

Q:
WILL THE MERGER CONSIDERATION BE ADJUSTED BASED ON THE TRADING PRICE OF BYLINE COMMON STOCK PRIOR TO CLOSING?

A:
No, the merger consideration will not be adjusted solely due to changes in the trading price of Byline common stock prior to the closing of the merger. However, among other termination rights described in this proxy statement/prospectus, the merger agreement provides that OPRF may terminate the merger agreement if both of the following conditions are satisfied on the date that all regulatory approvals with respect to the merger have been obtained (and any applicable statutory waiting periods have expired), which date we refer to as the determination date: (i) the average of the volume-weighted average trading prices of a share of Byline common stock on the NYSE for the twenty (20) consecutive trading days ending on and including the determination date, which we refer to as the final Byline market value, is less than $18.02, and (ii) the number obtained by dividing the final Byline market value by $22.53 is less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) consecutive trading days immediately preceding the determination date by (y) $111.02 and (B) subtracting 0.20.

  For more information and for a description of other circumstances under which Byline or OPRF may terminate the merger agreement, please see the section entitled "Description of The Merger Agreement—Termination of the Merger Agreement."

Q:
WHAT IS THE VALUE OF THE MERGER CONSIDERATION?

A:
The value of the merger consideration will fluctuate as the market price of Byline common stock fluctuates before the completion of the merger. Thus, the value of the merger consideration will not be known at the time of the special meeting and the market price of Byline common stock at the time of completion of the merger may be more or less than the current price of Byline common stock or the price of Byline common stock at the time of the special meeting.

  Based on the closing price of Byline common stock as reported on the NYSE of $21.30 and 184,643 shares of OPRF common stock outstanding as of October 17, 2018, the trading day on which the public announcement of the merger was made, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $202.33 per share of OPRF common stock and the implied aggregate transaction value on a fully diluted basis was approximately $42.0 million.

  Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] and [    •    ] shares of OPRF common stock outstanding as of [    •    ], 2019 the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $[    •    ] per share of OPRF common stock and the implied aggregate transaction value on a fully diluted basis was approximately $[    •    ]. We urge you to obtain current market quotations for shares of Byline common stock.

Q:
HOW WILL STOCK OPTIONS OF OPRF BE TREATED AS A RESULT OF THE MERGER?

A:
Converted Stock Options.    At the effective time, each outstanding option to purchase shares of OPRF common stock held by an employee of OPRF or Community Bank for which such employee makes an election in writing at least five (5) business days prior to the closing date to convert such option into an option to acquire common stock of Byline will vest in full (to the extent not already vested) and be converted into an option to purchase a number of shares of Byline common stock equal to the product obtained by multiplying (1) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time by (2) the sum of (a) the exchange ratio and (b) the quotient obtained by dividing (i) the cash consideration by (ii) the average of the volume-weighted average trading prices of one share Byline common stock as reported on the NYSE for the five (5) trading days ending on the trading day immediately preceding the closing date, which price we refer to as the Byline closing price and which such sum in clause (2) we refer to as the equity award exchange ratio, rounded down to the nearest whole number of shares of Byline common stock. The per share exercise price of each such converted option will be equal to the quotient obtained by dividing (1) the per share exercise price of the corresponding OPRF stock option by (2) the equity award exchange ratio, rounded up to the nearest whole cent. Each converted option will be fully vested and exercisable as of the effective time and will otherwise be subject to the same terms and conditions applicable to the underlying OPRF stock option.

  Cashed-Out Stock Options.    At the effective time, each OPRF stock option held by (1) an employee of OPRF or Community Bank for which such employee makes an election in writing at least five (5) business days prior to the closing date to have such option cancelled in exchange for a cash payment and (2) individuals who are not (as of the effective time) employees of OPRF or Community Bank will be converted into the right to receive a cash payment equal to the product obtained by multiplying (1)(a) the sum of (i) the product obtained by multiplying (A) the exchange ratio by (B) the Byline closing price, and (ii) the cash consideration, less (b) the per share exercise price of such OPRF stock option, by (2) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time. Such cash payment, less applicable withholding taxes, will be made by Byline as soon as reasonably practicable following the effective time and the receipt of an option termination agreement executed by the holder of the OPRF stock option.

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
Byline and OPRF are working to complete the merger as soon as practicable. Subject to the satisfaction or waiver of the closing conditions described under the section entitled "Description of the Merger Agreement—Conditions to Consummation of the Merger," including the approval of the merger agreement by OPRF stockholders and required regulatory approvals, the parties are seeking to consummate the merger by the second quarter of 2019. However, it is possible that factors outside the control of Byline and OPRF could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Q:
WHO IS ENTITLED TO VOTE?

A:
Holders of record of shares of OPRF common stock at the close of business on [    •    ], 2019, which is the date that the OPRF board has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
WHAT CONSTITUTES A QUORUM?

A:
A majority of the shares of OPRF common stock entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Proxies marked as abstaining on any matter to be acted upon by stockholders will be counted as represented at the meeting for purposes of determining the presence or absence of a quorum.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
OPRF stockholders are being asked to vote on the following proposals:

1.
a proposal to adopt the merger agreement, a copy of which is attached as Appendix A, which we refer to as the merger proposal; and

2.
a proposal to adjourn the special meeting, if necessary or appropriate, as determined by OPRF, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

  OPRF stockholder approval is required to complete the merger. OPRF will transact no business at the special meeting other than as listed above.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Merger Proposal:    Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock entitled to vote at the special meeting.

  The Adjournment Proposal:    The adjournment proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present.

Q:
ARE THERE ANY VOTING AGREEMENTS WITH EXISTING STOCKHOLDERS?

A:
Yes. Each of the directors of OPRF, in his or her capacity as a beneficial owner of shares of OPRF common stock, has entered into a voting agreement with Byline, a copy of which is attached to this proxy statement/prospectus as Appendix B, pursuant to which each such director has agreed to vote all shares of OPRF common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the stockholders of OPRF to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. As of the close of business on the record date, OPRF's directors beneficially owned, in the aggregate, [    •    ] shares of OPRF common stock, allowing them to exercise approximately [    •    ]% of the voting power of OPRF common stock.

Q:
WHAT DOES THE OPRF BOARD OF DIRECTORS RECOMMEND?

A:
The OPRF board unanimously recommends that OPRF stockholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of OPRF common stock as soon as possible so that such shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares of OPRF common stock are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are an OPRF stockholder of record as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

•
use the telephone number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at the special meeting.

  If your shares of OPRF common stock are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:
HOW MANY VOTES DO I HAVE?

A:
You are entitled to one vote for each share of OPRF common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were approximately [    •    ] outstanding shares of OPRF common stock entitled to vote. As of that date, approximately [    •    ]% of such outstanding shares of OPRF common stock were beneficially owned by the directors and executive officers of OPRF and their affiliates.

Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The special meeting will be held at [    •    ], local time, on [    •    ], 2019, at [    •    ]. Subject to space availability, all OPRF stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Since seating may be limited, admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at [    •    ], local time.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares of OPRF common stock are held in "street name" by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in "street name" by returning a proxy card directly to OPRF or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Brokers who hold shares in "street name" for the beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. Both proposals to be voted on at the special meeting are considered "non-routine" matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters.

  If you are an OPRF stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, then your broker, bank or other nominee may not vote your shares on either the merger proposal or the adjournment proposal.

  •
  For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote "AGAINST" the proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock entitled to vote at the special meeting. Therefore, the failure of a holder of shares of OPRF common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote "AGAINST" the merger proposal.

  •
  The adjournment proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevents a quorum from being established.

Q:
WHAT IF I ABSTAIN OR DO NOT VOTE?

A:
For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

  Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters to be voted on at the special meeting.

  For the merger proposal, if an OPRF stockholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" the proposal. If an OPRF stockholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote cast "AGAINST" the proposal.

  The adjournment proposal requires the affirmative vote of the majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present. Accordingly, for purposes of the adjournment proposal, abstentions will affect the outcome as they will be counted as shares represented at the meeting, but not voted affirmatively in favor of the adjournment proposal.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you hold your shares of OPRF common stock in your name as a stockholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of OPRF common stock represented by your proxy will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

  If you hold your shares of OPRF common stock in "street name" through a broker, bank or other nominee and you do not give your broker, bank or other nominee instructions on how to vote, your broker, bank or other nominee will not be able to vote your shares of OPRF common stock on either of the proposals at the special meeting and your shares of OPRF common stock will not be represented at the special meeting. For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote

  "AGAINST" the proposal. For purposes of the adjournment proposal, shares not represented at the special meeting will not affect the outcome as they will not be deemed to be present at the meeting for purposes of determining the required majority vote.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. If you hold your shares of OPRF common stock in your name as a stockholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do so in one of four ways:

•
first, by sending a notice of revocation stating that you would like to revoke your proxy;

•
second, by sending a completed proxy card bearing a later date than your original proxy card;

•
third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so, and following the instructions on the proxy card; or

•
fourth, by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

  If you are an OPRF stockholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to:

Oak Park River Forest Bankshares, Inc.
Attn: Walter F. Healy
1001 Lake Street
Oak Park, Illinois 60301
(708) 660-1000

  Any proxy that you submitted may also be revoked by submitting a new proxy via the Internet or by telephone no later than [    •    ], 2019, at [    •    ], local time, or by voting in person at the special meeting.

  If your shares are held in "street name" through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of OPRF common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:
DO I NEED IDENTIFICATION TO ATTEND THE SPECIAL MEETING IN PERSON?

A:
Yes. If you hold your shares of OPRF common stock in your name as a stockholder of record and you wish to attend the special meeting and vote in person, please bring valid picture identification.

  If your shares are held in "street name" through a broker, bank or other nominee, you may only vote in person at the special meeting if you have proof of ownership of your shares of OPRF common stock as of the record date and obtain a valid legal proxy from your broker, bank or other nominee that is the stockholder of record of such shares and present such items at the special meeting. You must also bring valid picture identification.

Q:
ARE OPRF STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
OPRF stockholders will be entitled to appraisal rights but only if they comply with the Delaware law procedures summarized in the section entitled "The Merger—Dissenters' Rights." The entirety of Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, is provided on Appendix C to this proxy statement/prospectus. Upon consummation of the merger, any OPRF stockholder who has perfected her, his or its appraisal rights will have the right to have a court in Delaware determine the value of each share of stock and to be paid the appraised value determined by the court, which could be more or less than the merger consideration.

Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF SHARES OF OPRF COMMON STOCK?

A:
The merger is intended to qualify, and the obligation of Byline and OPRF to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In such case, a U.S. holder of OPRF common stock generally will recognize gain (but not loss) upon receipt of Byline common stock and cash (other than cash received in lieu of a fractional share of Byline common stock) in exchange for shares OPRF common stock pursuant to the merger in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Byline common stock received pursuant to the merger over such holder's adjusted tax basis in the shares of OPRF common stock surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of Byline common stock). In addition, a U.S. holder of OPRF common stock generally will recognize gain or loss with respect to the cash received in lieu of a fractional share of Byline common stock.

  For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

  The tax consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, OPRF stockholders will not receive any consideration for their shares of OPRF common stock that otherwise would have been received in connection with the merger. Instead, OPRF will remain an independent company.

Q:
WHAT HAPPENS IF I SELL MY SHARES OF OPRF COMMON STOCK AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?

A:
The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of OPRF common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by OPRF stockholders in the merger. In order to receive the merger consideration, you must hold your shares of OPRF common stock through completion of the merger.

Q:
WILL I BE ABLE TO SELL THE SHARES OF BYLINE COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:
Yes. You may freely trade the shares of Byline common stock issued in the merger, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Byline for purposes of Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

  Persons who may be deemed to be affiliates of Byline include individuals or entities that control, are controlled by, or are under common control with Byline and may include the executive officers, directors and significant stockholders of Byline.

Q:
ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER?

A:
Yes. In evaluating the merger, OPRF stockholders should carefully consider the factors discussed in "Risk Factors" beginning on page 37 and other information about Byline included in the documents incorporated by reference into this proxy statement/prospectus, as well as the information about OPRF included in this proxy statement/prospectus.

Q:
SHOULD OPRF STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. OPRF stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials with instructions for their completion will be provided to OPRF stockholders under separate cover and the stock certificates should be sent at that time.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
OPRF stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold shares of OPRF common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of OPRF common stock that you own.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are an OPRF stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Walter F. Healy at (708) 660-1000.

SUMMARY

        This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, Byline incorporates by reference important business and financial information about Byline into this proxy statement/prospectus. For a description of this information, please see the section entitled "Incorporation of Certain Documents by Reference." You may obtain the information Byline has incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

THE MERGER AND THE MERGER AGREEMENT (PAGES 53 AND 84)

        The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

        Under the terms of the merger agreement, OPRF will merge with and into Byline, with Byline continuing as the surviving corporation. Immediately following the completion of the merger, Community Bank will merge with and into Byline Bank, with Byline Bank as the resulting bank.

MERGER CONSIDERATION (PAGE 85)

        In the merger, each share of OPRF common stock outstanding immediately prior to the effective time, other than shares, if any, owned by OPRF or Byline or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into the right to receive (i) the cash consideration, and (ii) a number of shares of Byline common stock equal to the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described in the section entitled "Description of the Merger Agreement—Merger Consideration." For each fractional share of Byline common stock that would otherwise be issued, Byline will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Byline common stock which the holder would otherwise be entitled to receive multiplied by the Byline closing price. No interest will be paid or accrue on the cash payable to holders in lieu of fractional shares.

RECOMMENDATION OF THE OPRF BOARD OF DIRECTORS (PAGE 58)

        After careful consideration, the OPRF board unanimously recommends that OPRF stockholders vote "FOR" the merger proposal and "FOR" the adjournment proposal. For a more complete description of OPRF's reasons for the merger and the recommendations of the OPRF board, please see the section entitled "The Merger—Recommendation of the OPRF Board of Directors and OPRF's Reasons for the Merger."

OPINION OF OPRF'S FINANCIAL ADVISOR (PAGE 60)

        At the October 2, 2018 meeting of the OPRF board, a representative of OPRF's financial advisor, Monroe Financial Partners, Inc., which we refer to as Monroe, rendered Monroe's oral opinion, which was subsequently confirmed by delivery of a written opinion to the OPRF board, dated October 17, 2018, as to the fairness, as of such date, from a financial point of view, to the holders of OPRF's outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Monroe, dated October 17, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken by Monroe, is attached as Appendix D to this proxy statement/prospectus. Monroe provided its opinion for the information and assistance of the OPRF board (solely in its capacity as such) in connection with, and for purposes of, the OPRF board's consideration of the merger and Monroe's opinion only addresses whether the merger consideration to be received by the holders of OPRF common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders. The opinion of Monroe does not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Monroe opinion does not constitute a recommendation to the OPRF board or any holder of OPRF common stock as to how the OPRF board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

OPRF SPECIAL MEETING OF STOCKHOLDERS (PAGE 44)

        The special meeting will be held at [    •    ], local time, on [    •    ], 2019, at [    •    ]. At the special meeting, holders of shares of OPRF common stock will be asked to approve the merger proposal and the adjournment proposal.

        The OPRF board has fixed the close of business on [    •    ], 2019 as the record date for determining the holders of shares of OPRF common stock entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were [    •    ] shares of OPRF common stock outstanding and entitled to vote at the special meeting held by approximately [    •    ] stockholders of record. Each share of OPRF common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

        As of the close of business on the record date, directors and executive officers of OPRF and their affiliates owned and were entitled to vote [    •    ] shares of OPRF common stock, representing approximately [    •    ]% of the shares of OPRF common stock outstanding on that date. As of the close of business on the record date, Byline beneficially held no shares of OPRF common stock.

        Each of the directors of OPRF, in his or her capacity as a beneficial owner of shares of OPRF common stock, has entered into a voting agreement with Byline, a copy of which is attached to this proxy statement/prospectus as Appendix B, in which each such director has agreed to vote all shares of OPRF common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the stockholders of OPRF to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. As of the close of business on the record date, OPRF's directors beneficially owned, in the aggregate, [    •    ] shares of OPRF common stock, allowing them to exercise approximately [    •    ]% of the voting power of OPRF common stock.

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of the majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present.

INTERESTS OF OPRF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 73)

        In considering the recommendation of the OPRF board, OPRF stockholders should be aware that the directors and executive officers of OPRF have certain interests in the merger that may be different from, or in addition to, the interests of OPRF stockholders generally. The OPRF board was aware of these interests and considered them, among other matters, in making its recommendation that OPRF stockholders vote to approve the merger proposal. These interests include:

  •
  Each outstanding option to purchase shares of OPRF common stock will be converted, as of the effective time, into either:

  •
  options to purchase Byline common stock, with the number of shares of Byline common stock equal to the product obtained by multiplying:

  (1)
  the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time, by

  (2)
  the equity award exchange ratio, rounded down to the nearest whole number of shares of Byline common stock; or

  •
  a cash payment for an amount equal to the product obtained by multiplying:

  (1)
  the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time, by

  (2)
  an amount equal to (a) the sum of (i) the product obtained by multiplying (A) the exchange ratio by (B) the Byline closing price, and (ii) the cash consideration, less (b) the per share exercise price of such OPRF stock option;

  •
  Walter F. Healy, President and Chief Executive Officer and a member of the boards of directors of OPRF and Community Bank, has entered into a term sheet with Byline that sets forth terms for the continued employment of Mr. Healy by Byline following the closing and provides that Byline and Mr. Healy will enter into an employment agreement incorporating terms that are consistent with the employment term sheet. including, among other things, the payment of a change in control benefit within 30 business days following the effective time, subject to the effectiveness of a release, based on severance amounts due to Mr. Healy under his current employment agreement with Community Bank;

  •
  Philip LaGiglia, Claude L'Heureux, Thomas S. Manfre and Ruth McLaren, executive officers of Community Bank, each will receive a payment equal to either 12 or 18 months' base salary and bonus (as applicable) plus a health continuation benefit, depending on the method of separation from service, pursuant to his/her existing change in control agreement with Community Bank, upon a qualifying termination following the closing of the merger;

  •
  Certain other officers and employees of Community Bank may receive retention cash bonus awards, in an aggregate amount not to exceed $350,000, that will vest and pay in four equal installments on each of the closing, the three (3) month anniversary of the closing, the six (6) month anniversary of the closing and the twelve (12) month anniversary of the closing, subject to continued employment through each such date, provided that the retention award (or any unpaid portion thereof) will vest and pay in full on the holder's earlier qualifying termination of employment following the closing of the merger; and

  •
  OPRF's directors and executive officers are entitled to certain continued indemnification and coverage under directors' and officers' liability insurance policies post-closing pursuant to the merger agreement.

        For a more complete description of the interests of OPRF's directors and executive officers in the merger, see "The Merger—Interests of OPRF Directors and Executive Officers in the Merger."

MANAGEMENT AND BOARD OF DIRECTORS OF BYLINE AFTER THE MERGER (PAGE 73)

        The directors and officers of Byline immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

REGULATORY APPROVALS REQUIRED FOR THE MERGER (PAGE 77)

        The merger cannot proceed without obtaining all requisite regulatory approvals. Byline and OPRF have agreed to use their reasonable best efforts to obtain the required approvals. The merger of Byline and OPRF is subject to prior approval of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, or through delegated authority to the Federal Reserve Bank of Chicago, unless the Federal Reserve waives this requirement pursuant to Regulation Y under the BHC Act. In accordance with Regulation Y, on November 26, 2018, Byline submitted a request to the Federal Reserve Bank of Chicago for a waiver from the requirement under Section 3 of the BHC Act for prior approval of the Federal Reserve. On December 27, 2018, the Federal Reserve granted the requested waiver.

        Immediately following the completion of the merger, Community Bank will merge with and into Byline Bank, with Byline Bank as the resulting bank. The bank merger will be subject to approval by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Illinois Department of Financial and Professional Regulation, which we refer to as the IDFPR. Byline Bank submitted applications with the FDIC and the IDFPR on November 26, 2018 seeking the necessary approvals for the bank merger. The FDIC approved the bank merger on January 4, 2019, and the IDFPR approved the bank merger on January 9, 2019. The U.S. Department of Justice has authority to comment on the merger and the bank merger during the regulatory approval process of the FDIC and will have at least thirty (30) days, which may be reduced to fifteen (15) days, following the approval by the FDIC on January 4, 2019, to challenge such approval on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise. While Byline knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

CONDITIONS TO CONSUMMATION OF THE MERGER (PAGE 97)

        The respective obligation of each party to consummate the merger is subject to the fulfilment or written waiver at or prior to the closing of each of the following conditions:

  •
  approval of the merger proposal by OPRF stockholders;

  •
  the receipt of regulatory approvals and the expiration of any applicable waiting periods;

  •
  the shares of Byline common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

  •
  the registration statement, of which this proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement having been declared effective by the Securities and Exchange Commission, which we refer to as the SEC, and continuing to be effective as of the effective time; and

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

        OPRF's obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:

  •
  the accuracy of representations and warranties of Byline in the merger agreement, subject to certain materiality standards;

  •
  performance by Byline in all material respects of its obligations under the merger agreement; and

  •
  receipt by OPRF of an opinion of its counsel, in form and substance reasonably acceptable to OPRF, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Byline's obligation to consummate the merger is also subject to the fulfilment or written waiver of each of the following conditions:

  •
  the accuracy of representations and warranties of OPRF in the merger agreement, subject to certain materiality standards, including OPRF's representation and warranty that no material adverse effect with respect to OPRF has occurred since December 31, 2017;

  •
  performance by OPRF in all material respects of its obligations under the merger agreement;

  •
  receipt by Byline of an opinion of its counsel, in form and substance reasonably acceptable to Byline, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the holders of no more than 10% in the aggregate of the outstanding shares of OPRF common stock electing to exercise their dissenters' rights;

  •
  receipt by OPRF of certain third party consents; and

  •
  the delivery to Byline from OPRF of the certificate or certificates representing the shares of common stock of Community Bank held by OPRF.

        For more information, please see the section entitled "Description of the Merger Agreement—Conditions to Consummation of the Merger."

ACQUISITION PROPOSALS (PAGE 96)

        Under the terms of the merger agreement, OPRF has agreed that it will not and will cause its subsidiaries and affiliates not to:

  •
  initiate, solicit, knowingly encourage or knowingly facilitate in any way inquiries or proposals with respect to an acquisition proposal; or

  •
  engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal.

        However, the above restriction does not prevent OPRF or its board of directors from:

  •
  providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if OPRF receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between Byline and OPRF; or

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

only if, however, in each case referred to in the bullet points above, (i) the OPRF board concludes in good faith (after consultation with outside legal counsel and financial advisor) that (A) such acquisition proposal either constitutes a superior proposal (as defined in the section entitled "Description of the Merger Agreement—Acquisition Proposals") or would reasonably be expected to result in a superior proposal and (B) the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable law; and (ii) OPRF has provided notice to Byline of its intention to provide information to the person who has made such acquisition proposal, and OPRF has provided such information to Byline.

        Further, the merger agreement provides that, unless the merger agreement is contemporaneously terminated in accordance with its terms, the OPRF board will not cause or permit OPRF to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

        For more information, please see the section entitled "Description of the Merger Agreement—Acquisition Proposals."

TERMINATION OF THE MERGER AGREEMENT (PAGE 98)

        Byline and OPRF may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Byline or OPRF may also terminate the merger agreement if:

  •
  OPRF stockholders do not adopt the merger agreement by the conclusion of the special meeting;

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority and such regulatory authority would not accept the re-filing of such application, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval; or

  •
  the merger is not completed by the outside date, which is April 30, 2019, or if the sole impediment to closing is receipt of required regulatory approvals, July 31, 2019, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

        In addition, OPRF may terminate the merger agreement if:

  •
  there is a breach of any of the covenants, agreements, representations or warranties of Byline such that the applicable conditions to OPRF's obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or thirty (30) days after notice to Byline from OPRF; or

  •
  on the determination date, (i) the final Byline market value is less than $18.02, and (ii) the number obtained by dividing the final Byline market value by $22.53 is less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) consecutive trading days immediately preceding the determination date by (y) $111.02 and (B) subtracting 0.20.

        In addition, Byline may terminate the merger agreement if there is a breach of any of the covenants, agreements, representations or warranties of OPRF such that the applicable conditions to Byline's obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or thirty (30) days after notice to OPRF from Byline.

        Byline may also terminate the merger agreement prior to the adoption of the merger agreement by the OPRF stockholders, if:

  •
  the OPRF board submits the merger agreement to its stockholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies such recommendation;

  •
  OPRF recommends to its stockholders an acquisition transaction other than the merger;

  •
  OPRF breaches its obligations under the merger agreement to convene the special meeting in accordance with its obligations under the merger agreement prior to the outside date;

  •
  OPRF enters into a definitive agreement with respect to an acquisition proposal other than the merger or recommends to its stockholders an acquisition proposal other than the merger; or

  •
  OPRF materially breaches its "no-shop" obligations under the merger agreement.

        For more information, please see the section entitled "Description of the Merger Agreement—Termination of the Merger Agreement."

TERMINATION FEE (PAGE 99)

        OPRF has agreed to pay to Byline a cash termination fee in an amount equal to $1,780,000 in the following circumstances:

  •
  Byline terminates the merger agreement prior to the adoption of the merger agreement by the OPRF stockholders because (1) the OPRF board (a) submits the merger agreement to its stockholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies such recommendation, (b) recommends to its stockholders an acquisition transaction other than the merger, (c) fails to convene a stockholder meeting to approve the merger agreement in accordance with its obligations under the merger agreement prior to the outside date or (d) enters into a definitive agreement with respect to an acquisition proposal or recommends to its stockholders an acquisition proposal other than the merger or (2) OPRF materially breaches its "no shop" covenants set forth in the merger agreement; or

  •
  a bona fide acquisition proposal is publicly announced or otherwise made known to the OPRF board prior to the event giving rise to termination of the merger agreement and (a) the merger agreement is terminated (1) by either Byline or OPRF because the merger agreement is not approved by the requisite votes of OPRF stockholders by the conclusion of the special meeting, (2) by Byline because OPRF has breached a representation, warranty, covenant or agreement or (3) by Byline because closing has not occurred by the outside date and all conditions to OPRF's obligation to close the merger have been satisfied (other than the adoption of the merger agreement by the OPRF stockholders and the receipt of the applicable tax opinion from its counsel) and (b) prior to the twelve month anniversary of such termination, OPRF consummates, or enters into a definitive agreement to consummate, an acquisition transaction.

        For more information, please see the section entitled "Description of the Merger Agreement—Termination Fee."

VOTING AGREEMENT (PAGE 99)

        Each of the directors of OPRF, in his or her capacity as a beneficial owner of shares of OPRF common stock, has entered into a voting agreement with Byline, a copy of which is attached to this proxy statement/prospectus as Appendix B, pursuant to which each such director has agreed to vote all shares of OPRF common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the stockholders of OPRF to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. As of the close of business on the record date, OPRF's directors beneficially owned, in the aggregate, [    •    ] shares of OPRF common stock, allowing them to exercise approximately [    •    ]% of the voting power of OPRF common stock.

        For more information, please see the section entitled "Description of the Merger Agreement—Voting Agreement."

TREATMENT OF OPRF STOCK OPTIONS (PAGE 54)

        At the effective time, each outstanding option to purchase shares of OPRF common stock held by an employee of OPRF or Community Bank for which such employee makes an election in writing at least five (5) business days prior to the closing date to convert such option into an option to acquire common stock of Byline will vest in full (to the extent not already vested) and be converted into an option to purchase a number of shares of Byline common stock equal to the product obtained by multiplying (1) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time by (2) the equity award exchange ratio, rounded down to the nearest whole number of shares of Byline common stock. The per share exercise price of each such converted option will be equal to the quotient obtained by dividing (1) the per share exercise price of the corresponding OPRF stock option by (2) the equity award exchange ratio, rounded up to the nearest whole cent. Each converted option will be fully vested and exercisable as of the effective time and will otherwise be subject to the same terms and conditions applicable to the underlying OPRF stock option.

        At the effective time, each OPRF stock option held by (1) an employee of OPRF or Community Bank for which such employee makes an election in writing at least five (5) business days prior to the closing date to have such option cancelled in exchange for a cash payment and (2) individuals who are not (as of the effective time) employees of OPRF or Community Bank will be converted into the right to receive a cash payment equal to the product obtained by multiplying (1)(a) the sum of (i) the product obtained by multiplying (A) the exchange ratio by (B) the Byline closing price, and (ii) the cash consideration, less (b) the per share exercise price of such OPRF stock option, by (2) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time. Such cash payment, less applicable withholding taxes, will be made by Byline as soon as reasonably practicable following the effective time and the receipt of an option termination agreement executed by the holder of the OPRF stock option.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 78)

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 101)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. In such case, a U.S. holder of OPRF common stock who receives Byline common stock and cash

(other than cash received in lieu of a fractional share of Byline common stock) in exchange for shares of OPRF common stock pursuant to the merger, generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Byline common stock received pursuant to the merger over such holder's adjusted tax basis in the shares of OPRF common stock surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of Byline common stock). In addition, a U.S. holder of OPRF common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Byline common stock. It is a condition to the completion of the merger that Byline and OPRF receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Tax matters are complicated and the tax consequences of the merger to each OPRF stockholder may depend on such stockholder's particular facts and circumstances. OPRF stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

COMPARISON OF STOCKHOLDERS' RIGHTS (PAGE 105)

        The rights of OPRF stockholders who continue as Byline stockholders after the merger will be governed by the DGCL, Byline's amended and restated certificate of incorporation, which we refer to as Byline's certificate of incorporation, and Byline's amended and restated bylaws, which we refer to as Byline's bylaws, rather than by the certificate of incorporation and bylaws of OPRF. For more information, please see the section entitled "Comparison of Stockholders' Rights."

THE PARTIES (PAGE 51)

  Byline Bancorp, Inc.
  180 North LaSalle Street, Suite 300
  Chicago, Illinois 60601
  Telephone: (773) 244-7000

        Byline Bancorp, Inc., which we refer to as Byline, a Delaware corporation, is a bank holding company headquartered in Chicago, Illinois. Byline completed its initial public offering, which we refer to as the IPO, on June 30, 2017. Byline's banking subsidiary, Byline Bank, an Illinois state-chartered bank, has been a part of the Chicago banking community for over 100 years and operates one of the largest branch networks in the City of Chicago. As of the date hereof, Byline Bank operates 58 branches in the Chicago metropolitan area and one branch in the Milwaukee metropolitan area. Byline Bank offers a broad range of banking products and services to small- and medium-sized businesses, commercial real estate and financial sponsors, and to consumers who generally live or work near its branches. In addition to its core commercial banking business, Byline Bank provides small ticket equipment leasing solutions through Byline Financial Group, a wholly owned subsidiary of Byline Bank, and was the sixth most active originator of Small Business Administration, which we refer to as the SBA, loans in the United States and the most active SBA lender in Illinois and Wisconsin as reported by the SBA for the quarter ended September 30, 2018. As of September 30, 2018, Byline had consolidated total assets of $4.9 billion, total gross loans and leases of $3.5 billion, total deposits of $3.7 billion and total stockholders' equity of $629.9 million.

        Byline common stock is traded on the NYSE under the ticker symbol "BY."

  Oak Park River Forest Bankshares, Inc.
  1001 Lake Street
  Oak Park, Illinois 60301
  Telephone: (708) 660-1000

        OPRF, a Delaware corporation, is the parent bank holding company of Community Bank and is headquartered in Oak Park, Illinois. Community Bank had total assets of approximately $330 million, total gross loans of approximately $269 million and total deposits of approximately $294 million as of September 30, 2018. Serving its communities for over 20 years, Community Bank offers commercial, retail and mortgage banking services, with three locations in the villages of Oak Park and River Forest, Illinois.

RISK FACTORS (PAGE 37)

        Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled "Risk Factors" or described in Byline's Annual Report on Form 10-K for the year ended on December 31, 2017, Byline's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018, and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR BYLINE

        The following table summarizes certain selected historical consolidated financial data of Byline for the periods and as of the dates indicated. You should read this in conjunction with Byline's consolidated financial statements and the notes to the consolidated financial statements contained in reports that Byline has previously filed with the SEC. Historical financial information for Byline can be found in its Annual Report on Form 10-K for the year ended December 31, 2017 and in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018. Please see the section entitled "Where You Can Find More Information" for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2018 and 2017 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Byline believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods indicate results for any future period. Byline's management uses the non-GAAP financial measures set forth herein in its analysis of Byline's performance. Byline believes that these non-GAAP financial measures provide useful information to management and investors, however, you should not view these disclosures as a substitute for results determined in accordance with GAAP financial measures. Byline has not declared or paid any dividends on its common stock in the last three years.

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015
Summary of Operations
Net interest income	$125,344	$90,761	$122,912	$90,618	$76,632
Provision for loan and lease losses	14,913	9,306	12,653	10,352	6,966
Non-interest income	37,073	37,419	50,058	25,904	20,839
Non-interest expense	115,645	89,165	119,523	100,686	105,172

Income (loss) before provision for income taxes	31,859	29,709	40,794	5,484	(14,667)
Provision (benefit) for income taxes	7,787	7,248	19,099	(61,245)	307

Net income (loss)	24,072	22,461	21,695	66,729	(14,974)
Dividends on preferred shares	587	11,081	11,277	—	—

Income available (loss attributable) to common stockholders	$23,485	$11,380	$10,418	$66,729	$(14,974)

Earnings per Common Share
Basic earnings per common share	$0.73	$0.43	$0.39	$3.31	$(0.86)
Diluted earnings per common share	$0.71	$0.43	$0.38	$3.27	$(0.86)
Adjusted diluted earnings per share(2)(3)(4)	$0.93	$0.27	$0.52	$0.38	$(0.80)
Weighted average common shares outstanding (basic)	32,341,087	26,194,025	26,963,517	20,141,630	17,332,775
Weighted average common shares outstanding (diluted)(1)	33,288,657	26,697,841	27,547,314	20,430,783	17,332,775

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015
Common shares outstanding	36,279,600	29,305,400	29,317,298	24,616,706	17,332,775
Balance Sheet Data
Loans and leases held for investment, net before allowance for loan and lease losses(5)	$3,455,802	$2,216,499	$2,277,492	$2,148,011	$1,345,437
Loans and leases held for sale	8,737	2,087	5,212	23,976	268
Allowance for loan and lease losses (ALLL)	23,424	15,980	16,706	10,923	7,632
Acquisition accounting adjustments(6)	42,375	34,249	31,693	43,242	19,171
Interest-bearing deposits in other banks	119,594	46,043	38,945	28,798	23,572
Investment securities	898,091	706,137	700,399	747,406	879,192
Assets held for sale	8,343	12,938	9,779	14,748	2,259
Other real estate owned, net	4,891	13,859	10,626	16,570	26,715
Goodwill and other intangibles	162,784	69,497	71,318	71,801	48,014
Servicing assets	20,674	21,669	21,400	21,091	—
Total assets	4,917,409	3,305,442	3,366,130	3,295,830	2,479,870
Total deposits	3,740,767	2,520,929	2,443,329	2,490,394	2,180,624
Total liabilities	4,287,548	2,845,909	2,907,552	2,913,172	2,291,596
Total stockholders' equity	629,861	459,533	458,578	382,658	188,274
Deposits per branch	63,403	44,227	43,631	37,170	26,273
Book value per common share	17.07	15.32	15.29	14.51	10.00
Tangible book value per common share(2)	12.59	12.95	12.85	11.59	7.23
Key Ratios and Performance Metrics (annualized where applicable)
Net interest margin	4.56%	4.07%	4.11%	3.59%	3.44%
Cost of deposits	0.54	0.29	0.31	0.20	0.20
Efficiency ratio(7)	68.87	67.76	67.32	83.83	104.84
Adjusted Efficiency ratio(2)(3)(7)	61.93	67.02	66.04	81.73	103.72
Non-interest expense to average assets	3.85	3.61	3.62	3.66	4.22
Adjusted non-interest expense to average assets(2)(3)	3.47	3.57	3.55	3.57	4.18
Return on average stockholders' equity	6.01	7.23	5.08	27.93	(7.21)
Adjusted return on average stockholders' equity(2)(3)(4)	7.90	5.87	5.97	3.25	(6.69)
Return on average assets	0.80	0.91	0.66	2.42	(0.60)
Adjusted return on average assets(2)(3)(4)	1.05	0.74	0.77	0.28	(0.56)
Non-interest income to total revenues(2)	22.83	29.19	28.94	22.23	21.38
Pre-tax pre-provision return on average assets(2)	1.56	1.58	1.62	0.57	(0.31)

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015
Adjusted pre-tax pre-provision return on average assets(2)(3)	1.93	1.62	1.69	0.66	(0.27)
Return on average tangible common stockholders' equity(2)	8.51	5.26	3.61	40.62	(8.39)
Adjusted return on average tangible common stockholders' equity(2)(3)(4)	10.96	3.52	4.73	6.24	(7.62)
Non-interest bearing deposits to total deposits	31.42	29.90	31.14	29.09	28.73
Loans and leases held for sale and loans and leases held for investment to total deposits	92.62	88.01	93.43	87.21	61.71
Deposits to total liabilities	87.25	88.58	84.03	85.49	95.16
Asset Quality Ratios
Non-performing loans and leases to total loans and leases held for investment, net before ALLL	0.87%	0.76%	0.74%	0.34%	0.69%
ALLL to total loans and leases held for investment, net before ALLL	0.68	0.72	0.73	0.51	0.57
Net charge-offs to average total loans and leases held for investment, net before ALLL	0.40	0.26	0.31	0.42	0.33
Capital Ratios
Common equity to total assets	12.60%	13.59%	13.31%	10.84%	6.99%
Tangible common equity to tangible assets(2)	9.60	11.73	11.51	8.85	5.15
Leverage ratio	10.78	11.95	12.25	10.07	7.85
Common equity tier 1 capital ratio	11.26	13.93	13.77	11.20	8.92
Tier 1 capital ratio	12.71	15.38	15.27	12.78	12.00
Total capital ratio	13.37	16.08	15.98	13.28	12.51

(1)
Due to a loss for the year ended December 31, 2015, zero incremental shares are included because the effect would be anti-dilutive.

(2)
Represents a non-GAAP financial measure. See "Reconciliation of non-GAAP Financial Measures" for a reconciliation of Byline's non-GAAP measures to the most directly comparable GAAP financial measure.

(3)
Calculation excludes impairment charges, merger-related expenses, and core system conversion expenses.

(4)
Calculation excludes incremental income tax expense or benefit related to changes in corporate income tax rates and reversal of valuation allowance on net deferred tax assets.

(5)
Represents loans and leases, net of acquisition accounting adjustments, unearned deferred fees and costs and initial indirect costs.

(6)
Represents the remaining unamortized premium or unaccreted discount as a result of applying the fair value acquisition accounting adjustment at the time of the business combination on acquired loans.

(7)
Represents non-interest expense less amortization of intangible assets divided by net interest income and non-interest income.

GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF NON-GAAP FINANCIAL MEASURES

        Some of the financial measures included in "Selected Historical Consolidated Financial Information for Byline" are not measures of financial performance in accordance with GAAP. Byline's management uses the non-GAAP financial measures set forth below in its analysis of Byline's performance:

  •
  "Adjusted net income" and "adjusted diluted earnings per share" exclude certain significant items, which include incremental income tax benefit related to Byline's reversal of its valuation allowance on its net deferred tax assets, incremental income tax benefit related to Illinois corporate income tax rate increases, incremental income tax expense or benefit related to federal corporate income tax reductions, impairment charges on assets held for sale, merger-related expenses, and core system conversion expenses adjusted for applicable income tax. Byline's management believes the significant items are not indicative of or useful to measure Byline's operating performance on an ongoing basis.

  •
  "Adjusted non-interest expense" is non-interest expense excluding certain significant items, which include impairment charges on assets held for sale, merger-related expenses, and core system conversion expenses.

  •
  "Adjusted efficiency ratio" is adjusted non-interest expense less amortization of intangible assets divided by net interest income and non-interest income. Management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Adjusted non-interest expense to average assets" is adjusted non-interest expense divided by average assets. Byline's management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Adjusted return on average stockholders' equity" is adjusted net income divided by average stockholders' equity. Byline's management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Adjusted return on average assets" is adjusted net income divided by average assets. Byline's management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Non-interest income to total revenues" is non-interest income divided by net interest income plus non-interest income. Byline's management believes that it is standard practice in the industry to present non-interest income as a percentage of total revenue. Accordingly, Byline's management believes providing these measures may be useful for peer comparison.

  •
  "Pre-tax pre-provision net income" is pre-tax income plus the provision for loan and lease losses. Byline's management believes this metric is important due to the tax benefit resulting from the reversal of the net deferred tax asset valuation allowance, the decrease in the federal corporate income tax rate, and the increase in the Illinois state corporate income tax rate. The metric demonstrates income excluding the tax provision or benefit and excludes the provision for loan and lease losses.

  •
  "Adjusted pre-tax pre-provision net income" is pre-tax pre-provision net income excluding certain significant items, which include impairment charges on assets held for sale, merger-related expenses, and core system conversion expenses. Byline's management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Pre-tax pre-provision return on average assets" is pre-tax income plus the provision for loan and lease losses, divided by average assets. Byline's management believes this metric is important due to the change in tax expense or benefit resulting from the recent decrease in the federal corporate income tax rate and the recent increase in the Illinois state income tax rate. The ratio demonstrates profitability excluding the tax provision or benefit and excludes the provision for loan and lease losses.

  •
  "Adjusted pre-tax pre-provision return on average assets" excludes certain significant items, which include impairment charges on assets held for sale, merger-related expenses, and core system conversion expenses.

  •
  "Tangible common equity" is defined as total stockholders' equity reduced by preferred stock and goodwill and other intangible assets. Byline's management does not consider servicing assets as an intangible asset for purposes of this calculation.

  •
  "Tangible assets" is defined as total assets reduced by goodwill and other intangible assets. Byline's management does not consider servicing assets as an intangible asset for purposes of this calculation.

  •
  "Tangible book value per share" is calculated as tangible common equity, which is stockholders' equity reduced by preferred stock and goodwill and other intangible assets, divided by total shares of common stock outstanding. Byline's management believes this metric is important due to the relative changes in the book value per share exclusive of changes in intangible assets.

  •
  "Tangible common equity to tangible assets" is calculated as tangible common equity divided by tangible assets, which is total assets reduced by goodwill and other intangible assets. Byline's management believes this metric is important to investors and analysts interested in relative changes in the ratio of total stockholders' equity to total assets, each exclusive of changes in intangible assets.

  •
  "Tangible net income available to common stockholders" is net income available to common stockholders excluding after-tax intangible asset amortization.

  •
  "Adjusted tangible net income" is tangible net income available to common stockholders excluding certain significant items. Byline's management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Return on average tangible common stockholders' equity" is tangible net income available to common stockholders divided by average tangible common stockholders' equity. Byline's management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Adjusted return on average tangible common stockholders' equity" is adjusted tangible net income available to common stockholders divided by average tangible common stockholders' equity. Byline's management believes the metric is an important measure of Byline's operating performance on an ongoing basis.

  •
  "Net interest margin excluding loan accretion" is calculated as reported net interest margin less the effect of accretion income net of contractual interest collected on acquired loans. Byline's management believes that this metric is important as it illustrates the impact of net accretion income from acquired loans on the net interest margin.

        Byline believes that these non-GAAP financial measures provide useful information to its management and investors that is supplementary to its financial condition, results of operations and cash flows computed in accordance with GAAP; however, Byline acknowledges that its non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP financial measures that Byline and other companies use. Byline's management also uses these measures for peer comparison.

        The following reconciliation tables provide a more detailed analysis of the non-GAAP financial measures discussed herein:

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015
Net income and earnings per share excluding significant items
Reported Net Income	$24,072	$22,461	$21,695	$66,729	$(14,974)
Significant items:
Net deferred tax asset valuation allowance reversal	—	—	—	(61,377)	—
Incremental income tax benefit of state tax rate change	—	(4,790)	(4,790)	—	—
Incremental income tax (benefit) expense attributed to federal income tax reform	(724)	—	7,154	—	—
Impairment charges on assets held for sale	256	951	951	905	1,092
Merger-related expense	1,790	—	1,272	1,550	—
Core system conversion expense	9,222	—	—	—	—
Tax benefit on significant items	(2,978)	(386)	(781)	(31)	—

Adjusted net income	$31,638	$18,236	$25,501	$7,776	$(13,882)

Reported Diluted Earnings per Share	$0.71	$0.43	$0.38	$3.27	$(0.86)
Significant items:
Net deferred tax asset valuation allowance reversal	—	—	—	(3.01)	—
Incremental income tax benefit of state tax rate change	—	(0.18)	(0.17)	—	—
Incremental income tax (benefit) expense attributed to federal income tax reform	(0.02)	—	0.26	—	—
Impairment charges on assets held for sale	—	0.03	0.03	0.04	0.06
Merger-related expense	0.05	—	0.05	0.08	—
Core system conversion expense	0.28	—	—	—	—
Tax benefit on significant items	(0.09)	(0.01)	(0.03)	—	—

Adjusted Diluted Earnings per Share	$0.93	$0.27	$0.52	$0.38	$(0.80)

Adjusted non-interest expense:
Non-interest expense	$115,645	$89,165	$119,523	$100,686	$105,172
Less significant items:
Impairment charges on assets held for sale	256	951	951	905	1,092
Merger-related expense	1,790	—	1,272	1,550	—

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015
Core system conversion expense	9,222	—	—	—	—

Adjusted non-interest expense	$104,377	$88,214	$117,300	$98,231	$104,080

Adjusted non-interest expense excluding amortization of intangible assets:
Adjusted non-interest expense	$104,377	$88,214	$117,300	$98,231	$104,080
Less: Amortization of intangible assets	3,795	2,307	3,074	3,003	2,980

Adjusted non-interest expense excluding amortization of intangible assets	$100,582	$85,907	$114,226	$95,228	$101,100

Pre-tax pre-provision net income:
Pre-tax income	$31,859	$29,709	$40,794	$5,484	$(14,667)
Add: Provision for loan and lease losses	14,913	9,306	12,653	10,352	6,966

Pre-tax pre-provision net income	$46,772	$39,015	$53,447	$15,836	$(7,701)

Adjusted pre-tax pre-provision net income:
Pre-tax pre-provision net income	$46,772	$39,015	$53,447	$15,836	$(7,701)
Impairment charges on assets held for sale	256	951	951	905	1,092
Merger-related expense	1,790	—	1,272	1,550	—
Core system conversion expense	9,222	—	—	—	—

Adjusted pre-tax pre-provision net income	$58,040	$39,966	$55,670	$18,291	$(6,609)

Total revenues:
Net interest income	$125,344	$90,761	$122,912	$90,618	$76,632
Add: Non-interest income	37,073	37,419	50,058	25,904	20,839

Total revenues	$162,417	$128,180	$172,970	$116,522	$97,471

Tangible common stockholders' equity:
Total stockholders' equity	$629,861	$459,533	$458,578	$382,658	$188,274
Less: Preferred stock	10,438	10,438	10,438	25,441	15,003
Less: Goodwill	127,536	51,975	54,562	51,975	25,688
Less: Core deposit intangibles and other intangibles	35,248	17,522	16,756	19,826	22,326

Tangible common stockholders' equity	$456,639	$379,598	$376,822	$285,416	$125,257

Tangible assets:
Total assets	$4,917,409	$3,305,442	$3,366,130	$3,295,830	$2,479,870
Less: Goodwill	127,536	51,975	54,562	51,975	25,688
Less: Core deposit intangibles and other intangibles	35,248	17,522	16,756	19,826	22,326

Tangible assets	$4,754,625	$3,235,945	$3,294,812	$3,224,029	$2,431,856

Average tangible common equity:
Average total stockholders' equity	$535,176	$415,219	$427,339	$238,950	$207,596
Less: Average preferred stock	10,438	20,330	17,837	15,060	15,003
Less: Average goodwill	87,173	51,975	51,975	31,362	25,676
Less: Average core deposit intangibles and other intangibles	25,359	18,756	18,360	21,021	23,909

Average tangible common stockholders' equity	$412,206	$324,158	$339,167	$171,507	$143,008

Average tangible assets:
Average total assets	$4,016,915	$3,301,941	$3,302,231	$2,754,738	$2,490,184
Less: Average goodwill	87,173	51,975	51,975	31,362	25,676
Less: Average core deposit intangibles and other intangibles	25,359	18,756	18,360	21,021	23,909

Average tangible assets	$3,904,383	$3,231,210	$3,231,896	$2,702,355	$2,440,599

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015
Tangible net income available (loss attributable) to common stockholders:
Income available (loss attributable) to common stockholders	$23,485	$11,380	$10,418	$66,729	$(14,974)
Add: After-tax intangible asset amortization	2,738	1,370	1,825	2,931	2,980

Tangible net income available (loss attributable) to common stockholders	$26,223	$12,750	$12,243	$69,660	$(11,994)

Adjusted tangible net income available (loss attributable) to common stockholders:
Tangible net income available (loss attributable) to common stockholders	$26,223	$12,750	$12,243	$69,660	$(11,994)
Net deferred tax asset valuation allowance reversal	—	—	—	(61,377)	—
Incremental income tax benefit of state tax rate change	—	(4,790)	(4,790)	—	—
Incremental income tax (benefit) expense attributed to federal income tax reform	(724)	—	7,154	—	—
Impairment charges on assets held for sale	256	951	951	905	1,092
Merger-related expense	1,790	—	1,272	1,550	—
Core system conversion expense	9,222	—	—	—	—
Tax benefit on significant items	(2,978)	(386)	(781)	(31)	—

Adjusted tangible net income available (loss attributable) to common stockholders	$33,789	$8,525	$16,049	$10,707	$(10,902)

Net interest margin:
Reported net interest margin	4.56%	4.07%	4.11%	3.59%	3.44%
Effect of accretion income on acquired loans	(0.52)%	(0.28)%	(0.29)%	(0.11)%	(0.36)%
Net interest margin excluding accretion	4.04%	3.79%	3.82%	3.48%	3.08%
Pre-tax pre-provision return on average assets:
Pre-tax pre-provision net income	$46,772	$39,015	$53,447	$15,836	$(7,701)
Total average assets	4,016,915	3,301,941	3,302,231	2,754,738	2,490,184
Pre-tax pre-provision return on average assets	1.56%	1.58%	1.62%	0.57%	(0.31)%
Adjusted pre-tax pre-provision return on average assets:
Adjusted pre-tax pre-provision net income	$58,040	$39,966	$55,670	$18,291	$(6,609)
Total average assets	4,016,915	3,301,941	3,302,231	2,754,738	2,490,184
Adjusted Pre-tax pre-provision return on average assets	1.93%	1.62%	1.69%	0.66%	(0.27)%
Non-interest income to total revenues:
Non-interest income	$37,073	$37,419	$50,058	$25,904	$20,839
Total revenues	162,417	128,180	172,970	116,522	97,471
Non-interest income to total revenues	22.83%	29.19%	28.94%	22.23%	21.38%
Adjusted non-interest expense to average assets:
Adjusted non-interest expense	$104,377	$88,214	$117,300	$98,231	$104,080
Total average assets	4,016,915	3,301,941	3,302,231	2,754,738	2,490,184
Adjusted non-interest expense to average assets	3.47%	3.57%	3.55%	3.57%	4.18%
Adjusted efficiency ratio:
Adjusted non-interest expense excluding amortization of intangible assets	$100,582	$85,907	$114,226	$95,228	$101,100
Total revenues	162,417	128,180	172,970	116,522	97,471
Adjusted efficiency ratio	61.93%	67.02%	66.04%	81.73%	103.72%

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015
Adjusted return on average assets:
Adjusted net income	$31,638	$18,236	$25,501	$7,776	$(13,882)
Average total assets	4,016,915	3,301,941	3,302,231	2,754,738	2,490,184
Adjusted return on average assets	1.05%	0.74%	0.77%	0.28%	(0.56)%
Adjusted return on average stockholders' equity:
Adjusted net income	$31,638	$18,236	$25,501	$7,776	$(13,882)
Average stockholders' equity	535,176	415,219	427,339	238,950	207,596
Adjusted return on average stockholders' equity	7.90%	5.87%	5.97%	3.25%	(6.69)%
Tangible common equity to tangible assets:
Tangible common equity	$456,639	$379,598	$376,822	$285,416	$125,257
Tangible assets	4,754,625	3,235,945	3,294,812	3,224,029	2,431,856
Tangible common equity to tangible assets	9.60%	11.73%	11.51%	8.85%	5.15%
Return on average tangible common stockholders' equity:
Tangible net income available (loss attributable) to common stockholders	$26,223	$12,750	$12,243	$69,660	$(11,994)
Average tangible common stockholders' equity	412,206	324,158	339,167	171,507	143,008
Return on average tangible common stockholders' equity	8.51%	5.26%	3.61%	40.62%	(8.39)%
Adjusted return on average tangible common stockholders' equity:
Adjusted tangible net income available (loss attributable) to common stockholders	$33,789	$8,525	$16,049	$10,707	$(10,902)
Average tangible common stockholders' equity	412,206	324,158	339,167	171,507	143,008
Adjusted return on average tangible common stockholders' equity	10.96%	3.52%	4.73%	6.24%	(7.62)%
Tangible book value per share:
Tangible common equity	$456,639	$379,598	$376,822	$285,416	$125,257
Common shares outstanding	36,279,600	29,305,400	29,317,298	24,616,706	17,332,775
Tangible book value per share	$12.59	$12.95	$12.85	$11.59	$7.23

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        On May 31, 2018, Byline completed the acquisition of First Evanston Bancorp, Inc., which entity we refer to as First Evanston and which transaction we refer to as the First Evanston merger. The First Evanston merger was a "significant business combination" for Byline as defined in Regulation S-X and as a result, under applicable SEC rules, Byline is required to present the unaudited pro forma condensed combined financial data below to illustrate the results of operations of Byline after giving effect to the First Evanston merger. This pro forma financial data has been prepared using the acquisition method of accounting for business combinations in accordance with GAAP. The assets and liabilities of First Evanston were recorded by Byline at their respective fair values as of May 31, 2018, the date the First Evanston merger was completed. The selected unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the First Evanston merger as if it had become effective on January 1, 2017. An unaudited pro forma condensed combined statement of financial condition as of September 30, 2018 is not presented, as First Evanston's statements of financial condition, including related acquisition accounting adjustments, have already been included in Byline's unaudited condensed consolidated statement of financial condition at September 30, 2018, included in Byline's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018. Except as otherwise noted, (i) the financial information included under the "Byline" column is derived from the audited financial statements of Byline as of and for the year ended December 31, 2017 or the unaudited interim condensed consolidated financial statements of Byline as of and for the nine months ended September 30, 2018, (ii) the financial information included in the "First Evanston Historical" column is derived from the audited financial statements of First Evanston as of and for the year ended December 31, 2017 or the unaudited interim condensed consolidated financial statements of First Evanston as of and for the three months ended March 31, 2018. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Byline, and First Evanston, which are included in Byline's Current Report on Form 8-K/A, filed on August 13, 2018 and incorporated by reference in this proxy statement/prospectus.

 Pro Forma Condensed Combined Statement of Operations for the Period of January 1, 2018 through September 30, 2018

(dollars in thousands, except share and per share data)	Byline	First Evanston Historical	First Evanston(a)	First Evanston Historical Reclassification Adjustments*	Pro Forma Adjustments		Byline and First Evanston Combined Pro Forma
INTEREST AND DIVIDEND INCOME
Interest and fees on loans and leases	$128,326	$10,177	$7,333	$100	$2,106	(1)	$148,042
Interest on securities	14,443	554	344	(27)	161	(2)	15,475
Other interest and dividend income	1,287	326	221	27	—		1,861

Total interest and dividend income	144,056	11,057	7,898	100	2,267		165,378
INTEREST EXPENSE
Deposits	12,214	1,348	1,049	—	8	(3)	14,619
Federal Home Loan Bank advances	4,441	—	—	—	—		4,441
Subordinated debentures and other borrowings	2,057	87	66	—	37	(4)	2,247

Total interest expense	18,712	1,435	1,115	—	45		21,307

Net interest income	125,344	9,622	6,783	100	2,222		144,071
PROVISION FOR LOAN AND LEASE LOSSES	14,913	300	100	—	—		15,313

Net interest income after provision for loan and lease losses	110,431	9,322	6,683	100	2,222		128,758
NON-INTEREST INCOME
Fees and service charges on deposits	4,593	484	399	(49)	—		5,427
Net gains on sales of loans	22,214	—	—	—	—		22,214
Wealth management and trust income	866	661	646	—	—		2,173
Other non-interest income	9,400	307	117	(143)	—		9,681

Total non-interest income	37,073	1,452	1,162	(192)	—		39,495
NON-INTEREST EXPENSE
Salaries and employee benefits	58,834	4,290	11,572	(19)	(8,665)	(5)	66,012
Occupancy expense and equipment, net	13,580	662	372	(77)	53	(6)	14,590
Legal, audit and other professional fees	8,627	44	2,440	539	(5,090)	(7)	6,560
Data processing	15,396	624	685	—	(8,179)	(5)	8,526
Other intangible assets amortization expense	3,795	—	—	—	1,547	(8)	5,342
Other non-interest expense	15,413	1,348	1,071	(535)	(25)	(5)	17,272

Total non-interest expense	115,645	6,968	16,140	(92)	(20,359)		118,302

INCOME BEFORE PROVISION FOR INCOME TAXES	31,859	3,806	(8,295)	—	22,581		49,951
PROVISION FOR INCOME TAXES	7,787	1,051	(2,912)	—	6,288	(9)	12,214

NET INCOME	24,072	2,755	(5,383)	—	16,293		37,737
Dividends on preferred shares	587	—	—	—	—		587

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$23,485	$2,755	$(5,383)	$—	$16,293		$37,150

EARNINGS PER COMMON SHARE
Basic	$0.73						$1.03
Diluted	$0.71						$1.01
AVERAGE SHARES OUTSTANDING
Basic	32,341,087				3,671,895	(10)	36,012,982
Diluted	33,288,657				3,671,895	(10)	36,960,552

*
The historical reclassification adjustments to First Evanston's historical financial information are presented to conform such financial information to the presentation of Byline's consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements:

(a)
Includes results of operations for First Evanston from April 1, 2018 through May 31, 2018, based on internal financial reports as provided by senior management of First Evanston.

(1)
Adjustments to interest and fees on loans and leases reflect the change in loan and lease interest income due to estimated discount accretion associated with fair value adjustments of $28.0 million to acquired loans, assuming the loans had been acquired as of

  January 1, 2017. The discount accretion was calculated on the effective yield method over the estimated or life of the acquired loan portfolio of approximately five years.

(2)
Adjustments to interest on securities reflect the change in securities income due to estimated discount accretion associated with fair value adjustments of $1.9 million to acquired securities, assuming the securities had been acquired as of January 1, 2017. The discount accretion was calculated on the effective yield method over the estimated lives of the acquired securities of five years.

(3)
Adjustments to interest on deposits reflect the change in deposit interest expense due to estimated premium amortization associated with fair value adjustments of $712,000 to acquired time deposits, assuming the time deposits had been acquired as of January 1, 2017. The premium amortization was calculated on the effective yield method over the remaining life of the acquired time deposits of approximately one year.

(4)
Adjustments to interest on borrowings reflect the change in interest expense due to estimated discount accretion of fair value adjustments to assumed junior subordinated debentures issued to capital trust. Adjustments reflect the change to interest expense that would have resulted had the borrowings been acquired as of January 1, 2017. The discount accretion of the fair value adjustment associated with the junior subordinated debenture issued to capital trust of $1.5 million was calculated on the effective yield method over the estimated life of the assumed borrowing of approximately 17 years.

(5)
Adjustments reflect the reversal of other operating expense related to the acquisition, which are nonrecurring, and will not have a continuing impact on the results of operations.

(6)
Adjustments to occupancy and equipment expense reflect the premium amortization resulting from a fair value adjustment of acquired buildings of $3.0 million. The amortization of the discount is calculated based on a straight line basis over useful lives ranging from 18 to 33 years.

(7)
Adjustments are to exclude transaction costs (e.g., advisory and legal) directly related to the acquisition of First Evanston, which are nonrecurring and will not have a continuing impact on the results of operations.

(8)
Adjustments to other intangible assets amortization expense reflect the change in other expense that would have resulted from the amortization of the core deposit intangible of $19.1 million and customer relationship intangible of $3.2 million had the acquisition occurred as of January 1, 2017. The amortization of the core deposit intangible was calculated on an accelerated basis over an estimated useful life of approximately nine years and the amortization of the customer relationship intangible was calculated on a straight line basis over an estimated life of 12 years.

(9)
Adjustments to provision for income taxes reflect recognition of tax expense associated with the adjusted net income before taxes assuming an effective tax rate of 27.85% in 2018.

(10)
Common stock assumed to be issued by Byline in the First Evanston merger.

 Pro Forma Condensed Combined Statement of Operations for the Period of January 1, 2017 through December 31, 2017

(dollars in thousands, except share and per share data)	Byline	First Evanston Historical	First Evanston Historical Reclassification Adjustments*	Pro Forma Adjustments		Byline and First Evanston Combined Pro Forma
INTEREST AND DIVIDEND INCOME
Interest and fees on loans and leases	$120,406	$37,665	$426	$10,043	(1)	$168,540
Interest on securities	15,526	2,097	(105)	385	(2)	17,903
Other interest and dividend income	871	876	105	—		1,852

Total interest and dividend income	136,803	40,638	426	10,428		188,295
INTEREST EXPENSE
Deposits	7,736	3,865	—	(490)	(3)	11,111
Federal Home Loan Bank advances	3,291	98	—	—		3,389
Subordinated debentures and other borrowings	2,864	301	—	88	(4)	3,253

Total interest expense	13,891	4,264	—	(402)		17,753

Net interest income	122,912	36,374	426	10,830		170,542
PROVISION FOR LOAN AND LEASE LOSSES	12,653	900	—	—		13,553

Net interest income after provision for loan and lease losses	110,259	35,474	426	10,830		156,989
NON-INTEREST INCOME
Fees and service charges on deposits	5,289	1,917	(124)	—		7,082
Net gains on sales of loans	33,062	—	—	—		33,062
Wealth management and trust income	—	2,408	—	—		2,408
Other non-interest income	11,707	1,256	(611)	—		12,352

Total non-interest income	50,058	5,581	(735)	—		54,904
NON-INTEREST EXPENSE
Salaries and employee benefits	67,269	20,739	(87)	(12)	(5)	87,909
Occupancy expense and equipment, net	16,550	2,527	(327)	127	(6)	18,877
Legal, audit and other professional fees	7,027	770	658	(1,458)	(7)	6,997
Other intangible assets amortization expense	3,074	—	—	4,150	(8)	7,224
Other non-interest expense	25,603	6,720	(553)	(6)	(5)	31,764

Total non-interest expense	119,523	30,756	(309)	2,801		152,771

INCOME BEFORE PROVISION FOR INCOME TAXES	40,794	10,299	—	8,029		59,122
PROVISION FOR INCOME TAXES	19,099	2,444	—	3,262	(9)	24,805

NET INCOME	21,695	7,855	—	4,767		34,317
Dividends on preferred shares	11,277	—	—	—		11,277

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$10,418	$7,855	$—	$4,767		$23,040

EARNINGS PER COMMON SHARE
Basic	$0.39					$0.68
Diluted	$0.38					$0.67
AVERAGE SHARES OUTSTANDING
Basic	26,963,517			6,682,850	(10)	33,646,367
Diluted	27,547,314			6,914,252	(10)	34,461,566

*
The historical reclassification adjustments to First Evanston's historical financial information are presented to conform such financial information to the presentation of Byline's consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements:

(1)
Adjustments to interest and fees on loans and leases reflect the change in loan and lease interest income due to estimated discount accretion associated with fair value adjustments of $28.0 million to acquired loans, assuming the loans had been acquired as of January 1, 2017. The discount accretion was calculated on the effective yield method over the estimated or life of the acquired loan portfolio of approximately five years.

(2)
Adjustments to interest on securities reflect the change in securities income due to estimated discount accretion associated with fair value adjustments of $1.9 million to acquired securities, assuming the securities had been acquired as of January 1,

  2017. The discount accretion was calculated on the effective yield method over the estimated lives of the acquired securities of five years.

(3)
Adjustments to interest on deposits reflect the change in deposit interest expense due to estimated premium amortization associated with fair value adjustments of $712,000 to acquired time deposits, assuming the time deposits had been acquired as of January 1, 2017. The premium amortization was calculated on the effective yield method over the remaining life of the acquired time deposits of approximately one year.

(4)
Adjustments to interest on borrowings reflect the change in interest expense due to estimated discount accretion of fair value adjustments to assumed junior subordinated debentures issued to capital trust. Adjustments reflect the change to interest expense that would have resulted had the borrowings been acquired as of January 1, 2017. The discount accretion of the fair value adjustment associated with the junior subordinated debenture issued to capital trust of $1.5 million was calculated on the effective yield method over the estimated life of the assumed borrowing of approximately 17 years.

(5)
Adjustments reflect the reversal of other operating expense related to the acquisition, which are nonrecurring, and will not have a continuing impact on the results of operations.

(6)
Adjustments to occupancy and equipment expense reflect the premium amortization resulting from a fair value adjustment of acquired buildings of $3.0 million. The amortization of the discount is calculated based on a straight line basis over useful lives ranging from 18 to 33 years.

(7)
Adjustments are to exclude transaction costs (e.g., advisory and legal) directly related to the acquisition of First Evanston, which are nonrecurring and will not have a continuing impact on the results of operations.

(8)
Adjustments to other intangible assets amortization expense reflect the change in other expense that would have resulted from the amortization of the core deposit intangible of $19.1 million and customer relationship intangible of $3.2 million had the acquisition occurred as of January 1, 2017. The amortization of the core deposit intangible was calculated on an accelerated basis over an estimated useful life of approximately nine years and the amortization of the customer relationship intangible was calculated on a straight line basis over an estimated life of 12 years.

(9)
Adjustments to provision for income taxes reflect recognition of tax expense associated with the adjusted net income before taxes assuming an effective tax rate of 40.63% in 2017.

(10)
Common stock and stock options assumed to be issued by Byline in the First Evanston merger.

 COMPARATIVE MARKET INFORMATION

Byline Information

        Byline common stock is traded on the NYSE under the symbol "BY." As of the last practicable date before the date of this proxy statement/prospectus, there were [    •    ] holders of Byline common stock. You should obtain current price quotations for Byline common stock.

        The following table sets forth the closing sale price per share of Byline common stock on October 17, 2018, the trading day on which the public announcement of the signing of the merger agreement was made, and on [    •    ], 2019, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value per share of OPRF common stock on October 17, 2018 and [    •    ], 2019, based on [    •    ] shares of OPRF common stock outstanding as of such dates, determined by adding $33.38 in cash plus the product of the share price of Byline common stock on such dates and the exchange ratio of 7.9321.

	Byline Common Stock		Equivalent Market Value per OPRF Common Share(1)
October 17, 2018		$21.30		$202.33
[•], 2019	$	[•]	$	[•]

(1)
The information presented does not reflect the actual value of the merger consideration that will be received by holders of OPRF common stock in the merger. The exchange ratio is fixed (subject to potential adjustment, as described in "Description of the Merger Agreement—Merger Consideration") and therefore the value of the merger consideration at the closing of the merger will be based on the price of Byline common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the share price of Byline common stock on the dates set forth above.

OPRF Information

        There is no established public trading market for shares of OPRF common stock and no broker makes a market in the stock.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled "Cautionary Statement Regarding Forward-Looking Statements," under "Item 1A. Risk Factors" in Byline's Annual Report on Form 10-K for the year ended December 31, 2017 and under "Item 1A. Risk Factors" in Byline's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018, OPRF stockholders should carefully consider the following factors in deciding whether to vote for OPRF's proposals. Please see the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

 Risks Related to the Merger and Byline's and
OPRF's Businesses upon Completion of the Merger

The value of the merger consideration that consists of Byline common stock will fluctuate based on the trading price of Byline common stock.

        The number of shares of Byline common stock to be issued in the merger will not automatically adjust based on the trading price of Byline common stock, and the market value of those shares at the effective time may vary significantly from the current price of Byline common stock or the price of Byline common stock at the time of the special meeting. Accordingly, at the time of the special meeting, OPRF stockholders will not know or be able to calculate the market value of the shares of Byline common stock they might receive upon the completion of the merger.

        The market price of Byline common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Byline's operations or business prospects, including market sentiment regarding Byline's entry into the merger agreement. These risks may be affected by, among other things:

  •
  operating results that vary from the expectations of Byline's management or of securities analysts and investors;

  •
  operating and securities price performance of companies that investors consider to be comparable to Byline;

  •
  announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Byline or its competitors; and

  •
  changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

        Stock price changes may also result from a variety of other factors, many of which are outside of the control of Byline and OPRF, including changes in the business, operations or prospects of Byline or OPRF, regulatory considerations, and general business, market, industry or economic conditions. For more information, see "Description of the Merger Agreement—Merger Consideration" and "Description of the Merger Agreement—Termination."

        The merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement. The total cash consideration of $6,162,460.13 is subject to an upward adjustment in the event that Community Bank makes a recovery or recoveries on a certain specified credit relationship not later than ten (10) days before the expected closing date, and (i) OPRF delivers, not later than ten (10) days before the expected closing date, a balance sheet reflecting OPRF's good faith estimate of its accounts as of the closing date, which we refer to as the OPRF estimated closing balance sheet, and (ii) following OPRF's delivery of the OPRF estimated closing balance sheet, Byline and OPRF agree on the OPRF final closing balance sheet. If these conditions are satisfied, the total cash consideration will be increased on a dollar-for-dollar basis by an amount equal to the net after tax amount of any recovery or recoveries on the specified credit relationship, provided that any such recovery or recoveries will first be allocated to the OPRF closing tangible common equity to the extent of any OPRF tangible common equity shortfall.

        Both the exchange ratio and the cash consideration are subject to downward adjustments in the event of an OPRF tangible common equity shortfall. Specifically, in the event of an OPRF tangible common equity shortfall, the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall, with proportional downward adjustments to each of the exchange ratio and cash consideration.

The market price of Byline common stock after the merger may be affected by factors different from those affecting the shares of OPRF or Byline currently.

        Upon completion of the merger, holders of OPRF common stock will become holders of Byline common stock. Byline's business differs from that of OPRF. Accordingly, the results of operations of the combined company and the market price of Byline common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Byline and OPRF. For a discussion of the business and market of each of Byline and OPRF and of some important factors to consider in connection with the business of each of Byline and OPRF, please see "Information About the Companies."

OPRF stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Upon the completion of the merger, each former OPRF stockholder will have a percentage ownership of Byline that is smaller than such stockholder's current percentage ownership of OPRF. Based on the number of issued and outstanding shares of Byline common stock and OPRF common stock on [    •    ], 2019, and assuming no adjustment in the number of shares of Byline common stock to be issued as merger consideration pursuant to the merger agreement, stockholders of OPRF, as a group, will receive shares in the merger constituting approximately [    •    ]% of Byline common stock expected to be outstanding immediately after the merger (without giving effect to any Byline common stock held by OPRF stockholders prior to the merger). As a result, OPRF stockholders, as a group, will have less influence on the board of directors, management and policies of Byline following the merger than they now have on the board of directors, management and policies of OPRF.

Byline may fail to realize the anticipated benefits of the merger.

        Byline and OPRF have operated independently and will continue to do so until the completion of the merger. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Byline's ability to successfully combine the businesses of Byline and OPRF, including by minimizing any disruptions to the existing customer relationships and business functions of Byline or OPRF, and avoiding any inconsistencies in standards, controls, procedures and policies. If Byline is not able successfully to achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on Byline's business, financial condition, operating results and prospects. Among the factors considered by the boards of directors of each of Byline and OPRF in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all. To review the reasons for the merger in more detail, see "The Merger—Recommendation of the OPRF Board of Directors and OPRF's Reasons for the Merger."

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant regulatory approval, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party's regulatory standing or other factors could prevent or delay the receipt of one or more of the required regulatory approvals. Even if granted, the terms and conditions of the approvals may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business. Despite the parties' commitments to use their reasonable best efforts to obtain regulatory approvals, under the terms of the merger agreement, Byline and OPRF will not be required to complete the merger if any such approval imposes a burdensome condition. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. Additionally, the completion of the merger is subject to the satisfaction or waiver of certain other closing conditions, including the absence of certain orders, injunctions or decrees by any governmental authority that would prohibit or make illegal the completion of the merger. Please see the section entitled "Description of the Merger Agreement—Conditions to Consummation of the Merger."

Because of the closing conditions in the merger agreement and the ability of either Byline or OPRF to terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.

        The merger agreement is subject to a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among other things, (i) the accuracy of the other party's representations and warranties, subject to certain materiality standards, including the accuracy of the other party's representation and warranty of the absence of a material adverse effect on the other party since December 31, 2017, (ii) the other party's performance in all material respects of its obligations under the merger agreement, (iii) the adoption of the merger agreement and the transactions contemplated thereby by OPRF stockholders, (iv) the absence of any proceeding in connection with, or that could prevent, delay, make illegal or interfere with, any of the transactions contemplated by the merger agreement, (v) the receipt of required regulatory approvals, including the approval of certain federal and state banking agencies, (vi) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (vii) the receipt by each party of an opinion from such party's counsel to the effect that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and (viii) the approval for listing on the NYSE of the shares of Byline common stock issuable in the merger.

        In addition, Byline's obligation to complete the merger is subject to dissenters' rights having been exercised by the holders of no more than 10% of OPRF common stock, receipt by OPRF of certain third party consents and the delivery to Byline from OPRF of the certificate or certificates representing the shares of common stock of Community Bank held by OPRF. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the required OPRF stockholder approval, or Byline or OPRF may elect to terminate the merger agreement in certain other circumstances. Please see the section entitled "Description of the Merger Agreement—Termination."

Termination of the merger agreement could negatively affect OPRF.

        If the merger agreement is terminated there may be various adverse consequences to OPRF. For example, OPRF's business may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. In addition, if the merger agreement is terminated and the OPRF board seeks another merger or business combination, OPRF stockholders cannot be certain that OPRF will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Byline has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated, under certain circumstances OPRF may be required to pay Byline a termination fee of $1,780,000. Please see the section entitled "Description of the Merger Agreement—Termination Fee."

OPRF directors and officers have interests in the merger different from or in addition to the interests of OPRF stockholders generally.

        The interests of some of the directors and executive officers of OPRF may be different from those of OPRF stockholders generally. While the OPRF board knew about and considered these interests when making its decision to approve the merger agreement, and in recommending that OPRF stockholders vote in favor of adopting the merger agreement, OPRF stockholders should consider these interests when determining whether to vote to adopt the merger agreement. Please see the section entitled "The Merger—Interests of OPRF Directors and Executive Officers in the Merger."

The merger agreement contains provisions that may discourage other companies from trying to acquire OPRF for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to OPRF that might result in greater value to OPRF stockholders than the proposed merger with Byline or may result in a potential competing acquirer proposing to pay a lower per share price to acquire OPRF than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on OPRF from soliciting, or entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by the OPRF board. In addition, OPRF may be required to pay Byline a termination fee of $1,780,000 upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. Please see the sections entitled "Description of the Merger Agreement—Termination" and "Description of the Merger Agreement—Termination Fee."

The opinion of OPRF's financial advisor delivered to the OPRF board prior to the signing of the merger agreement does not reflect changes in circumstances between the date of the opinion and the completion of the merger.

        On October 17, 2018, the OPRF board received an opinion from Monroe, its financial advisor, as to the fairness, as of such date, from a financial point of view, to the holders of OPRF's outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. Monroe's written opinion was delivered to the OPRF board on the date of signing of the merger agreement. Changes in the operations and prospects of OPRF or Byline may significantly alter the value of OPRF or the price of Byline common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus or the time the merger will be completed or as of any date other than the date of such opinion.

        For a description of the opinion that OPRF received from its financial advisor, please refer to the section entitled "The Merger—Opinion of OPRF's Financial Advisor." A copy of Monroe's opinion is also attached to this proxy statement/prospectus as Appendix D.

Byline and OPRF will incur transaction and integration costs in connection with the merger.

        Each of Byline and OPRF has incurred and expects that it will incur significant, nonrecurring costs in connection with consummating the merger. In addition, Byline will incur integration costs following the completion of the merger, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled "—Byline may fail to realize the anticipated benefits of the merger." Byline and OPRF may also incur additional costs to maintain employee morale and to retain key employees. Byline and OPRF will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.

The shares of Byline common stock to be received by OPRF stockholders in the merger will have different rights from the shares of OPRF common stock.

        Upon completion of the merger, OPRF stockholders will receive merger consideration consisting, in part, of Byline common stock and will become Byline stockholders and their rights as stockholders will be governed by the DGCL and Byline's certificate of incorporation and bylaws. The rights associated with OPRF common stock are different from the rights associated with Byline common stock. Please see the section entitled "Comparison of Stockholders' Rights" for a discussion of the different rights associated with Byline common stock.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking information about Byline, OPRF, and the combined corporation after the close of the merger, the anticipated benefits and related expenses to be incurred in connection with the merger and the integration of the companies' businesses, as well as certain information about the businesses and strategies of Byline and OPRF that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements and forward looking statements can be identified by use of the words such as "will," "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of Byline, OPRF and the combined corporation. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Byline with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:

  •
  the possibility that any of the anticipated benefits of the proposed transactions between Byline and OPRF will not be realized or will not be realized within the expected time period;

  •
  the risk that integration of the operations of OPRF with Byline will be materially delayed or will be more costly or difficult than expected;

  •
  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

  •
  the inability to complete the proposed transactions due to the failure to obtain the OPRF stockholder approval;

  •
  the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

  •
  the failure of the proposed transactions to close for any other reason;

  •
  the effect of the announcement of the transaction on customer relationships and operating results;

  •
  the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

  •
  the potential risk of diverting management attention and resources from the operation of Byline's business towards the completion of the merger and other integration efforts;

  •
  risks related to Byline's acquisition strategy, including its ability to identify suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs of integrating systems, procedures and personnel, the need for capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

  •
  business and economic conditions, particularly those affecting the financial services industry and those in the market areas of Byline and OPRF;

  •
  the ability of Byline and OPRF to successfully manage their respective credit risks and the sufficiency of their respective allowances for loan loss;

  •
  factors that can affect the performance of Byline and OPRF's respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of commercial borrowers and the success of construction projects that they finance, including any loans acquired in acquisition transactions;

  •
  compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters, and the ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations;

  •
  legislative and regulatory changes;

  •
  the ability to identify and address cyber-security risks, fraud and systems errors;

  •
  the ability of Byline effectively to execute its strategic plan and manage its growth;

  •
  the effects of the accounting treatment for loans acquired in connection with acquisitions;

  •
  changes in the senior management team and the ability to attract, motivate and retain qualified personnel;

  •
  monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury, referred to as the Treasury, and the Federal Reserve, and changes in market interest rates;

  •
  liquidity issues, including fluctuations in the fair value and liquidity of the securities held for sale and the ability to raise additional capital, if necessary;

  •
  effects of competition from a wide variety of local, regional, national and other providers of financial, banking, investment and insurance services and demand for financial services in the market areas of Byline and OPRF;

  •
  changes in federal or state tax law or policy;

  •
  the quality or composition of Byline's and OPRF's loan or investment portfolios and the valuation of those investment portfolios;

  •
  demand for loan products and deposit flows; and

  •
  accounting principles, policies and guidelines.

        All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Projected or estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially.

        Byline and OPRF are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

OPRF SPECIAL MEETING OF STOCKHOLDERS

DATE, TIME AND PLACE

        The special meeting will be held at [    •    ], local time, on [    •    ], 2019, at [    •    ]. On or about [    •    ], 2019, OPRF commenced mailing of this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.

PURPOSE OF THE SPECIAL MEETING

        At the special meeting, OPRF stockholders will be asked to consider and vote upon the following proposals:

  •
  Merger Proposal.  To approve the merger of OPRF with and into Byline, with Byline as the surviving corporation, pursuant to the merger agreement, dated as of October 17, 2018, by and between Byline and OPRF, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus; and

  •
  Adjournment Proposal.  To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        OPRF will transact no other business at the special meeting other than as listed above.

RECOMMENDATION OF THE OPRF BOARD OF DIRECTORS

        After careful consideration, the OPRF board has unanimously approved the merger agreement and the transactions contemplated thereby, and unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of OPRF and its stockholders.

        The OPRF board recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal. Please see the section entitled "The Merger—Recommendation of the OPRF Board of Directors and OPRF's Reasons for the Merger."

RECORD DATE AND QUORUM

        The OPRF board has fixed the close of business on [    •    ], 2019 as the record date for determining the holders of shares of OPRF common stock entitled to receive notice of and to vote at the special meeting.

        As of the close of business on the record date, there were [    •    ] shares of OPRF common stock outstanding and entitled to vote at the special meeting held by approximately [    •    ] stockholders of record. Each share of OPRF common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

        A majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

        None of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevents a quorum from being established. Please see "—Shares Held in 'Street Name"' below for further information.

        As of the close of business on the record date, directors and executive officers of OPRF owned and were entitled to vote [    •    ] shares of OPRF common stock, representing approximately [    •    ]% of the shares of OPRF common stock outstanding on that date. As of the close of business on the record date, Byline beneficially held no shares of OPRF common stock.

        Each of the directors of OPRF, in his or her capacity as a beneficial owner of shares of OPRF common stock, has entered into a voting agreement with Byline, a copy of which is attached to this proxy statement/prospectus as Appendix B, in which each such director has agreed to vote all shares of OPRF common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the stockholders of OPRF to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. As of the close of business on the record date, OPRF's directors beneficially owned, in the aggregate, [    •    ] shares of OPRF common stock, allowing them to exercise approximately [    •    ]% of the voting power of OPRF common stock.

REQUIRED VOTE

  •
  Merger Proposal:  Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock entitled to vote at the special meeting.

  •
  Adjournment Proposal:  The adjournment proposal requires the affirmative vote of the majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present.

TREATMENT OF ABSTENTIONS; FAILURE TO VOTE

        For purposes of the special meeting, an abstention occurs when an OPRF stockholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

        Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

  •
  For the merger proposal, if an OPRF stockholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote "AGAINST" the proposal. If an OPRF stockholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote "AGAINST" the proposal.

  •
  The adjournment proposal requires the affirmative vote of the majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present. Accordingly, for purposes of the adjournment proposal, abstentions will affect the outcome as they will be counted as shares represented at the meeting, but not voted affirmatively in favor of the adjournment proposal.

VOTING ON PROXIES; INCOMPLETE PROXIES

        Giving a proxy means that a stockholder authorizes the persons named in the proxy to vote such holder's shares at the special meeting in the manner such holder directs. An OPRF stockholder may vote by proxy or in person at the special meeting.

        The method of voting by proxy differs for shares held by stockholders of record and shares held in "street name."

Stockholders of Record:

        If your shares of OPRF common stock are registered directly in your name, you are considered the stockholder of record with respect to these shares. If you hold your shares in your name as a stockholder of record, you may submit your proxy before the special meeting in one of the following ways:

  •
  By telephone: Use the telephone number shown on your proxy card. Use any touch-tone telephone to vote your proxy 24 hours a day, seven (7) days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

  •
  Through the Internet: Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, seven (7) days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

  •
  By mail: Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        You may also cast your vote in person at the special meeting. Please see "—Attending the Special Meeting and Voting in Person" below for further information.

        OPRF requests that OPRF stockholders vote by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to OPRF as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of OPRF common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. The deadline for voting by telephone or via the Internet is [    •    ], local time, on [    •    ], 2019.

        If you hold your shares of OPRF common stock in your name as a stockholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of OPRF common stock represented by the proxy will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

Shares Held in "Street Name":

        If your shares of OPRF common stock are held in an account with a bank, broker or other nominee, which we refer to as shares held in "street name," the bank, broker or other nominee is considered the stockholder of record with respect to these shares and you are the beneficial owner of these "street name" shares.

        If your shares are held in "street name" through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.

        If your shares are held in "street name," OPRF recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your shares of OPRF common stock, your bank, broker or other nominees will not be able to vote your shares on either of the proposals at the special meeting and your shares will not be represented at the special meeting.

        If your shares are held in "street name" through a broker, bank or other nominee you must either direct your nominee on how to vote your shares or obtain a proxy from such nominee to vote in person at the special meeting. If your shares are held in "street name," you may only vote in person at the special meeting if you have proof of ownership of your shares of OPRF common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the stockholder of record of such shares and present such items at the special meeting. Please see "—Attending the Special Meeting and Voting in Person" below for further information.

        Every stockholder's vote is important. Accordingly, each OPRF stockholder should promptly submit a proxy, whether or not the stockholder plans to attend the special meeting.

        If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

SHARES HELD IN "STREET NAME"

        If your shares of OPRF common stock are held in "street name" through a bank, broker or other nominee, you must provide the bank, broker or other nominee, as the stockholder of record of your shares, with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. You may not vote shares held in "street name" by returning a proxy card directly to OPRF or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

        Brokers, banks or other nominees who hold shares in "street name" for the beneficial owner are not allowed to vote with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. Both proposals to be voted on at the special meeting are considered "non-routine" matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters. A "broker non-vote" occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, if you do not instruct your bank, broker or other nominee on how to vote your shares of OPRF common stock, your bank, broker or other nominee may not vote such shares on either the merger proposal or the adjournment proposal.

        Accordingly, if your shares of OPRF common stock are held in "street name" and you do not instruct your broker, bank or other nominee on how to vote your shares, then your bank, broker or other nominee will NOT be able to vote your shares of OPRF common stock on either the merger proposal or the adjournment proposal.

  •
  For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote "AGAINST" the proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock entitled to vote at the special meeting. Therefore, the failure of a holder of shares of OPRF common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote "AGAINST" the merger proposal.

  •
  The adjournment proposal requires the affirmative vote of the majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevents a quorum from being established.

REVOCABILITY OF PROXIES AND CHANGES TO A STOCKHOLDER'S VOTE

        If you hold your shares of OPRF common stock in your name as a stockholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of four ways:

  •
  first, by sending a notice of revocation stating that you would like to revoke your proxy;

  •
  second, by sending a completed proxy card bearing a later date than your original proxy card;

  •
  third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so, and following the instructions on the proxy card; or

  •
  fourth, by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

        If you are an OPRF stockholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to:

Oak Park River Forest Bankshares, Inc.
Attn: Walter F. Healy
1001 Lake Street
Oak Park, Illinois 60301
(708) 660-1000

        Any proxy that you submitted may also be revoked by submitting a new proxy via the Internet or by telephone no later than [    •    ], local time, on [    •    ], 2019, or by voting in person at the special meeting.

        If your shares are held in "street name" through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of OPRF common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.

ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON

        The special meeting will be held at [    •    ], local time, on [    •    ], 2019, at [    •    ]. Subject to space availability, all OPRF stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Since seating may be limited, admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at [    •    ], local time.

        If you hold your shares of OPRF common stock in your name as a stockholder of record and you wish to attend the special meeting and vote in person, please bring valid picture identification.

        If your shares are held in "street name" through a broker, bank or other nominee, you may only vote in person at the special meeting if you have proof of ownership of your shares of OPRF common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the stockholder of record of such shares and present such items at the special meeting. You must also bring valid picture identification.

        Any representative of a stockholder who wishes to attend the special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of shares of OPRF common stock and an acceptable form of identification.

DISSENTERS' RIGHTS

        In connection with the merger, OPRF stockholders will have the opportunity to exercise dissenters' rights in accordance with the procedures set forth in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix C. A dissenting stockholder who votes "AGAINST" the merger proposal or who gives notice in writing to OPRF at or prior to the special meeting that such holder dissents from the merger and who follows the required procedures may receive cash in an amount equal to the value of his or her shares of OPRF common stock in lieu of the merger consideration provided for under the merger agreement. For additional details and information on how to exercise your dissenters' rights, please refer to the section entitled "The Merger—Dissenters' Rights" and Appendix C to this proxy statement/prospectus. Failure to follow all of the steps required under Section 262 of the DGCL will result in the loss of your dissenters' rights.

SOLICITATION OF PROXIES

        OPRF is soliciting proxies for the special meeting from OPRF stockholders on behalf of its board of directors. OPRF will bear all of the costs of the proxy solicitation for the special meeting, including the costs of preparing, printing and mailing this proxy statement/prospectus to its stockholders. In addition to solicitations by mail, OPRF's directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation.

        OPRF will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of OPRF common stock held in "street name" by such persons.

QUESTIONS AND ADDITIONAL INFORMATION

        If you have any questions or need assistance in voting your shares, please call Walter F. Healy at (708) 660-1000.

 OPRF PROPOSALS

MERGER PROPOSAL

        As discussed throughout this proxy statement/prospectus, OPRF is asking its stockholders to approve the merger proposal. Holders of shares of OPRF common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices and the documents incorporated herein by reference, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of OPRF common stock are directed to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A to this proxy statement/prospectus. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock entitled to vote at the special meeting.

        The OPRF board unanimously recommends a vote "FOR" the merger proposal.

ADJOURNMENT PROPOSAL

        The special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        If, at the special meeting, OPRF does not have the affirmative vote of holders of a majority of the outstanding shares of OPRF common stock entitled to vote at the special meeting on the merger proposal, OPRF intends to move to adjourn the special meeting in order to enable the OPRF board to solicit additional proxies for approval of the merger proposal. If the stockholders approve the adjournment proposal, OPRF could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

        The OPRF board unanimously recommends a vote "FOR" the adjournment proposal.

NO OTHER MATTERS

        Under Article II, Section 7 of OPRF's bylaws, OPRF may not transact any other business at the special meeting other than as listed above.

INFORMATION ABOUT THE COMPANIES

Byline Bancorp, Inc.

Company Overview

        Byline is a bank holding company incorporated in the state of Delaware and headquartered in Chicago, Illinois. Byline completed its initial public offering, which we refer to as the IPO, on June 30, 2017. Byline's banking subsidiary, Byline Bank, an Illinois state-chartered bank, has been a part of the Chicago banking community for over 100 years and operates one of the largest branch networks in the City of Chicago. As of the date hereof, Byline Bank operates 58 branches in the Chicago metropolitan area and one branch in the Milwaukee metropolitan area. Byline Bank offers a broad range of banking products and services to small- and medium-sized businesses, commercial real estate and financial sponsors, and to consumers who generally live or work near its branches. In addition to its core commercial banking business, Byline Bank provides small ticket equipment leasing solutions through Byline Financial Group, a wholly owned subsidiary of Byline Bank, and was the sixth most active originator of SBA loans in the United States and the most active SBA lender in Illinois and Wisconsin as reported by the SBA for the quarter ended September 30, 2018. As of September 30, 2018, Byline had consolidated total assets of $4.9 billion, total gross loans and leases of $3.5 billion, total deposits of $3.7 billion and total stockholders' equity of $629.9 million.

        Byline's mission is to provide customers with a high degree of service, convenience and the products they need to achieve their financial objectives. Byline aims to do so one customer, one relationship and one neighborhood at a time. Byline believes that customers value convenience, prompt decision making and knowledge of the local market when choosing a banking partner. Byline distinguishes itself from smaller competitors with the breadth and sophistication of Byline's product capabilities, ranging from basic deposit accounts to cash-flow based loan facilities and cash management products; and Byline differentiates itself from larger competitors with its level of responsiveness, local decision making and the accessibility of its service. Given the large presence of out-of-state banks and the scarcity of local community banks that can competitively serve small- and medium-sized businesses, Byline seeks an attractive opportunity to be the bank that Chicago deserves.

        Byline's culture is rooted in a set of core values that Byline refers to as the Things That Matter. These values underlie everything Byline does, including the way Byline engages with customers, collaborates with colleagues, does business and manage its resources. Byline believes its culture and the quality of its people have been catalysts of its success and will continue to propel its future.

Implications of Being an Emerging Growth Company

        Byline is an "emerging growth company" as defined under the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

  •
  Byline is exempt from the requirement to obtain an audit of its internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

  •
  Byline is permitted to provide less extensive disclosure about its executive compensation arrangements; and

  •
  Byline is not required to give its stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

        Byline has elected to take advantage of the scaled disclosure requirements and other relief described above in this proxy statement/prospectus and its other reports filed with the SEC and may take advantage of these exemptions for so long as it remains an emerging growth company. Byline will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which Byline has total annual gross revenues of $1,070,000,000 or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of Byline's IPO, (iii) the date on which Byline has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the fiscal year in which the market value of Byline's equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year.

        In addition to scaled disclosure and the other relief described above, the JOBS Act permits Byline an extended transition period for complying with new or revised accounting standards affecting public companies. Byline has elected to take advantage of this extended transition period, which means that the financial statements incorporated by reference into this proxy statement/prospectus, as well as any financial statements that Byline files in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as Byline remains an emerging growth company or until Byline affirmatively and irrevocably opts out of the extended transition period under the JOBS Act.

Principal Offices and Additional Information

        Byline's principal executive office is located at 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601. Byline's telephone number is (773) 244-7000, and Byline's website address is www.bylinebancorp.com. Information on Byline's website is not a part of this proxy statement/prospectus and is not incorporated herein. Byline common stock is traded on the NYSE under the ticker symbol "BY."

        Additional information about Byline and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled "Where You Can Find More Information."

Oak Park River Forest Bankshares, Inc.

Company Overview

        OPRF is a financial services and one-bank holding company headquartered in Oak Park, Illinois founded in 1996 by a group of experienced bankers and local business people. OPRF is incorporated under the laws of the State of Delaware. OPRF is engaged in the banking business through its wholly-owned subsidiary, Community Bank. Community Bank is dedicated to providing quality financial and banking services, including community and business banking, commercial lending and mortgage banking services, to its local communities, and operates three locations in the villages of Oak Park and River Forest, Illinois.

        Community Bank is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to originate commercial, consumer and mortgage loans. As a locally owned bank that creates financial solutions for individuals, businesses, and nonprofits, Community Bank delivers the convenient services of a larger bank in a personal, friendly style that lets its customers know they are its top priority.

        Community Bank had total assets of approximately $330 million, total loans of approximately $269 million and total deposits of approximately $294 million as of September 30, 2018.

Principal Offices and Additional Information

        OPRF's principal executive offices are located at 1001 Lake Street, Oak Park, IL 60301, and its telephone number at that location is (708) 660-1000.

        OPRF common stock is privately held and is not quoted on any stock exchange or market. OPRF has not declared or paid any cash dividends with respect to its common stock in the last three years.

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Byline and OPRF. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Byline or OPRF. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Byline and OPRF make with the SEC, as described in the section entitled "Where You Can Find More Information."

TERMS OF THE MERGER

Transaction Structure

        Byline's and OPRF's boards of directors have approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of OPRF with and into Byline, with Byline continuing as the surviving corporation. Immediately following the completion of the merger, Community Bank will merge with and into Byline Bank, with Byline Bank as the resulting bank.

Merger Consideration

        In the merger, each share of OPRF common stock outstanding immediately prior to the effective time, other than shares, if any, owned by OPRF or Byline or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into the right to receive the merger consideration consisting of (i) 7.9321 shares of Byline common stock (or a total of approximately 1,464,607 shares of Byline common stock in the aggregate); and (ii) an amount of cash equal to $6,162,460.13 divided by the total number of shares of OPRF common stock issued and outstanding immediately prior to the effective time (or approximately $33.38 per share of OPRF common stock), in each case subject to adjustment as set forth in the merger agreement and as further described in the section entitled "Description of the Merger Agreement—Merger Consideration." For each fractional share of Byline common stock that would otherwise be issued, Byline will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Byline common stock which the holder would otherwise be entitled to receive multiplied by the Byline closing price. No interest will be paid or accrue on the cash payable to holders in lieu of fractional shares.

        The market value of the stock portion of the merger consideration will fluctuate with the price of Byline common stock, and the value of the shares of Byline common stock that holders of shares of OPRF common stock will receive upon consummation of the merger may be different than the value of the shares of Byline common stock that holders of shares of OPRF common stock would receive if calculated on the date Byline and OPRF announced the merger, on the date that this proxy statement/prospectus is being mailed to OPRF stockholders, or on the date of the special meeting of OPRF stockholders.

        Based on the closing price of Byline common stock as reported on the NYSE of $21.30 as of October 17, 2018, the trading day on which the public announcement of the merger was made, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $202.33 per share of OPRF common stock and the implied aggregate transaction value on a fully diluted basis was approximately $42.0 million.

        Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger

consideration was approximately $[    •    ] per share of OPRF common stock and the implied aggregate transaction value on a fully diluted basis was approximately $[    •    ]. We urge you to obtain current market quotations for shares of Byline common stock.

Treatment of OPRF Stock Options

        At the effective time, each outstanding option to purchase shares of OPRF common stock held by an employee of OPRF or Community Bank for which such employee makes an election in writing at least five (5) business days prior to the closing date to convert such option into an option to acquire common stock of Byline will vest in full (to the extent not already vested) and be converted into an option to purchase a number of shares of Byline common stock equal to the product obtained by multiplying (1) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time by (2) the equity award exchange ratio, rounded down to the nearest whole number of shares of Byline common stock. The per share exercise price of each such converted option will be equal to the quotient obtained by dividing (1) the per share exercise price of the corresponding OPRF stock option by (2) the equity award exchange ratio, rounded up to the nearest whole cent. Each converted option will be fully vested and exercisable as of the effective time and will otherwise be subject to the same terms and conditions applicable to the underlying OPRF stock option.

        At the effective time, each OPRF stock option held by (1) an employee of OPRF or Community Bank for which such employee makes an election in writing at least five (5) business days prior to the closing date to have such option cancelled in exchange for a cash payment and (2) individuals who are not (as of the effective time) employees of OPRF or Community Bank will be converted into the right to receive a cash payment equal to the product obtained by multiplying (1)(a) the sum of (i) the product obtained by multiplying (A) the exchange ratio by (B) the Byline closing price, and (ii) the cash consideration, less (b) the per share exercise price of such OPRF stock option, by (2) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time. Such cash payment, less applicable withholding taxes, will be made by Byline as soon as reasonably practicable following the effective time and the receipt of an option termination agreement executed by the holder of the OPRF stock option.

BACKGROUND OF THE MERGER

        As part of its ongoing consideration and evaluation of OPRF's long-term business strategy and prospects, the OPRF board and senior management have engaged in periodic strategic reviews during which the OPRF board discussed OPRF's strategic direction, performance and prospects in the context of trends and developments in the markets that OPRF serves, the banking industry and the regulatory environment. As part of such reviews, the OPRF board consulted with its financial and legal advisors, Monroe and Vedder Price P.C., which we refer to as Vedder Price, respectively. Among other things, these discussions have focused on the highly competitive landscape and recent bank acquisition transactions in the Chicago metropolitan market, including potential strategic alternatives available to OPRF.

        In recent years, as OPRF continued to successfully grow its asset base and operations, it has considered the potential benefits of a business combination with a larger financial institution that would allow OPRF to continue growing its franchise while taking advantage of economies of scale. In considering any such business combination, the OPRF board has been focused on enhancing long-term value for OPRF stockholders and its other constituencies, including providing OPRF stockholders with enhanced liquidity as well as the opportunity to participate in future growth of a larger financial institution, on a tax deferred basis, while also continuing to offer high quality, personalized service along with expanded banking tools to its communities and customer base. As OPRF continued to grow and improve profitability, it periodically received inquiries from other financial institutions regarding possible strategic combinations. In response to such inquiries, senior management of OPRF had discussions with certain parties, however, these discussions did not advance past the preliminary stage since the OPRF board believed that remaining independent was in the long-term best interests of its stockholders.

        In early 2018 however, the OPRF board had further discussions with Monroe and Vedder Price regarding mergers and acquisition activity in the Chicago area and then-current transaction pricing for mergers involving community banks. After reviewing and discussing such information, the OPRF board decided that it was in OPRF's best interest to consider strategic alternatives, including potential strategic combinations. Accordingly, OPRF's senior management team worked with Monroe to prepare a Confidential Information Memo, which we refer to as the CIM, and related materials for prospective parties throughout the spring of 2018.

        In mid May 2018, Monroe distributed the CIM to approximately twenty-four (24) parties, along with a form of confidentiality agreement to be executed by each party in connection with each party's proposed initial due diligence review. After engaging in initial discussions with many of these parties, OPRF entered into confidentiality agreements with five (5) interested parties. After confidentiality agreements were signed with these five (5) interested parties, including Byline, information was made available to permit the interested parties the opportunity to conduct further due diligence.

        In late May and early June, the interested parties conducted preliminary due diligence of OPRF and Community Bank. On May 30, 2018, OPRF provided instructions to the interested parties to submit bids on or about June 6, 2018. Following distribution of the bid instructions, OPRF's senior management received initial non-binding indications of interest from four (4) of the five (5) interested parties in early June 2018.

        Shortly thereafter, on June 12, 2018, the OPRF board met with senior management, Monroe and Vedder Price to review and discuss the four (4) preliminary indications of interest received by OPRF. Monroe provided the OPRF board with a summary of the financial terms contained in the indications of interest and Vedder Price reviewed the other relevant terms contained in such indications of interest. After discussing the indications of interest in detail, the OPRF board determined it was in the best interest of OPRF to allow Byline and one other interested party, which we refer to as Party A, to continue in the bidding process and engage in a second round of due diligence. Byline and Party A conducted the second round of diligence throughout June and July of 2018.

        Throughout the rest of June, OPRF and its advisors met in person with and had conference calls with Byline and Party A to review diligence information and answer any questions the interested parties had regarding OPRF and its operations. On June 29, 2018, Monroe provided Byline and Party A with updated bid instructions requesting updated bids by July 10, 2018, along with a form definitive merger agreement that each interested party was to review and provide comments on as part of its updated bid offer.

        On or about July 10, 2018, OPRF received an updated indication of interest from each of Byline and Party A. After reviewing each updated offer, OPRF instructed Monroe to further negotiate the terms of each of Byline's and Party A's non-binding indications of interest. As a result, Monroe engaged in further negotiations with Byline and Party A, and on July 17, 2018, Byline and Party A each submitted further updated non-binding indications of interest. Following receipt of these updated proposals, senior management and Monroe had further discussions with Byline and Party A to confirm certain terms of each offer.

        On July 18, 2018, the OPRF board met to review each of the updated non-binding indications of interest. During the meeting, Monroe made a presentation outlining the financial terms of each offer. Vedder Price also provided the OPRF board with an overview of certain other terms of each offer, including the proposed deal structures, conditions to each offer and employee benefits related matters.

Vedder Price also discussed the OPRF board's fiduciary duties in connection with reviewing the offers. After discussing both of the proposals in detail, the OPRF board determined that the offer from Byline, which contemplated that up to 85% of the consideration would consist of shares of Byline common stock, was superior to the offer from Party A and directed the senior management team and the company's advisors to pursue further negotiations with Byline. During the next two weeks, senior management and the company's advisors further negotiated with Byline the terms of its offer.

        After further negotiation and discussion, Byline and OPRF entered into a letter of intent on July 31, 2018, which was non-binding other than in respect of a 30-day exclusivity agreement. The letter of intent included a proposal for the combination of OPRF and Byline and addressed related matters, such as conditions to closing and employee benefits matters. Pursuant to the terms of the letter of intent, the proposed per share merger consideration would consist of (i) 8.4205 shares of Byline common stock and (ii) approximately $33.38 in cash being exchanged for each outstanding share of OPRF common stock. The proposal indicated that Byline was prepared to move forward immediately, but only if OPRF agreed to conduct exclusive negotiations with Byline concerning a potential strategic combination.

        During the first week of August 2018, Byline continued its due diligence review, and the parties met to further discuss the terms of the proposed transaction. In addition, on August 11, 2018, Vedder Price provided Byline and its outside counsel, Sullivan & Cromwell LLP, with an updated draft of the form definitive merger agreement. Throughout August and September, Byline continued to perform additional due diligence. In addition, OPRF and Byline continued to negotiate the material terms of the transaction, including the proposed merger consideration and potential purchase price adjustments, including a potential downward adjustment based on whether OPRF met a minimum tangible common equity requirement at closing, and a potential upward adjustment based on whether OPRF realized a recovery on a certain credit relationship. On August 23, 2018, Vedder Price provided Byline and Sullivan & Cromwell LLP with draft disclosure schedules to the definitive merger agreement.

        On August 28, 2018, at a meeting of the OPRF board, senior management of OPRF provided an update on the negotiations with Byline and the status of the due diligence review. OPRF's senior management and advisors reviewed the discussions and negotiations with Byline to date and the expected timing to reach a potential definitive agreement, and discussed with the OPRF board certain aspects of the potential combination and the integration of OPRF and Byline, including Byline's competitive positioning and future prospects, treatment of OPRF's employees following the consummation of a combination, and operations and systems integration of Community Bank and Byline Bank. The OPRF board also reviewed and confirmed the rights of certain executives under their existing change in control and employment agreements. These change in control and related benefits matters are described in greater detail in the section titled "The Merger—Interests of Certain Persons in the Merger." The OPRF board authorized management to continue moving forward with discussions and negotiations regarding a potential business combination with Byline.

        On September 1, 2018, Sullivan & Cromwell LLP provided Vedder Price with an updated draft of the definitive merger agreement. Following receipt of the updated draft definitive merger agreement, the parties continued to negotiate the terms of the proposed transaction. On or about September 6, 2018, OPRF received a letter from a bank holding company stating that such party had received information indicating that OPRF was soliciting offers for the purchase of OPRF and that such party would be interested in participating in such solicitation process. Following receipt of this letter, Vedder Price contacted the party's in-house counsel to acknowledge receipt of the letter and request that further communications be directed to Vedder Price. Neither Vedder Price nor OPRF received any further communication from such party.

        During the first half of September, Byline continued to conduct due diligence on OPRF. In addition, the parties continued to discuss and negotiate the material terms of the proposed transaction. As a part of these discussions and negotiations throughout September 2018, the parties further reviewed and updated projections relating to the proposed transaction. Based on these updated projections, the parties agreed to a revised per share merger consideration consisting of (i) 7.9321 shares of Byline common stock and (ii) approximately $33.38 in cash being exchanged for each outstanding share of OPRF common stock. In addition, the parties agreed to a schedule outlining the OPRF minimum tangible common equity amounts that would be used to determine if the merger consideration would be adjusted downward based on an OPRF tangible common equity shortfall at closing. The parties also finalized the terms of the ancillary documents, including the voting agreement, bank merger agreement and agreements related to benefits arrangements.

        On October 2, 2018, the OPRF board held a meeting to consider the terms of the proposed merger with Byline. At the meeting, members of the OPRF board and senior management discussed the strategic rationale, financial terms, consideration, integration risk and business rationale of consummating a merger with Byline, including the factors described in the section titled "—Recommendation of the OPRF Board of Directors and OPRF's Reasons for the Merger." In particular, it was noted that the implied aggregate transaction value, on a fully diluted basis and based on the contemporaneous trading price of Byline common stock, was approximately $42.6 million, with approximately 85% of the merger consideration payable in shares of Byline common stock and approximately 15% of the merger consideration payable in cash.

        During this meeting, Monroe and members of OPRF senior management also reported on the results of their reverse due diligence of Byline. In particular, Monroe detailed the discussions it held with Byline's management team and noted that the results of its reverse due diligence highlighted certain risks with a company that has grown rapidly through acquisitions. Monroe also noted Byline's reliance on a strong SBA market to drive earnings. Monroe suggested that these risks were specific to Byline, and that there are also other general risks to accepting a publicly traded stock. Representatives of Vedder Price also reviewed with the OPRF board its fiduciary duties in reviewing and acting on the merger agreement. In addition, Vedder Price reviewed with the OPRF board the material terms of the merger agreement and the voting agreement proposed to be executed at the same time as the merger agreement by members of the OPRF board, in their capacity as OPRF stockholders, and Byline, to be effective as of the consummation of the merger, and reviewed the terms of the existing agreements between OPRF and certain members of OPRF's senior management regarding change in control and related benefits arrangements. The OPRF board also discussed that it was anticipated that Byline would provide Walter F. Healy, President and Chief Executive Officer of Community Bank, with a proposed offer sheet, prior to execution of the definitive agreement, regarding Mr. Healy's continued employment with Byline following closing. Following this discussion, representatives of Monroe reviewed with the OPRF board its financial analysis of the proposed transaction, and rendered an opinion to the OPRF board (which was initially rendered verbally and confirmed in a written opinion, dated October 17, 2018), as described in the section titled "The Merger—Opinion of OPRF's financial advisor", that based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by the OPRF stockholders pursuant to the merger was fair, from a financial point of view, to those stockholders. Following those discussions and presentations, the OPRF board members asked senior management, Monroe and Vedder Price a number of questions regarding the proposed transaction. The OPRF board members then engaged in a lengthy discussion of the proposed transaction. After careful consideration, the OPRF board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of OPRF and its stockholders, and the directors voted unanimously to approve the merger, to approve and adopt the merger agreement and to recommend that OPRF stockholders approve and adopt the merger agreement.

        On October 16, 2018, an executive committee of the board of directors of Byline, which we refer to as the Byline board, held a meeting to consider the terms of the proposed acquisition of OPRF. At the meeting, members of the Byline board and senior management discussed the strategic and business rationale of consummating an acquisition of OPRF, including the factors described in the section titled "—Byline's Reasons for the Merger." Members of Byline's senior management also reported on the results of their due diligence of OPRF. Also at this meeting, Byline's financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, reviewed with the executive committee of the Byline board the financial aspects of the proposed transaction.

        Later on October 16, 2018, the Byline board held a meeting at which Byline's senior management reviewed with the Byline board the terms of the merger agreement and ancillary documents, including the voting agreement proposed to be executed by Byline and members of the OPRF board, in their capacity as OPRF stockholders, at the same time as the merger agreement, and reviewed the terms of the term sheet regarding Mr. Healy's post-closing employment and other benefit arrangements. Following those discussions and presentations by Byline's senior management, and after further deliberations among members of the Byline board, the Byline board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Byline and its stockholders, and the directors voted unanimously to approve the merger and to approve and adopt the merger agreement.

        Subsequently, the merger agreement, voting agreement and term sheet regarding Mr. Healy's post-closing employment were finalized, executed and delivered on October 17, 2018, and the transaction was announced that day in a press release issued jointly by OPRF and Byline.

RECOMMENDATION OF THE OPRF BOARD OF DIRECTORS AND OPRF'S REASONS FOR THE MERGER

        After careful consideration, the OPRF board, at a meeting held on October 2, 2018, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of OPRF and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, the OPRF board recommends that OPRF stockholders vote "FOR" approval and adoption of the merger agreement at the OPRF special meeting.

        In reaching its decision, the OPRF board, with advice from its financial and legal advisors, considered a number of factors, including the following:

  •
  The OPRF board's knowledge of OPRF's business, results of operations, financial condition, competitive position and future prospects, and the results of operations, financial condition, competitive position and future prospects of Byline, taking into account the results of OPRF's due diligence review of Byline and information provided by OPRF's financial advisor;

  •
  The OPRF board's knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and trends with respect to bank mergers and acquisitions and pricing for such transactions;

  •
  The opportunity for OPRF stockholders to have increased liquidity upon receipt of the Byline common stock portion of the merger consideration, in exchange for their OPRF common stock, because OPRF is a private company with no public trading market for its shares whereas Byline common stock is listed on the NYSE under the symbol "BY";

  •
  The fact that the Byline common stock portion of the merger consideration would allow OPRF stockholders who receive Byline common stock to participate in the future performance of the combined OPRF and Byline businesses and potential synergies resulting from the merger, and the potential future value to OPRF stockholders represented by that consideration;

  •
  The opportunity for OPRF stockholders to have liquidity upon receipt of the cash portion of the merger consideration, as well as certainty of value of the cash consideration upon closing of the merger;

  •
  The OPRF board's belief that the merger would have a positive effect on Community Bank's depositors, customers and the communities served by Community Bank, as a result of the combined company's ability to provide additional and expanded products and services to these customers, and that this would have a positive impact on the future operating results of the combined company;

  •
  The potential strategic alternatives available to OPRF, the possibility of remaining a stand-alone entity, and the increased regulatory, IT, accounting and administrative expenses as a result of OPRF's continued growth;

  •
  OPRF's and Byline's respective sizes, businesses, operations, financial condition, asset quality, earnings and prospects, including the strong deposit base and regulatory capital ratios of Byline Bank;

  •
  The complementary aspects of Byline's and OPRF's businesses, including customer focus, geographic coverage, business orientation and operations, Byline's strengths in specialty and SBA lending, Byline Bank's strong deposit market share and Byline Bank's strengths in relationship-based commercial lending;

  •
  The OPRF board's view, based on consultation with its financial advisor, that the merger consideration represents a premium to the implied value of the OPRF common stock;

  •
  The financial analyses presented by Monroe to the OPRF board and the verbal opinion of Monroe (which was subsequently confirmed in writing by delivery of Monroe's written opinion dated October 17, 2018) that, as of such date, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by the OPRF stockholders pursuant to the merger is fair, from a financial point of view, to those stockholders. For more information, see the section titled "—Opinion of OPRF's Financial Advisor" in this proxy statement/prospectus;

  •
  That the cash portion of the merger consideration is subject to possible upward adjustment between signing and closing based on certain recoveries made on a specific credit relationship;

  •
  That both the exchange ratio and the cash consideration are subject to possible downward adjustment in the event that the OPRF closing tangible common equity is less than the OPRF minimum tangible common equity;

  •
  The experience and successful track record of Byline's management team in acquiring and integrating financial institutions;

  •
  The fact that the OPRF board was not aware of facts or circumstances as of the date of its recommendation suggesting the merger would fail to be approved by the relevant bank regulatory authorities in a timely manner, or that the relevant bank regulatory authorities would seek to impose a burdensome condition on their respective approvals of the merger;

  •
  The right of the OPRF stockholders to exercise dissenters' rights (as more fully described in section titled "The Merger—Dissenters' Rights" in this proxy statement/prospectus);

  •
  The financial and other terms of the merger agreement, which were the product of arms-length negotiations between the parties;

  •
  The fact that the OPRF board is permitted to change its recommendation that OPRF stockholders approve the merger agreement in certain circumstances;

  •
  The risk associated with Byline having a limited operating history following its recapitalization as well as being a relatively new public company, including not having an established trading history and the risk of increased volatility in its earnings and stock price;

  •
  The risks that certain of the conditions to the consummation of the merger set forth in the merger agreement are not satisfied in a timely manner, or at all;

  •
  The risks associated with the operation of the combined company, including the challenges both of integrating OPRF's business, operations and employees with those of Byline, and of achieving the anticipated synergies and cost savings associated with the merger;

  •
  The potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, including the restrictions on the conduct of OPRF's business prior to completion of the merger;

  •
  The fact that the directors and certain officers of OPRF have interests in the merger that are different from or in addition to those of OPRF stockholders generally; and

  •
  The fact that the merger is intended to qualify as a reorganization under Section 368(a) of the Code.

        The reasons set forth above are not intended to be exhaustive, but a summary of the material factors considered by the OPRF board in approving the merger agreement. Although each member of the OPRF board individually considered these and other factors, the OPRF board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The OPRF board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of OPRF and its stockholders. The OPRF board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. The OPRF board concluded, however, including based on discussions with senior management and its financial and legal advisors, that the potential positive factors outweighed the potential risks of entering into the merger agreement.

        The foregoing discussion of the information and factors considered by the OPRF board is forward-looking in nature and this information should be read in light of the factors described under the section titled "Cautionary Statement Regarding Forward-Looking Statements" in this proxy statement/prospectus.

OPINION OF OPRF'S FINANCIAL ADVISOR

        Pursuant to an engagement letter dated January 29, 2018, OPRF retained Monroe to act as its financial advisor in connection with a proposed transaction. In its capacity as financial advisor, Monroe provided a fairness opinion to the OPRF board in connection with the merger. At the meeting of the OPRF board on October 2, 2018, Monroe rendered its oral opinion to the OPRF board (which was subsequently confirmed in writing by delivery of Monroe's written opinion dated October 17, 2018) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Monroe representatives' experience as investment bankers, Monroe's work as described in such opinion and other factors Monroe deemed relevant, as of such date, the aggregate consideration to be received by the OPRF stockholders pursuant to the merger was fair, from a financial point of view, to those stockholders. The Monroe written opinion dated October 17, 2018 is sometimes referred to herein as the Monroe Opinion.

        The Monroe Opinion was provided for the information and assistance of the OPRF board in connection with its consideration of the merger. The Monroe Opinion did not address the merits of OPRF's underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which OPRF might engage. The Monroe Opinion does not constitute a recommendation to the OPRF board or any holder of OPRF common stock as to how any OPRF board member or such holder should vote with respect to the merger.

        The full text of the Monroe Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Monroe Opinion set forth herein is qualified in its entirety by reference to the full text of the Monroe Opinion. OPRF stockholders are urged to read the full text of the Monroe Opinion carefully and in its entirety. The Monroe Opinion was reviewed and approved by the fairness opinion committee of Monroe. Monroe provided its opinion to the OPRF board on October 17, 2018 in connection with and for the purposes of the OPRF board's evaluation of the merger. The Monroe Opinion addressed only the fairness, from a financial point of view, as of October 17, 2018, of the aggregate consideration to be received by the OPRF stockholders pursuant to the merger. Monroe expressed no view or opinion as to any other terms or aspects of the merger agreement, the merger or any other transactions contemplated by the merger agreement, including any legal, accounting and tax matters relating to the merger and any such other transactions contemplated by the merger agreement. Monroe did not express any opinion as to the compensation to be received in the merger by officers, directors or employees of OPRF, or class of such persons, or any other class of securities, creditors or other constituencies of OPRF other than in their capacity as OPRF stockholders.

        Monroe is a Financial Industry Regulatory Authority, Inc. (FINRA) member investment banking firm, which specializes in the securities of financial institutions. As part of its investment banking activities, Monroe is regularly engaged in the valuation of financial institutions and transactions relating to their securities. In the ordinary course of its business as a broker-dealer, Monroe may purchase securities from and sell securities to Byline and OPRF and their respective affiliates. Monroe may also actively trade the equity and debt securities of Byline and OPRF or their respective affiliates for its own account and for the accounts of its customers. Monroe is familiar with the commercial banking industry in Illinois and the major commercial banks operating in that market. In rendering its fairness opinion, Monroe acted on behalf of the OPRF board and received a fee for its services upon delivery of this opinion, a portion of which is contingent upon the successful completion of the merger. OPRF also agreed to reimburse Monroe for its reasonable out-of-pocket expenses and has agreed to indemnify it for certain liabilities arising out of its engagement. During the past two years, Monroe provided investment bank and financial advisory services to OPRF for which it has received compensation. Monroe has not provided any investment banking or financial advisory services to Byline in the past two years.

        In arriving at the Monroe Opinion, Monroe reviewed, among other things:

  (i)
  a draft merger agreement dated October 17, 2018;

  (ii)
  the audited financial statements of OPRF for years ended December 31, 2015 through 2017;

  (iii)
  the audited financial statements of Byline for years ended December 31, 2015 through December 31, 2017;

  (iv)
  the unaudited financial statements of OPRF for the six months ended June 30, 2018;

  (v)
  the unaudited financial statements of Byline for the six months ended June 30, 2018; and

  (vi)
  certain other financial and operating information with respect to the business, operations and prospects of Byline and OPRF.

        Monroe also:

  (a)
  held discussions with members of the managements of both Byline and OPRF regarding historical and current business operations, financial condition and future prospects of their respective companies;

  (b)
  reviewed the historical market prices and any trading activity for the common stock of Byline;

  (c)
  compared the results of operations of Byline and OPRF with those of certain banking companies which Monroe deemed to be comparable and relevant;

  (d)
  compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations Monroe deemed comparable and relevant;

  (e)
  considered the current market environment generally and the commercial banking environment in particular; and

  (f)
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Monroe deemed relevant.

        In performing its review, Monroe relied upon and assumed the accuracy and completeness of all of the financial and other information, including financial projections, that was available to Monroe from public sources, that was provided to Monroe by Byline and OPRF or their respective representatives or that was otherwise reviewed by Monroe, and Monroe assumed such accuracy and completeness for purposes of rendering its opinion. Monroe further relied on the assurances of the senior management of each of Byline and OPRF that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Monroe was not asked to undertake, and did not undertake, an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Monroe did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Byline or OPRF or any of their subsidiaries, or the collectability of any such assets, nor was Monroe furnished with any such evaluations or appraisals. Monroe did not make an independent evaluation of the adequacy of the allowance for loan losses of Byline or OPRF or any of their subsidiaries nor did it review any individual credit files relating to Byline or OPRF or any of their subsidiaries.

        In preparing its analyses, Monroe used estimated long term projections of OPRF, as provided by the senior management of OPRF, as well as publicly available earnings per share estimates and research by analysts of Byline. With respect to the financial projections for OPRF used by Monroe in its analyses, OPRF senior management confirmed to Monroe that those projections reflected the best currently available estimates and judgments of the future financial performances of OPRF. Monroe assumed that the financial performances reflected in all projections and estimates used by it in its analyses would be achieved. Monroe expressed no opinion as to such financial projections or estimates or the assumptions on which they are based. Monroe also assumed that there was no material change in the assets, financial condition, results of operations, business or prospects of either Byline or OPRF since the date of the most recent financial statements made available to it. Monroe assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement will not be waived. Finally, with OPRF's consent, Monroe relied upon the advice OPRF received from its accounting and tax advisors as to all accounting, regulatory and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        The Monroe Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Monroe as of, October 17, 2018. Monroe noted that subsequent events or developments occurring after October 17, 2018 could materially affect its opinion. Monroe has not undertaken to update, revise, reaffirm or withdraw the Monroe Opinion or otherwise comment upon events occurring after the date hereof and does not have an obligation to update, revise or reaffirm the Monroe Opinion. Monroe did not express any opinion in the Monroe Opinion as to the prices at which Byline common stock has traded or will trade following the announcement of the merger nor the prices at which Byline common stock will trade following the consummation of the merger. Monroe expressed no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger, as set forth in the merger agreement, to be consummated.

        The Monroe Opinion is directed to the OPRF board in connection with its consideration of the merger and does not constitute a recommendation to any stockholder of OPRF as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the merger or any transactions related thereto. The Monroe Opinion is directed only to the fairness of the merger, from a financial point of view, to OPRF stockholders and does not address the underlying business decision of OPRF to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies or transaction that might exist for OPRF or the effect of any other transaction in which OPRF might engage. Monroe did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the merger by any other stockholder. The Monroe Opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Monroe's prior written consent. The Monroe Opinion has been approved by Monroe's fairness opinion committee.

        For purposes of its analyses, Monroe reviewed a number of financial and operating metrics, including:

        Summary of Proposal.    Monroe reviewed the financial terms of the merger. Using a transaction value of $44.4 million (based on Byline's September 28, 2018 stock price) and a fully diluted number of shares outstanding of OPRF common stock as of October 2, 2018, Monroe calculated an implied per share merger consideration of $213.43 per share. Based on OPRF's most recent unaudited financial statements as of June 30, 2018, Monroe calculated the implied merger consideration and merger consideration multiples set forth in the table below. The terms used in the table include the following:

  •
  Tangible Book Value and Tangible Book Value per Share, which mean OPRF's total book value less the value of any intangible assets, including goodwill, both in aggregate and on a per share basis, as of June 30, 2018;

  •
  Year to Date Annualized and Last Twelve Months Earnings and Earnings per Share, which means OPRF's net income, both in aggregate and on a per fully diluted share basis, for the year to date and twelve month periods ended June 30, 2018; and

  •
  Core Deposit Premium, which means the quotient of (i) the equity value of OPRF, less tangible book value, and (ii) aggregate core deposits (excluding jumbo time deposits), expressed as a percentage.

Implied Price Per Share	$213.43
Implied Transaction Value ($ millions)	$44.4
Price / YTDA EPS	20.7x
Transaction Value / TBV	175%
Transaction Value / LTM Earnings	28.3x
Core Deposit Premium	6.6%

        OPRF Comparable Public Trading Group Analysis.    Using publicly available information, Monroe compared selected financial and market data of OPRF with similar data for companies Monroe deemed comparable to OPRF for purposes of its analysis. The three groups that Monroe determined for the purposes of its analysis were comprised of the following companies and are referred to herein as the "OPRF Comparable Public Trading Groups".

        The "National" comparable group as determined by Monroe for purposes of its analysis consisted of U.S. banks and non-mutual thrifts, exchange traded or listed over the counter, with assets between $300 million - $400 million, NPAs/Assets (as defined below) less than 3.0%, YTD ROAA (as defined below) between 0.0% and 1.5%, TCE / TA (as defined below) less than 12.0%, and one year average daily trading volumes of 200 shares or greater.

OPRF Comparable Public Trading Group—National

SVB&T Corporation	River Valley Community Bancorp
Paragon Financial Solutions, Inc.	First Bancshares, Inc.
Middletown Valley Bank	WVS Financial Corp.
FNBH Bancorp, Inc.	Harford Bank
MBT Bancshares, Inc.	Redwood Capital Bancorp
Baraboo Bancorporation, Inc.	Landmark Bancorp, Inc.
Summit Bank	ES Bancshares, Inc.
FFD Financial Corporation	Pilot Bancshares, Inc.
KS Bancorp, Inc.	Eastern Michigan Financial Corp.
FFW Corporation	NMB Financial Corporation
Community First Bancorporation	People's Bank of Commerce
First Citrus Bancorporation, Inc.	FSB Bancorp, Inc.
Community Bank of the Bay	Northeast Indiana Bancorp, Inc.
FPB Financial Corp.	First Robinson Financial Corporation
VSB Bancorp, Inc.	Mission Valley Bancorp
HFB Financial Corp.	HCB Financial Corporation
Coastal Carolina Bancshares, Inc.	Bank of Santa Clarita
Pinnacle Bank	Delhi Bank Corp.

        The "Regional" comparable group as determined by Monroe for purposes of its analysis consisted of banks and non-mutual thrifts headquartered in Illinois, Iowa, Michigan, Missouri, Ohio, and Wisconsin, exchange traded or listed over the counter, with assets between $200 million - $500 million, NPAs/Assets less than 3.0%, YTD ROAA between 0.0% and 1.5%, TCE / TA less than 12.0%, and one year average daily trading volumes of 200 shares or greater.

 OPRF Comparable Public Trading Group—Regional

Iowa First Bancshares Corp.	Baraboo Bancorporation, Inc.
Wayne Savings Bancshares, Inc.	FFD Financial Corporation
West Shore Bank Corporation	First Bancshares, Inc.
Oxford Bank Corporation	Eastern Michigan Financial Corp.
Sturgis Bancorp, Inc.	First Robinson Financial Corporation
Royal Financial, Inc.	HCB Financial Corporation
Andover Bancorp, Inc.	Grand River Commerce, Inc.
FNBH Bancorp, Inc.

        The "Chicago" comparable group as determined by Monroe for purposes of its analysis consisted of banks and non-mutual thrifts headquartered in the Chicago metropolitan statistical area, exchange traded or listed over the counter, with assets less than $3.0 billion and one year average daily trading volumes of 200 shares or greater.

OPRF Comparable Public Trading Group—Chicago

Old Second Bancorp, Inc.	Royal Financial, Inc.
Marquette National Corporation	Town Center Bank
BankFinancial Corporation	Ben Franklin Financial, Inc.
NorthWest Indiana Bancorp	Allied First Bancorp, Inc.

        In all instances, multiples were based on closing stock prices on September 28, 2018. For each of the following analyses performed by Monroe, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information Monroe obtained from S&P Global and QwickAnalytics. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Throughout Monroe's analysis the high and the low bounds of the ranges presented represented the 80th and 20th percentile values, respectively.

        With respect to the OPRF Comparable Public Trading Groups table below, the information Monroe presented included the following:

  •
  year to date net income divided by average assets, or YTD ROAA;

  •
  stockholder's equity less intangible assets, goodwill and preferred equity divided by total assets less intangible assets and goodwill, or TCE / TA;

  •
  nonperforming assets divided by total assets, or NPAs / Assets;

  •
  multiple of price to tangible book value per share, or Price / TBVPS; and

  •
  multiple of price to year to date annualized earnings per share, or Price / YTDA EPS.

        Results of Monroe's analysis were presented for the OPRF Comparable Public Trading Groups, as shown in the following tables:

OPRF Comparable Public Trading Groups

			National Statistics
	OPRF 6/30/18	Deal Multiple
			High	Median	Low
YTD ROAA	0.67%	n/a	1.20%	0.88%	0.65%
NPAs / Assets	2.28%	n/a	1.29%	0.65%	0.18%
TCE / TA	8.7%	n/a	10.3%	9.7%	8.3%
Price / TBVPS	n/a	1.55x	1.58x	1.27x	1.09x
Price / YTDA EPS	n/a	20.7x	18.9x	12.5x	10.9x

			Regional Statistics
	OPRF 6/30/18	Deal Multiple
			High	Median	Low
YTD ROAA	0.67%	n/a	0.96%	0.78%	0.66%
NPAs / Assets	2.28%	n/a	1.52%	0.54%	0.37%
TCE / TA	8.7%	n/a	9.9%	8.8%	8.2%
Price / TBVPS	n/a	1.55x	1.36x	1.13x	1.07x
Price / YTDA EPS	n/a	20.7x	15.1x	12.4x	11.1x

			Chicago Statistics
	OPRF 6/30/18	Deal Multiple
			High	Median	Low
YTD ROAA	0.67%	n/a	1.06%	0.77%	–0.04%
NPAs / Assets	2.28%	n/a	2.07%	0.95%	0.39%
TCE / TA	8.7%	n/a	10.9%	8.4%	7.2%
Price / TBVPS	n/a	1.55x	1.45x	1.34x	0.97x
Price / YTDA EPS	n/a	20.7x	17.3x	13.7x	11.6x

        Based on the analysis above, Monroe then applied the range of multiples to the applicable metrics of OPRF. The analysis indicated the following implied values of OPRF common stock, as compared to the merger consideration:

OPRF Implied Price Per Share Based on
Comparable Public Trading Groups Multiples

Low - High
Price / TBVPS	$133.08 - $217.91
Price / YTDA EPS	$112.84 - $194.96

        OPRF Comparable M&A Transactions Analysis.    Using publicly available information, Monroe compared the proposed financial terms of the merger to publicly available financial terms of a group of merger and acquisition transactions selected by Monroe involving companies in the depository industry. The three groups that Monroe determined for the purposes of its analysis were comprised of the following transactions and are referred to herein as the "OPRF Comparable M&A Transactions Groups":

        The National transactions group selected by Monroe for purposes of its analysis includes 20 selected U.S. bank and non-mutual thrift transactions announced since June 30, 2017 with announced deal values and targets with assets between $200 million - $400 million, NPAs/Assets less than 3.0%, LTM ROAA between 0.0% and 1.5%, and TCE / TA less than 12.0%.

National Transactions Buyer / Seller
Citizens & Northern Corporation / Monument Bancorp, Inc.
Spirit of Texas Bancshares, Inc. / Comanche National Corporation
SmartFinancial, Inc. / Foothills Bancorp, Inc.
Citizens Community Bancorp, Inc. / United Bank
Business First Bancshares, Inc. / Richland State Bancorp, Inc.
Independent Bank Corp. / MNB Bancorp
Guaranty Bancshares, Inc. / Westbound Bank
Park National Corporation / NewDominion Bank
LCNB Corp. / Columbus First Bancorp, Inc.
Equity Bancshares, Inc. / Kansas Bank Corporation
Amalgamated Bank / New Resource Bancorp
SmartFinancial, Inc. / Tennessee Bancshares, Inc.
Independent Bank Corporation / TCSB Bancorp, Inc.
Suncrest Bank / CBBC Bancorp
First Bancshares, Inc. / Southwest Banc Shares, Inc.
MutualFirst Financial, Inc. / Universal Bancorp
Brookline Bancorp, Inc. / First Commons Bank, NA
Bank of Marin Bancorp / Bank of Napa, N.A.
Triumph Bancorp, Inc. / Valley Bancorp, Inc.
Select Bancorp, Inc. / Premara Financial, Inc.

        The Regional transactions group selected by Monroe for purposes of its analysis includes 12 selected bank and non-mutual thrift transactions announced since June 30, 2017 with announced deal values and targets headquartered in Illinois, Iowa, Michigan, Missouri, Ohio, and Wisconsin with assets between $100 million - $500 million, NPAs/Assets less than 3.0%, LTM ROAA between 0.0% and 1.5%, and TCE / TA less than 12.0%.

Regional Transactions Buyer / Seller
Richwood Bancshares, Inc. / Home City Financial Corporation
Citizens Community Bancorp, Inc. / United Bank
Merchants Bancorp / FM Bancorp, Inc.
Wintrust Financial Corporation / Chicago Shore Corporation
Ames National Corporation / Clarke County State Bank
Community Bancorp, Inc. / Shelbank Corporation
LCNB Corp. / Columbus First Bancorp, Inc.
Equity Bancshares, Inc. / Adams Dairy Bancshares, Inc.
First Mid-Illinois Bancshares, Inc. / First BancTrust Corporation
Independent Bank Corporation / TCSB Bancorp, Inc.
Guaranty Federal Bancshares, Inc. / Hometown Bancshares, Inc.
First American Bank Corporation / Southport Financial Corp.

        The Chicago transactions group selected by Monroe for purposes of its analysis includes 8 selected bank and non-mutual thrift transactions announced since June 30, 2016 with announced deal values and targets headquartered in the Chicago MSA with assets less than $3 billion.

Chicago Transactions Buyer / Seller
NorthWest Indiana Bancorp / AJS Bancorp, Inc.
First Midwest Bancorp, Inc. / Northern States Financial Corp.
Wintrust Financial Corporation / Chicago Shore Corporation
NorthWest Indiana Bancorp / First Personal Financial Corp.
Old Second Bancorp, Inc. / Greater Chicago Financial Corp.
Byline Bancorp, Inc. / First Evanston Bancorp, Inc.
First Busey Corporation / First Community Financial Partners, Inc.
Wintrust Financial Corporation / First Community Financial Corp.

        With respect to the OPRF Comparable M&A Transactions, the information Monroe presented included the following:

  •
  LTM ROAA;

  •
  NPAs / Assets;

  •
  TCE / TA;

  •
  Transaction Value / TBV;

  •
  Transaction Value / LTM EPS; and

  •
  Core Deposit Premium.

        Results of Monroe's analysis were presented for the OPRF Comparable M&A Transactions, as shown in the following tables:

			National Statistics
	OPRF 6/30/18	Deal Multiple
			High	Median	Low
LTM ROAA	0.49%	n/a	1.04%	0.83%	0.71%
NPAs / Assets	2.28%	n/a	1.14%	0.41%	0.04%
TCE / TA	8.7%	n/a	10.9%	10.2%	9.5%
Transaction Value / TBV	n/a	1.75x	2.04x	1.69x	1.57x
Transact. Val. / LTM Earnings	n/a	28.3x	27.7x	23.0x	18.3x
Core Deposit Premium	n/a	6.6%	12.8%	9.3%	7.5%

			Regional Statistics
	OPRF 6/30/18	Deal Multiple
			High	Median	Low
LTM ROAA	0.49%	n/a	1.26%	0.88%	0.72%
NPAs / Assets	2.28%	n/a	1.51%	1.06%	0.54%
TCE / TA	8.7%	n/a	10.8%	9.8%	9.3%
Transaction Value / TBV	n/a	1.75x	1.85x	1.59x	1.45x
Transact. Val. / LTM Earnings	n/a	28.3x	23.6x	18.5x	14.3x
Core Deposit Premium	n/a	6.6%	13.4%	9.5%	7.6%

			Chicago Statistics
	OPRF 6/30/18	Deal Multiple
			High	Median	Low
LTM ROAA	0.49%	n/a	0.93%	0.47%	–0.05%
NPAs / Assets	2.28%	n/a	4.40%	2.96%	1.02%
TCE / TA	8.7%	n/a	12.2%	10.6%	8.9%
Transaction Value / TBV	n/a	1.75x	1.72x	1.39x	1.22x
Transact. Val. / LTM Earnings	n/a	28.3x	22.1x	20.4x	20.3x
Core Deposit Premium	n/a	6.6%	10.5%	7.1%	4.4%

OPRF Comparable M&A Transactions

        Based on the analysis above, Monroe then applied the range of multiples to the applicable metrics of OPRF. The analysis indicated the following implied values of OPRF common equity, as compared to the merger consideration:

OPRF Implied Deal Value Per Share Based on
Comparable M&A Transaction Group Multiples (at announcement)

Low - High
Transaction Value / TBV	$148.98 - $249.62
Transaction Value / LTM Earnings	$108.10 - $209.07
Core Deposit Premium	$182.61 - $306.74

        OPRF Discounted Cash Flow Analysis.    Monroe calculated a range of implied values for OPRF common stock by estimating the present value of cash flows OPRF could provide to holders of OPRF common stock through 2020 and using the terminal multiple approach to determine a terminal value. The analysis was provided on both a Per Share and Cash Flow basis.

        The following assumptions were used:

  •
  financial forecasts from 2018 - 2020 provided by OPRF management;

  •
  no dividends paid over the projected period for the Per Share approach;

  •
  maintenance of an 8.00% tangible common equity-to-tangible asset ratio for the Cash Flow approach;

  •
  A 20% marketability discount;

  •
  discount rates range from 12.7% to 16.7%; and

  •
  terminal multiple applied to both final year earnings from 10.0x to 15.0x and applied to final year end TBV from 1.1x to 1.4x.

        The discounted cash flow calculations resulted in the below valuation ranges:

	Per Share Terminal Earnings Multiple
Discount Rate	10.0x	12.0x	15.0x
12.7%	$127.92	$151.11	$185.90
14.7%	$123.40	$145.69	$179.12
16.7%	$119.13	$140.57	$172.72

	Per Share Terminal TBV Multiple
Discount Rate	1.1x	1.3x	1.4x
12.7%	$114.93	$134.16	$143.78
14.7%	$110.45	$128.94	$138.18
16.7%	$106.22	$124.00	$132.89

	Cash Flow Terminal Earnings Multiple
Discount Rate	10.0x	12.0x	15.0x
12.7%	$142.85	$165.87	$200.39
14.7%	$137.83	$159.95	$193.13
16.7%	$133.09	$154.36	$186.27

	Cash Flow Terminal TBV Multiple
Discount Rate	1.1x	1.3x	1.4x
12.7%	$123.83	$141.30	$150.03
14.7%	$119.55	$136.34	$144.73
16.7%	$115.51	$131.65	$139.73

        The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. Except for the financial forecasts from 2018 - 2020 provided by OPRF management, these other assumptions were determined by Monroe for purposes of its discounted cash flow analysis. The analysis does not purport to be indicative of the actual values or expected values of OPRF. In addition, the analysis relates only to the potential value achieved by OPRF as a stand-alone entity based on assumptions described herein. Therefore, the analysis is not intended to, and does not purport to, reflect values achieved on a post-merger basis with Byline.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Monroe. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Monroe believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Monroe did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Monroe considered the totality of the factors and analyses performed in determining its opinion. In performing its analyses, Monroe made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond OPRF's, Byline's, or Monroe's control. In addition, analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and the analyses used or performed by Monroe are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Monroe's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold, and the range of valuations resulting from any individual analysis described above should not be taken to be Monroe's view of OPRF's actual value. None of the selected companies reviewed is identical to OPRF. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that Monroe considered to be similar to those of OPRF for purposes of its analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to OPRF. The analyses of Monroe and its opinion were among a number of factors taken into consideration by the OPRF board in making its determination to approve the merger agreement, and the analyses described above should not be viewed as determinative of the decision of the OPRF board to approve the merger agreement.

BYLINE'S REASONS FOR THE MERGER

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Byline board consulted with Byline senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of Byline's, OPRF's, and the combined company's business, operations, financial condition, asset quality, earnings and prospects, including the belief that OPRF's financial condition, asset quality and underwriting procedures are sound, that OPRF's business, operations and geographic footprint would complement those of Byline, and that the merger would result in a combined company with a larger market presence and more attractive funding base, including through core deposit funding, than Byline on a stand-alone basis;

  •
  the opportunities for growth through the ability to offer Byline Bank's broader range of products and services to OPRF's customers;

  •
  anticipated efficiencies to come from integrating OPRF's operations into Byline's existing operations;

  •
  the financial terms of the transaction, including the expectation that the transaction would be accretive to Byline's earnings per share in the first full year with the expected cost savings, and that the exchange ratio applicable to the portion of the merger consideration payable in shares of Byline common stock is not subject to automatic adjustment as a result of changes in the market value of Byline common stock, limiting the risk of further dilution to Byline's existing stockholders if the trading price of Byline common stock were to decrease;

  •
  management's experience and successful track record with acquiring and integrating financial institutions;

  •
  the view that OPRF's relationship-oriented community banking model would be complementary, and is compatible with Byline and its subsidiaries;

  •
  a review of the demographic, economic and financial characteristics of the markets in which OPRF operates, including existing and potential competition and history of the market area with respect to financial institutions;

  •
  its review and discussions with Byline's management, legal counsel and tax advisors concerning the due diligence investigation of OPRF conducted by Byline;

  •
  the opportunity to build a greater recognition and awareness of the Byline brand; and

  •
  the belief that the merger would be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

        In addition, the Byline board considered a number of risks with respect to the merger, including the following:

  •
  that the exchange ratio applicable to the portion of the merger consideration payable in shares of Byline common stock is not subject to adjustment as a result of changes in the market value of Byline common stock, and the resulting risk that the value of the merger consideration payable to OPRF common stockholders could increase if the trading price of Byline common stock were to increase;

  •
  that OPRF may terminate the merger agreement if the final Byline market value is less than a specified threshold, as described in the section entitled "Description of The Merger Agreement—Termination of the Merger Agreement";

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating OPRF's business, operations and workforce with those of Byline, including the transaction costs that would be incurred in connection with the transaction;

  •
  the potential risk of diverting management attention and resources from the operation of Byline's business towards the completion of the merger and other integration efforts;

  •
  that Byline would not be entitled to indemnification for certain losses it could incur in connection with the transaction;

  •
  uncertainties regarding developments in accounting, federal and state income tax and bank regulatory policy; and

  •
  the other risks identified under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The foregoing discussion of the information and factors considered by the Byline board is not intended to be exhaustive, but includes the material factors considered by the Byline. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Byline board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Byline board considered all these factors as a whole and overall considered the factors to be favorable to, and to support its determination to approve, entering into the merger agreement.

        This explanation of Byline's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        The Byline board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The Byline board concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

MANAGEMENT AND BOARD OF DIRECTORS OF BYLINE AFTER THE MERGER

        The directors and officers of Byline immediately prior to the effective time will be the directors and officers of Byline after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified.

INTERESTS OF OPRF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        The transactions contemplated by the merger agreement also include certain other agreements relating to employment matters of certain officers and employees of OPRF previously entered into, or to be entered into, in connection with the merger.

        In considering the recommendation of the OPRF board, OPRF stockholders should be aware that the directors, executive officers and employees of OPRF have certain interests in the merger that may be different from, or in addition to, the interests of OPRF stockholders generally. The OPRF board was aware of these interests and considered them, among other matters, in making its recommendation that OPRF stockholders vote to approve the merger proposal. These interests are described in further detail below.

Treatment of Options to Acquire OPRF Common Stock

  Converted Options

        At the effective time, each outstanding option to purchase shares of OPRF common stock held by an employee of OPRF or Community Bank for which such employee makes an election in writing within at least five business days of the closing date to convert such option into an option to acquire Byline common stock will vest in full (to the extent not already vested) and be converted into an option to purchase a number of shares of Byline common stock.

        The number of shares of Byline common stock will be equal to the product obtained by multiplying: (1) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time, by (2) the equity award exchange ratio, rounded down to the nearest whole number of shares of Byline common stock. The per share exercise price of each such converted option will be equal to the quotient obtained by dividing: (1) the per share exercise price of the corresponding OPRF stock option, by (2) the equity award exchange ratio, rounded up to the nearest whole cent.

        Each converted option shall be fully vested and exercisable as of the effective time and shall otherwise be subject to the same terms and conditions applicable to the underlying OPRF stock option.

  Cashed-Out Options

        At the effective time, each OPRF stock option held by (1) an employee of OPRF or Community Bank for which such employee makes an election in writing within at least five business days of the closing date to have such option cancelled in exchange for a cash payment and (2) individuals who are not (as of the effective time) employees of OPRF or Community Bank will be converted into the right to receive a cash payment.

        The amount of such cash payment will be equal to the product obtained by multiplying: (1) the number of shares of OPRF common stock subject to the OPRF stock option immediately prior to the effective time, by (2) an amount equal to (a) the sum of (i) the product obtained by multiplying (A) the exchange ratio by (B) the Byline closing price, and (ii) the cash consideration, less (b) the per share exercise price of such OPRF stock option. Such cash payment, less applicable withholding taxes, shall be made by the surviving corporation as soon as reasonably practicable following the effective time and the receipt of an option termination agreement executed by the holder of the OPRF stock option.

Employment Terms of Walter F. Healy

        In connection with the execution of the merger agreement, Byline entered into an employment term sheet with Walter F. Healy. Byline and Mr. Healy have agreed to negotiate, prior to the effective time, an employment agreement, which will include terms that are consistent with the employment term sheet and supersede the employment term sheet. Mr. Healy's employment agreement with Byline will be effective as of, and conditioned upon, the closing of the merger.

        Pursuant to the employment term sheet, Mr. Healy will be entitled to receive a change in control benefit equal to the severance payments Mr. Healy would have received under his existing employment agreement with Community Bank, including health benefit continuation, upon a qualifying termination of employment following a change in control. Such payment will be equal to approximately $917,628 and will be paid in a cash lump sum within 30 business days following the closing of the merger, subject to Mr. Healy's execution and non-revocation of a release.

        Pursuant to the employment term sheet, Mr. Healy will receive a base salary of $270,000 per year and, commencing with the fiscal year ending on December 31, 2019, will be eligible to participate in

Byline's annual bonus plans with a target annual bonus opportunity equal to 35% of his annual base salary, provided that such annual bonus for fiscal year 2019 will be prorated based on the number of days from the closing of the merger through the end of the fiscal year and, for fiscal year 2019 only, such annual bonus will be based on Mr. Healy's base salary as of immediately prior to the closing of the merger. Mr. Healy will also be eligible to receive long-term incentive awards under Byline's long-term incentive program with a target value equal to 25% of his base salary, commencing with fiscal year 2020 (with the initial grant expected to be in the first quarter of 2021, consistent with Byline's ordinary course practice). Mr. Healy would also be entitled to receive a one-time restricted stock award with a grant date value of $270,000 within 30 days following the closing of the merger. The one-time restricted stock award will vest ratably over four years subject to Mr. Healy's continued employment with Byline through each vesting date. In addition, the employment term sheet provides that Mr. Healy will be required to sign the Byline Bank Agreement Protecting Company Interests in connection with entering into the employment agreement.

        In the event that Mr. Healy's services under the proposed employment agreement are terminated by Byline without cause, or by Mr. Healy for good reason, each as to be defined in his employment agreement, Mr. Healy would be entitled to receive a cash amount equal to (x) one times (1.0x) his base salary plus (y) a pro-rated annual cash bonus for the year of termination based on actual performance plus (z) twelve (12) months of health insurance premiums, subject to Mr. Healy's execution and non-revocation of a release. Such payments would be made over a twelve (12) month period in accordance with Byline's payroll practices except that the pro-rated bonus would be paid when bonuses are paid to other Byline senior executives. If such termination occurs within twelve (12) months of a change in control of Byline, such payments will be made within fifteen (15) days of the effectiveness of a release except that the pro-rated bonus would be paid when bonuses are paid to other senior executives of Byline for such fiscal year.

Change in Control Agreement between Claude L'Heureux and Community Bank, dated September 12, 2004

        Claude L'Heureux, Senior Vice President, Residential Lending of Community Bank, entered into a Change of Control Salary Continuation Agreement with Community Bank, dated September 12, 2004. Pursuant to the terms of this agreement, Mr. L'Heureux will be eligible to receive (1) upon a termination without cause, as defined in the agreement, during the 18 month period following the closing of the merger, 18 months of compensation based on his base salary and bonus for the previous year and health benefit continuation, currently estimated to be approximately $235,990, and (2) upon his voluntary resignation for any reason on 30 days' notice within 12 months of the closing of the merger, 12 months' base salary based on his base salary at the time of giving such notice and a health benefit continuation currently estimated to be approximately $147,027.

Change in Control Agreement between Ruth McLaren and Community Bank, dated October 13, 2006

        Ruth McLaren, Senior Vice President, Operations of Community Bank, entered into a Change of Control Salary Continuation Agreement with Community Bank, dated October 13, 2006. Pursuant to the terms of this agreement, Ms. McLaren will be eligible to receive a change in control benefit (1) upon a termination without cause, as defined in the agreement, during the 18 month period following the closing of the merger, 18 months of compensation based on her base salary and bonus for the previous year and health benefit continuation, currently estimated to be approximately $256,828, and (2) upon her voluntary resignation for any reason on 30 days' notice within 12 months of the closing of the merger, 12 months' base salary based on her base salary at the time of giving such notice and a health benefit continuation currently estimated to be approximately $155,769.

Change in Control Agreement between Philip LaGiglia and Community Bank, dated June 29, 2018

        Philip LaGiglia, Senior Vice President, Residential Lending Department Head of Community Bank, entered into a Change in Control Severance Agreement with Community Bank, dated June 29, 2018. Pursuant to the terms of this agreement, Mr. LaGiglia will be eligible to receive a change in control benefit upon a termination without cause or resignation for good reason within 18 months following the closing of the merger, with such payment to include 1x the sum of annual base salary and bonus plus a health benefit continuation for 12 months, currently estimated to be approximately $280,054.

Change in Control Agreement between Thomas S. Manfre and Community Bank, dated June 29, 2018

        Thomas S. Manfre, Senior Vice President and Chief Financial Officer of Community Bank, entered into a Change in Control Severance Agreement with Community Bank, dated June 29, 2018. Pursuant to the terms of this agreement, Mr. Manfre will be eligible to receive a change in control benefit upon a termination without cause or resignation for good reason within 18 months following the closing of the merger, with such payment to include 1x the sum of annual base salary and bonus plus health benefit continuation for 12 months, currently estimated to be approximately $236,548.

Retention Agreements with Other Officers

        Pursuant to the terms of the merger agreement, OPRF may grant retention cash bonus awards to employees of OPRF and Community Bank in a total amount not to exceed $350,000. OPRF anticipates that certain officers and employees of Community Bank will receive such awards.

        Such retention awards will be effective on the closing of the merger and subject to terms and conditions to be set forth in a retention award agreement. Each retention award will vest in four equal installments on the following dates: the closing of the merger, the three (3) month anniversary of the closing, the six (6) month anniversary of the closing and the twelve (12) month anniversary of the closing, subject to the employee's continued employment with Byline through each such vesting date, provided that the retention award (or any unpaid portion thereof) will also vest upon the employee's earlier termination of employment by Byline without Cause, resignation for Good Reason, each as defined below, or termination of employment due to death or disability, in each case, following the closing of the merger. In connection with the execution of the retention agreements, each eligible employee will be required to sign the Byline Bank Agreement Protecting Company Interests.

        For purposes of the retention award agreements:

  •
  Cause means (A) the executive's willful and continued failure to perform substantially his/her duties (after written notice and a reasonable period to cure); (B) the executive willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of his/her duties and responsibilities; (C) the executive being charged with a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (D) the executive's willful violation of a material requirement of any code of ethics or standards of conduct of Byline or Byline Bank applicable to the executive (after written notice and a reasonable period to cure, if curable) or the executive's violation of his/her fiduciary duty to Byline or Byline Bank; or (E) a breach of any provision of the Byline Agreement Protecting Company Interests; and

  •
  Good Reason means the occurrence of any of the following without the executive's written consent: (A) any material reduction in the executive's base salary from his/her base salary as in effect on the date of the retention award agreement; (B) any material adverse change by Byline or Byline Bank in the executive's duties or responsibilities from those put into effect following the closing of the merger; or (C) Byline or Byline Bank's requirement that the executive relocate his/her principal place of employment to a location in excess of thirty-five (35) miles from the executive's primary office location as of the date of the closing of the merger; provided, "Good Reason" shall not exist unless and until the executive provides Byline and Byline Bank with written notice of the acts alleged to constitute Good Reason within thirty (30) days of the initial occurrence of such event, and Byline and/or Byline Bank fails to cure such acts within thirty (30) days of receipt of such notice.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the terms of the merger agreement, OPRF has agreed to purchase and Byline has agreed to maintain, for six years following the effective time, insurance coverage under the current directors' and officers' liability insurance policy maintained by OPRF for actions or omissions occurring on or prior to the effective time; provided, however that if the aggregate premiums for such coverage exceed 300% of the premiums OPRF paid for its current directors' and officers' insurance policy, OPRF will only be required to obtain and Byline will only maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a total cost equal to such 300% amount. Following the effective time, to the extent permitted by applicable law and to the same extent as provided by OPRF under its charter documents at the time of the merger agreement, Byline has agreed to indemnify, hold harmless, and advance expenses to the current and former directors, officers and employees of OPRF and its subsidiaries for actions taken by them in their position as a director, officer or employee of OPRF or its subsidiaries prior to the effective time.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

        Consummation of the merger is subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until Byline and Byline Bank, on the one hand, and OPRF and Community Bank, on the other hand, have received all necessary prior approvals or waivers from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when Byline and OPRF and their bank subsidiaries will obtain the required regulatory approvals or waivers necessary for consummation of the merger and bank merger.

        Federal Reserve.    Byline is registered as a bank holding company under the Bank Holding Company Act of 1956, which we refer to as the BHC Act. OPRF also is a registered bank holding company under the BHC Act. As a result, the merger is subject to prior approval of the Federal Reserve under the BHC Act, unless a waiver from the prior approval requirement is available pursuant to Regulation Y under the BHC Act. In accordance with Regulation Y, on November 26, 2018, Byline submitted a request to the Federal Reserve Bank of Chicago for a waiver from the requirement under Section 3 of the BHC Act for prior approval of the Federal Reserve. On December 27, 2018, the Federal Reserve granted the requested waiver.

        FDIC.    The merger of Community Bank with and into Byline Bank is subject to the prior approval of the FDIC under the Bank Merger Act of 1960, as amended, which we refer to as the Bank Merger Act. On November 26, 2018, Byline Bank and Community Bank filed their Bank Merger Act Application for approval of the bank merger with the FDIC. On January 4, 2019, the FDIC approved the bank merger. In reviewing that application, the FDIC was required to consider the following:

  •
  competitive factors, such as whether the bank merger will result in a monopoly or whether the benefits of the bank merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger's anticompetitive effects or restraints on trade; and

  •
  banking and community factors, which include an evaluation of:

  •
  the financial and managerial resources of Byline Bank, including its subsidiaries, and of Community Bank, and the effect of the proposed transaction on these resources;

    •
    management expertise;

    •
    internal control and risk management systems;

    •
    the capital of Community Bank;

    •
    the convenience and needs of the communities to be served; and

    •
    the effectiveness of Community Bank and Byline Bank in combating money laundering activities.

        The application process included publication and opportunity for comment by the public. The FDIC was required to consider any properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act.

        Mergers approved by the FDIC under the Bank Merger Act, with certain exceptions, may not be consummated until thirty (30) days after the date of approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the FDIC and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than fifteen (15) days. There can be no assurance that the Department of Justice will not challenge the bank merger or, if such a challenge is made, that the result of that challenge will be favorable to Byline Bank and Community Bank. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

        IDFPR.    The merger of Community Bank with and into Byline Bank is subject to the prior approval of the IDFPR. On November 26, 2018, Byline Bank submitted to the IDFPR a copy of the Bank Merger Act Application filed with the FDIC and such other information as required by the IDFPR. On January 9, 2019, the IDFPR approved the bank merger.

        While Byline knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

        The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval does not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

ACCOUNTING TREATMENT

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of OPRF as of the effective time will be recorded at their respective fair values and added to those of Byline. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of Byline issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of OPRF.

PUBLIC TRADING MARKETS

        Byline common stock is listed on the NYSE under the symbol "BY." The Byline common stock issuable in the merger will be listed on the NYSE. There is no established public trading market for shares of OPRF common stock and no broker makes a market in the stock.

EXCHANGE OF SHARES IN THE MERGER

        Byline has engaged American Stock Transfer & Trust Company, LLC to act as its exchange agent to handle the exchange of OPRF common stock for the merger consideration. Within ten (10) business days after the effective time, the exchange agent will send to each holder of record of OPRF common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender OPRF common stock certificates and/or book entry shares to the exchange agent. Holders of OPRF common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying OPRF stock certificates, if any, Byline's exchange agent will issue shares of Byline common stock and cash representing the merger consideration, together with cash in lieu of any fractional shares. No interest will be paid on any cash payment. Until the certificates representing OPRF common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Byline common stock into which such shares of OPRF common stock have been converted. When the certificates are surrendered to Byline's exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Byline, the exchange agent, or any other person be liable to any former holder of shares of OPRF common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        Holders of OPRF common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.

DISSENTERS' RIGHTS

        If the merger is consummated, OPRF stockholders who have complied with the applicable requirements and procedures of Section 262 of the DGCL will be entitled to demand appraisal of their shares of OPRF common stock, which we refer to in this section as OPRF shares, and receive in lieu of the merger consideration a cash payment equal to the "fair value" of their OPRF shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be the fair value, subject to the provisions of Section 262 of the DGCL, as further described herein. Such appraised value may be greater than, the same as, or less than, the merger consideration. Any OPRF stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights and is encouraged to consult personal legal counsel.

        THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C AND IS INCORPORATED BY REFERENCE HEREIN. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE NOR DOES IT CONSTITUTE A RECOMMENDATION THAT OPRF STOCKHOLDERS EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

        Under Section 262 of the DGCL, if the merger is consummated, holders of record of OPRF shares immediately prior to the effective time who (i) do not cast their vote in favor of the merger proposal, (ii) continuously hold their OPRF shares through the effective time and (iii) comply with all of the procedures set forth in Section 262 of the DGCL will be entitled to have their OPRF shares appraised by the Court of Chancery and to receive in lieu of the merger consideration, a cash payment equal to the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, on the amount determined to be the fair value, as determined by such court and subject to Section 262 of the DGCL, as further described herein.

        Under Section 262 of the DGCL, OPRF is required not less than twenty (20) days before the special meeting to notify each of the holders of OPRF shares who is entitled to exercise appraisal rights that appraisal rights are available for any or all of such OPRF shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes a formal notice of appraisal rights under Section 262 of the DGCL, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix C. Any holder of OPRF shares who wishes to exercise such appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Appendix C carefully because failure to comply exactly with all of the procedures specified may result in a termination or loss of appraisal rights under Section 262 of the DGCL.

        Under Delaware law, the procedures to properly demand and perfect appraisal rights must be carried out by and in the name of those registered as the holders of record of OPRF shares with certain limited exceptions. Stockholders who are the beneficial owners but not the holders of record of OPRF shares (such as OPRF shares held in the name of a bank, broker or other nominee) and who wish to demand appraisal of their OPRF shares held beneficially but not of record, are advised to consult promptly with the holders of record as to the timely exercise of such rights and to cause such holders of record to make the appropriate demand and to otherwise comply with the requirements of Section 262 of the DGCL.

        FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

        If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the record stockholder must do ALL of the following:

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  NOT vote such OPRF shares "FOR" the merger proposal;

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  deliver a written demand for appraisal of such OPRF shares that complies with Section 262 of the DGCL before the vote is taken on the merger proposal at the special meeting, to Oak Park River Forest Bankshares, Inc., Attn: Walter F. Healy, 1001 Lake Street, Oak Park, Illinois 60301, which demand must reasonably inform OPRF of the identity of the stockholder and that the stockholder is demanding appraisal; and

  •
  continuously hold of record such OPRF shares through the effective time.

        Any stockholder who votes "FOR" the merger proposal will not be entitled to exercise appraisal rights with respect thereto but rather, will receive the merger consideration in respect of its OPRF shares, subject to the terms and conditions of the merger agreement.

        The right to appraisal will be terminated or lost unless it is perfected by complying with all of the procedures set forth in Section 262 of the DGCL, the text of which is set forth in full in Appendix C hereto. A separate written demand for appraisal must be properly executed by the record stockholder and delivered to OPRF as described herein.

Written Demand by the Record Holder

        As provided under Section 262 of the DGCL, failure of a stockholder to make a written demand for appraisal (or failure of a beneficial owner of OPRF shares to cause the record holder of such OPRF shares to demand an appraisal of such OPRF shares) within the time limits provided in Section 262 of the DGCL will result in the loss of such stockholder's appraisal rights. The written demand for appraisal must be executed by or for the stockholder of record. The demand should reasonably inform OPRF of the identity of the stockholder and that the stockholder is demanding appraisal. If such OPRF shares are owned of record in a fiduciary or representative capacity, such as by a trustee, executor, administrator, guardian or attorney-in-fact, execution of the demand must be made in such capacity, and if such OPRF shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, that the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

Filing a Petition for Appraisal

        Within one hundred and twenty (120) days after the effective time, any holder of OPRF shares who has complied with the provisions of Section 262 of the DGCL and is entitled to appraisal rights thereunder may commence an appraisal proceeding by filing a petition in the Court of Chancery, demanding a determination of the fair value of such OPRF shares. Accordingly, any OPRF stockholder who wishes to perfect such stockholder's appraisal rights should initiate all necessary action to perfect her, his or its appraisal rights within the time and in the manner prescribed in Section 262 of the DGCL. Notwithstanding the foregoing, at any time within 60 days after the effective time, any OPRF stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party can withdraw her, his or its demand for appraisal and accept the merger consideration.

        Within one hundred and twenty (120) days after the effective time, any holder of OPRF shares who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Byline a statement setting forth the aggregate number of OPRF shares not voted in favor of the merger proposal with respect to which demands for appraisal have been received and the aggregate number of holders of such OPRF shares. Byline must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of OPRF shares held either in a voting trust or by a nominee on behalf of such beneficial owner may, in such beneficial owner's own name, file a petition seeking appraisal or request from Byline the foregoing statements. As noted, however, the demand for appraisal can only be made by a holder of record.

        If a petition for an appraisal is timely filed with the Court of Chancery by an OPRF stockholder, service of a copy thereof must be made upon Byline, which will then be obligated within twenty (20) days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (referred to as the Register in Chancery) a duly verified list containing the names and addresses of all OPRF stockholders who have demanded payment for their OPRF shares and with whom agreements as to the value of their OPRF shares have not been reached. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition to Byline and all of the stockholders shown on such duly verified list in accordance with Section 262 of the DGCL. As required by Section 262 of the DGCL, the Court of Chancery is empowered to conduct a hearing on such petition to determine those OPRF stockholders who have complied with Section 262 of the DGCL and who have become entitled to exercise appraisal rights thereunder. The Court of Chancery may require the OPRF stockholders who have demanded appraisal of their OPRF shares to submit their stock certificates representing OPRF shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any such OPRF stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

        After determining the stockholders entitled to appraisal, the Court of Chancery will appraise the "fair value" of the OPRF shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except with respect to advance payments described below, interest on the amount determined to be the fair value must accrue from the effective time through the date of payment of the judgment, must be compounded quarterly, and must accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Byline may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such holder of OPRF shares), in which case interest must accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the OPRF shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. Byline is under no obligation to make such voluntary cash payment prior to such entry of judgment.

        Stockholders considering the exercise of appraisal rights should be aware that the fair value of their OPRF shares as determined under Section 262 of the DGCL could be greater than, the same as or less than the value of the merger consideration. In determining "fair value", the Court of Chancery must take into account all relevant factors.

        In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        The costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of expert witnesses) may be determined by the Court of Chancery and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of an OPRF stockholder, the Court may also order that all or a portion of the expenses incurred by an OPRF stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the OPRF shares entitled to be appraised. Absent such an order, each party is responsible for her, his or its own expenses.

        From the effective time, no stockholder who has demanded appraisal rights in compliance with Section 262 of the DGCL will be entitled to vote such OPRF shares for any purpose or to receive payment of dividends or other distributions on any OPRF shares (except dividends or other distributions, if any, payable to stockholders of record as of a record date prior to the effective time).

        If any OPRF stockholder who demands appraisal of such stockholder's OPRF shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, as provided in the DGCL, the OPRF shares of such stockholder will be deemed converted at the effective time into the right to receive the merger consideration, without interest thereon, subject to any taxes required to be withheld under applicable law and follow the applicable exchange procedures in order to receive payment of the merger consideration.

        If no petition for an appraisal is filed, or if the OPRF stockholder delivers to Byline a written withdrawal of the demand for an appraisal and acceptance of the merger consideration, either within sixty (60) calendar days after the effective time or thereafter with the written approval of Byline, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any OPRF stockholders, however, without the approval of the Court of Chancery, which may be conditioned on such terms as the Court of Chancery deems just; provided, however, that such requirement will not affect the right of any OPRF stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered pursuant to the merger within sixty (60) calendar days after the effective time.

        If you wish to exercise your appraisal rights, you must not vote your shares in favor of the merger proposal, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it may result in the termination or waiver of your appraisal rights.

        The foregoing summary of the rights of OPRF stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by OPRF stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Appendix C to this proxy statement/prospectus and is incorporated herein by reference.

        FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

DESCRIPTION OF THE MERGER AGREEMENT

        The following is a summary of selected provisions of the merger agreement. While Byline and OPRF believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and a copy of which is attached as Appendix A to, this proxy statement/prospectus. The parties urge you to read the merger agreement in its entirety.

EXPLANATORY NOTE

        The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by Byline and OPRF only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Byline and OPRF in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk between the parties to the merger agreement rather than to establish matters as facts. Stockholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Byline or OPRF. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Byline or OPRF.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Byline or OPRF or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information." Byline will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

THE MERGER

        Upon the terms and subject to the conditions of the merger agreement, OPRF will merge with and into Byline, with Byline continuing as the surviving corporation. Immediately following the completion of the merger, Community Bank will merge with and into Byline Bank, with Byline Bank as the resulting bank. The separate existence of OPRF will cease, with all its rights, privileges, immunities, power and franchises.

EFFECTS OF THE MERGER

        As a result of the merger, the shares of OPRF common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist. OPRF stockholders will only participate in Byline's future earnings and potential growth through their ownership of Byline common stock. All of the other incidents of direct ownership of shares of OPRF common stock, such as the right to vote on certain decisions with respect to OPRF, to elect directors to the OPRF board and to receive dividends and distributions from OPRF, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of Byline Bank and Community Bank will vest in the resulting bank, and all obligations, liabilities, debts, restrictions, disabilities and duties of Byline Bank and Community Bank will become the obligations, liabilities, debts, restrictions, disabilities and duties of the resulting bank.

CLOSING AND EFFECTIVE TIME OF THE MERGER

        The merger agreement provides that the merger will be consummated no later than five (5) business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual written agreement of Byline and OPRF. The merger will become effective at the time a certificate of merger is executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Subject to the satisfaction or waiver of the closing conditions, the parties are seeking to consummate the merger by the second quarter of 2019. However, it is possible that factors outside the control of Byline and OPRF could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

        If the merger is not completed by the outside date, the merger agreement may be terminated by either Byline or OPRF, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

        For a description of the transaction structure and merger consideration, please see the section entitled "The Merger—Terms of the Merger."

BYLINE'S GOVERNING DOCUMENTS, DIRECTORS AND OFFICERS FOLLOWING THE CLOSING

Governing Documents

        Byline's certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the surviving corporation as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

        The directors and officers of Byline immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

MERGER CONSIDERATION

Conversion of OPRF Common Stock

        At the effective time, each share of OPRF common stock outstanding immediately prior to the effective time, other than shares, if any, owned by OPRF or Byline or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into the right to receive the merger consideration consisting of (i) 7.9321 shares of Byline common stock (or a total of approximately 1,464,607 shares of Byline common stock in the aggregate); and (ii) an amount of cash equal to $6,162,460.13 divided by the total number of shares of OPRF common stock issued and outstanding immediately prior to the effective time (or approximately $33.38 per share of OPRF common stock), in each case subject to adjustment as set forth in the merger agreement and as described below.

        Not later than ten (10) days before the expected closing date, OPRF will deliver to Byline the OPRF estimated closing balance sheet. After OPRF's delivery of the OPRF estimated closing balance sheet, Byline and OPRF will work together in good faith to agree on the OPRF final closing balance sheet. Each of the OPRF estimated closing balance sheet and the OPRF final closing balance sheet will contain a calculation of OPRF's closing tangible common equity. Byline and OPRF have also agreed upon the OPRF minimum tangible common equity for each applicable month end period for purposes of determining possible adjustments to the merger consideration.

        The total cash consideration of $6,162,460.13 is subject to an upward adjustment if the following conditions are met: (A) Community Bank makes a recovery or recoveries on a certain specified credit relationship as of October 17, 2018 not later than ten (10) days before the expected closing date; (B) OPRF has properly delivered to Byline the OPRF estimated closing balance sheet; and (C) Byline and OPRF have agreed to the OPRF final closing balance sheet. Upon the satisfaction of these conditions, the total cash consideration will be increased on a dollar-for-dollar basis by an amount equal to the net after tax amount of any recovery or recoveries on the specified credit relationship, provided that any such recovery or recoveries will first be allocated to the OPRF closing tangible common equity, to the extent there is any OPRF tangible common equity shortfall.

        Both the exchange ratio and the cash consideration are subject to downward adjustments in the event that the OPRF closing tangible common equity is less than the OPRF minimum tangible common equity. Specifically, in the event of an OPRF tangible common equity shortfall, the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall, with proportional downward adjustments to each of the exchange ratio and cash consideration.

Cancellation of Excluded Shares and Dissenting Shares

        At the effective time, (i) any shares of OPRF common stock beneficially owned by Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in OPRF's treasury, which we refer to as the excluded shares, and (ii) any dissenting shares (subject to the procedures for dissenting shares described herein) will automatically be cancelled and retired and will cease to exist and no consideration will be issued in exchange therefor.

Dissenting Shares

        To the extent dissenters' rights under Section 262 of the DGCL are applicable to the merger, no dissenting shares will be converted into or represent a right to receive the consideration for such shares set forth in merger agreement. Instead, holders of dissenting shares will be entitled to receive in cash the value of the shares held by such holder to the extent granted Section 262 of the DGCL. If a holder of dissenting shares thereafter effectively withdraws or loses such dissenters' rights with respect to such shares then, as of the occurrence of such withdrawal or loss, each such share will be deemed as of the effective time to have been converted into and represent only the right to receive the consideration for such shares set forth in the merger agreement.

        For more information regarding dissenters' rights, please see the section entitled "The Merger—Dissenters' Rights."

Rights as Stockholders of OPRF

        At the effective time, holders of shares of OPRF common stock will cease to be, and will have no rights as, stockholders of OPRF other than to receive the merger consideration and any dividends or distributions to which they are entitled under the merger agreement.

EXCHANGE PROCEDURES

        Byline has engaged American Stock Transfer & Trust Company, LLC to act as its exchange agent to handle the exchange of OPRF common stock for the merger consideration. Within ten (10) business days after the effective time, the exchange agent will send to each holder of record of OPRF common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender OPRF common stock certificates and/or book entry shares to the exchange agent. Holders of OPRF common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates.

        As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying OPRF stock certificates, if any, Byline's exchange agent will issue shares of Byline common stock and cash representing the merger consideration, together with cash in lieu of any fractional shares. No interest will be paid on any cash payment. Until the certificates representing OPRF common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Byline common stock into which such shares of OPRF common stock have been converted. When the certificates are surrendered to Byline's exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Byline, the exchange agent, or any other person be liable to any former holder of shares of OPRF common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        Holders of OPRF common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.

Distributions with Respect to Unexchanged Shares

        All shares of Byline common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by Byline in respect of the Byline common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of Byline common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing shares of OPRF common stock until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof) or book-entry shares, there will be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of Byline common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of Byline common stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Byline common stock with a record date after the effective time but with a payment date subsequent to surrender.

Fractional Shares of Byline Common Stock

        No fractional shares of Byline common stock will be issued to any stockholder of OPRF upon completion of the merger. For each fractional share of Byline common stock that would otherwise be issued, Byline will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Byline common stock which the holder would otherwise be entitled to receive multiplied by the Byline closing price. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains representations and warranties on the part of OPRF as to, among other things:

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  organization, standing and authority;

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  OPRF securities;

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  subsidiaries and equity holdings;

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  power;

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  authority;

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  consents and approvals;

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  no defaults;

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  takeover laws and provisions;

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  financial advisors;

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  absence of certain changes or events since December 31, 2017;

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  availability, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;

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  regulatory matters;

  •
  absence of litigation;

  •
  compliance with laws;

  •
  proper and accurate maintenance of books and records;

  •
  intellectual property;

  •
  tax matters;

  •
  environmental matters;

  •
  labor matters;

  •
  benefit arrangements;

  •
  property;

  •
  material contracts;

  •
  material interests of certain persons;

  •
  insurance coverage;

  •
  absence of trust business;

  •
  loans;

  •
  interest rate risk management instruments;

  •
  sufficiency of assets;

  •
  mortgage banking activities; and

  •
  reorganization.

        The merger agreement also contains representations and warranties on the part of Byline as to, among other things:

  •
  organization, standing and authority;

  •
  Byline stock;

  •
  significant subsidiaries;

  •
  power;

  •
  authority;

  •
  consents and approvals;

  •
  no defaults;

  •
  financial advisors;

  •
  absence of certain changes or events since December 31, 2017;

  •
  availability, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;

  •
  regulatory matters;

  •
  absence of litigation;

  •
  compliance with laws;

  •
  available funds;

  •
  ownership of OPRF common stock;

  •
  environmental matters;

  •
  ERISA matters; and

  •
  reorganization.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to Byline or OPRF, as the case may be, means any effect, circumstance, occurrence or change that (i) would materially impair the ability of the party to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby on a timely basis or (ii) would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of OPRF and its subsidiaries, taken as a whole, or Byline and its subsidiaries, taken as a whole, excluding, for purposes of clause (ii) only, the following effects, circumstances, occurrences or changes, but only to the extent, with respect to certain of the following, that the effect of such change is not materially different than on comparable banking organizations organized and operated in the United States or any state therein:

  •
  changes in banking and other laws of general applicability or changes in the interpretation thereof by governmental authorities;

  •
  changes in GAAP or regulatory accounting requirements applicable to banking organizations generally;

  •
  changes in the credit markets or prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein;

  •
  changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism);

  •
  volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters;

  •
  actions or omissions of a party to the merger agreement that are expressly required by the merger agreement or taken upon the written request of the other party to the merger agreement in contemplation of the transactions contemplated thereby;

  •
  the public disclosure of the merger agreement or the transactions contemplated thereby or the consummation thereof, including the effects thereof on relationships with customers and employees; or

  •
  failure to meet internal earnings projections or financial forecasts (but not including the underlying causes of such failure).

        The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled "Termination of the Merger Agreement," if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Byline or OPRF, or otherwise under the merger agreement, unless Byline or OPRF willfully breached the merger agreement.

CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER

        Conduct of business of OPRF.    Under the merger agreement, OPRF has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, OPRF and its subsidiaries are required to conduct its business in the ordinary and usual course of business consistent with past practice, use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships, and take no action that is intended to or would reasonably be expected to prevent or impede the merger from qualifying as a reorganization under the provisions of Section 368(a)(1)(A) of the Code or adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement, or that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, in each case except as required by applicable law.

        The following is a summary of the more significant operating limitations imposed upon OPRF, subject to certain exceptions set forth in the merger agreement and disclosure schedules. OPRF may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Byline's prior written consent:

  •
  conduct its business other than in the ordinary course consistent with past practices;

  •
  enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies procedures or practices;

  •
  close, sell, consolidate or relocate or materially alter any of its branches or other significant offices or facilities;

  •
  materially alter any of its policies or practices with respect to rates, fees, interest, charges, level or types of services or products available to customers;

  •
  except as previously disclosed, book any "brokered deposits";

  •
  purchase any securities other than short-term securities issued by the Treasury or any U.S. governmental agency;

  •
  make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

  •
  except as previously disclosed, enter into, terminate, amend, modify, extend or renew any material contracts;

  •
  except in the ordinary course of business consistent with past practice, (a) make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any loan involving a total credit relationship of more than $3 million with any single borrower and its affiliates or related parties, or (b) other than in compliance with the credit policies and procedures made available to Byline, enter into, renew or amend any interest rate instrument;

  •
  issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional rights with respect to its stock;

  •
  grant any stock options, stock appreciation rights, performance shares, restricted stock or other equity-based awards or interests, or grant any person any rights to acquire any shares of its capital stock;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its stock (except for cash dividends to OPRF by its subsidiaries to fund OPRF's operations) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice;

  •
  acquire all or any portion of the loans, securities, real property, equity, business, deposits or properties of any other person or make a capital contribution to any other person other than a wholly owned subsidiary of OPRF, unless otherwise stated in the merger agreement;

  •
  amend the charter, certificate of incorporation and/or by-laws of OPRF or Community Bank;

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a governmental authority;

  •
  make, change or revoke any material tax election, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a material refund of taxes, change any method of accounting for tax purposes, or take any action with respect to taxes that is outside the ordinary course of business or inconsistent with past practice unless required by applicable law;

  •
  settle any action, suit, claim or proceeding against OPRF, except for an action, suit, claim or proceeding (i) that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 individually, or $100,000 in the aggregate, or (ii) that would not impose any continuing liability or material restriction on the business of OPRF or OPRF's subsidiaries;

  •
  (i) enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, restrictive covenant, change in control, retention, stay bonus or similar contract or agreement; (ii) grant any salary or wage increase or increase any employee benefit of any director, officer, employee or consultant, except in each case (a) to pay annual bonuses as set forth in the OPRF disclosure schedules, (b) to pay retention bonuses to certain individuals and in specified amounts as set forth in the OPRF disclosure schedules, or (c) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount up to a maximum of 3% of each individual employee's or consultant's then current base compensation; (iii) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000; or (iv) terminate the employment of any executive officer other than for cause;

  •
  (i) enter into, terminate, establish or adopt any OPRF benefit arrangement or any arrangement that would have been an OPRF benefit arrangement had it been entered into prior to the merger agreement, amend or modify any OPRF benefit arrangement (other than renewals or amendments or modifications to OPRF benefit arrangements that are health and welfare plans in the ordinary course of business consistent with past practice that do not increase the benefits provided or cost to OPRF or Community Bank of maintaining such OPRF benefit arrangement, in each case, by more than a de minimis amount (with prior notice to Byline)), or make new grants, awards or increase any benefits under any OPRF benefit arrangement, or (ii) except as previously disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any OPRF benefit arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (iii) add any new participants to any benefit arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (a) to satisfy previously disclosed contractual obligations existing as of October 17, 2018, (b) in the ordinary course of business consistent with past practices under the existing terms of such benefit arrangement, or (c) as required by applicable law or by merger agreement;

  •
  (i) engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises, or (ii) fail to use commercially reasonably necessary efforts to maintain its business premises or other assets in substantially the same condition;

  •
  acquire or otherwise become the owner of any real property, including any real property, and related assets and rights, designated as "other real estate owned" by Community Bank, by way of foreclosure or in satisfaction of a debt previously contracted without first (i) obtaining an appropriate Phase I environmental site assessment and (ii) consulting Byline;

  •
  except as previously disclosed, incur any indebtedness for borrowed money (other than deposits taken by Community Bank), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a subsidiary of OPRF); or

  •
  merge or consolidate OPRF or any of its subsidiaries, including Community Bank, with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries.

        Conduct of Business of Byline.    Under the merger agreement, Byline has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Byline is required to take no action that is intended to or would reasonably be expected to prevent or impede the merger from qualifying as a reorganization under the provisions of Section 368(a)(1)(A) of the Code or adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement.

        The following is a summary of the more significant operating limitations imposed upon Byline, subject to certain exceptions set forth in the merger agreement. Byline may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without OPRF's prior written consent:

  •
  amend its certificate of incorporation in a manner that would materially and adversely affect the holders of capital stock of OPRF (upon their acquisition of Byline common stock) relative to the other holders of Byline common stock;

  •
  adjust, split, combine or reclassify any capital stock of Byline; or

  •
  completely liquidate or dissolve Byline or Byline Bank.

CERTAIN COVENANTS OF THE PARTIES

        In addition to the operating limitations noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

  •
  Byline and OPRF agreed to use reasonable best efforts to file the requisite applications with the FDIC and IDFPR within forty-five (45) days of execution of the merger agreement and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger. In addition, Byline agreed to file a waiver request from the prior approval requirements of the Federal Reserve. On December 27, 2018, the Federal Reserve granted the requested waiver. The FDIC approved the bank merger on January 4, 2019, and the IDFPR approved the bank merger on January 9, 2019.

  •
  OPRF agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining required stockholder approvals.

  •
  OPRF agreed to not withhold, withdraw, qualify or adversely modify the OPRF board's recommendation to OPRF stockholders that they vote in favor of adopting the merger agreement, unless it determines in good faith that to continue to recommend the adoption of the merger agreement to OPRF stockholders would be inconsistent with its fiduciary duties.

  •
  OPRF agreed to deliver to Byline, no later than ten (10) days before the expected closing date, (1) the OPRF estimated closing balance sheet, which is (A) prepared in good faith based on all available information at such time pursuant to GAAP, the merger agreement and the OPRF disclosure schedules, and (B) includes a calculation of OPRF closing tangible common equity as of the expected closing date, and (2) reasonable supporting documentation for the OPRF estimated closing balance sheet.

  •
  After delivery of the OPRF estimated closing balance sheet, OPRF and Byline agreed that the parties will work together in good faith to agree by the expected closing date on the OPRF final closing balance sheet.

  •
  Byline has agreed to provide indemnification to the current and former directors, officers and employees of OPRF and its subsidiaries, and OPRF has agreed to pay the premium for the extension of OPRF's directors' and officers' liability insurance, subject to certain limitations.

  •
  Byline has agreed to take all actions required to obtain approval to list the shares of Byline common stock issuable under the merger agreement on the NYSE.

  •
  Byline and OPRF each agreed to use their respective commercially reasonable efforts in good faith to satisfy the conditions required to close the merger and to complete the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement.

  •
  Byline and OPRF each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.

        The transactions contemplated by the merger agreement also include certain other agreements relating to employment matters of certain officers of OPRF entered into or to be entered into in connection with the merger. See "The Merger—Interests of OPRF Directors and Executive Officers in the Merger."

REGULATORY MATTERS

        Consummation of the merger is subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until Byline and Byline Bank, on the one hand, and OPRF and Community Bank, on the other hand, have received all necessary prior approvals or waivers from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when Byline and OPRF and their bank subsidiaries will obtain the required regulatory approvals or waivers necessary for the merger and bank merger.

        Federal Reserve.    Byline is registered as a bank holding company under the Bank Holding Company Act of 1956, which we refer to as the BHC Act. OPRF also is a registered bank holding company under the BHC Act. As a result, the merger is subject to prior approval of the Federal Reserve under the BHC Act, unless an exemption from the prior approval requirement is available pursuant to Regulation Y under the BHC Act. In accordance with Regulation Y, on November 26, 2018, Byline submitted a request to the Federal Reserve Bank of Chicago for a waiver from the requirement under Section 3 of the BHC Act for prior approval of the Federal Reserve. On December 27, 2018, the Federal Reserve granted the requested waiver.

        FDIC.    The merger of Community Bank with and into Byline Bank is subject to the prior approval of the FDIC under the Bank Merger Act of 1960, as amended, which we refer to as the Bank Merger Act. On November 26, 2018, Byline Bank and Community Bank filed their Bank Merger Act Application for approval of the bank merger with the FDIC. On January 4, 2019, the FDIC approved the bank merger. In reviewing that application, the FDIC was required to consider the following:

  •
  competitive factors, such as whether the bank merger will result in a monopoly or whether the benefits of the bank merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger's anticompetitive effects or restraints on trade; and

  •
  banking and community factors, which include an evaluation of:

  •
  the financial and managerial resources of Byline Bank, including its subsidiaries, and of Community Bank, and the effect of the proposed transaction on these resources;

  •
  management expertise;

  •
  internal control and risk management systems;

  •
  the capital of Community Bank;

  •
  the convenience and needs of the communities to be served; and

  •
  the effectiveness of Community Bank and Byline Bank in combating money laundering activities.

        The application process included publication and opportunity for comment by the public. The FDIC was required to consider any properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act.

        Mergers approved by the FDIC under the Bank Merger Act, with certain exceptions, may not be consummated until thirty (30) days after the date of approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the FDIC and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than fifteen (15) days. There can be no assurance that the Department of Justice will not challenge the bank merger or, if such a challenge is made, that the result of that challenge will be favorable to Byline Bank and Community Bank. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

        IDFPR.    The merger of Community Bank with and into Byline Bank is subject to the prior approval of the IDFPR. On November 26, 2018, Byline Bank submitted to the IDFPR a copy of the Bank Merger Act Application filed with the FDIC and such other information as required by the IDFPR. On January 9, 2019, the IDFPR approved the bank merger.

        While Byline knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

        The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval does not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

STOCKHOLDER APPROVAL

        OPRF has agreed to convene a meeting of its stockholders as soon as practicable after the registration statement, of which this proxy statement/prospectus is a part, is declared effective, and will in any event use reasonable best efforts to convene such meeting no later than forty-five (45) calendar days after the registration statement is declared effective, to consider and vote upon the approval of the merger. Subject to certain limited exceptions, the OPRF board will recommend to OPRF stockholders that they approve the merger. Unless the merger agreement is terminated in accordance with its terms, OPRF will convene such meeting regardless of whether or not (i) the OPRF board has changed its recommendation that OPRF stockholders approve the merger or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).

EMPLOYEE MATTERS

        For a period of one year following the effective time, Byline will provide, or cause to be provided, to each of the current employees of OPRF and its subsidiaries as of immediately prior to the effective time who continue employment with Byline or any of its subsidiaries following the effective time with (i) base compensation and target incentive opportunities that, in the aggregate, are no less favorable than those provided to similarly situated employees of Byline and its subsidiaries, (ii) pension benefits that are no less favorable than those provided to similarly situated employees of Byline and its subsidiaries, (iii) welfare benefits that, in the aggregate, are no less favorable than those provided (a) by OPRF and its subsidiaries to such employees immediately prior to the effective time or (b) to similarly situated employees of Byline and its subsidiaries and (iv) severance benefits as set forth in the OPRF disclosure schedules.

        Byline has agreed to give OPRF employees who continue employment with Byline or any of its subsidiaries following the effective time credit for their years of service with OPRF for purposes of eligibility to participate, vesting and determination of the level of benefits under any employee benefit plans that such employees may be eligible to participate in after the closing to the same extent recognized by OPRF immediately prior to the closing, except to the extent it would result in the duplication of benefits for the same period of service.

        Byline has agreed to use commercially reasonable efforts to (i) waive preexisting conditions, waiting periods and actively at work requirements under such plans; and (ii) provide each OPRF employee with full credit under medical, dental and health plans for any coinsurance, deductible and maximum out-of-pocket expenses incurred by such employees (and their covered dependents) under comparable plans of OPRF or any of its subsidiaries during the portion of the applicable plan year prior to such employee's participation in any medical, dental or health plans of Byline after the closing.

INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

        Pursuant to the terms of the merger agreement, OPRF has agreed to purchase and Byline has agreed to maintain, for six (6) years following the effective time, insurance coverage under the current policy of directors' and officers' liability insurance maintained by OPRF for actions or omissions occurring at or prior to the effective time; provided, however that if the aggregate premiums for such coverage exceed 300% of the premiums OPRF paid for its current directors' and officers' insurance policy, OPRF will only be required to obtain and Byline will only maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a total cost equal to such 300% amount. Following the effective time, to the extent permitted by applicable law, Byline has agreed to indemnify, hold harmless, and advance expenses to the current and former directors, officers and employees of OPRF and its subsidiaries for actions taken by them in their position as a director, officer or employee of OPRF prior to the effective time.

ACQUISITION PROPOSALS

        Except as described below, OPRF has agreed in the merger agreement that it will not and will cause its subsidiaries and affiliates not to: initiate, solicit, knowingly encourage or knowingly facilitate in any way inquiries or proposals with respect to an acquisition proposal, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal. OPRF also agreed to cease immediately and cause to be immediately terminated any activities, discussions and negotiations with any person (other than Byline) with respect to any acquisition proposal.

        Notwithstanding the foregoing limitations, if OPRF receives an unsolicited bona fide written acquisition proposal, and the OPRF board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and if the OPRF board concludes in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failing to take such actions would result in a violation of its fiduciary duties, then OPRF will: (i) furnish information with respect to it to such person making such acquisition proposal pursuant to a confidentiality agreement with terms no less favorable to it then the terms contained in the confidentiality agreement between OPRF and Byline; and (ii) participate in discussions or negotiations regarding such acquisition proposal. Upon receipt of any acquisition proposal, OPRF must provide Byline prompt notice thereof and keep Byline apprised of any related developments on a prompt basis.

        Under the merger agreement, "superior proposal" means a bona fide written acquisition proposal containing terms that the OPRF board determines in good faith to be more favorable to OPRF stockholders from a financial point of view than the merger and the transactions contemplated thereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood and timing of the consummation of the proposed transaction and (iii) after taking into account all relevant legal, financial, regulatory and other aspects of such proposal.

        The merger agreement provides that, unless the merger agreement is contemporaneously terminated in accordance with its terms, the OPRF board will not cause or permit OPRF to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

        If Byline terminates the merger agreement because OPRF breaches its covenant not to solicit an acquisition proposal from a third-party or if OPRF terminates the merger agreement to enter into an agreement for a superior proposal, OPRF will pay to Byline a termination fee equal to approximately $1.78 million. See "—Termination Fee".

CONDITIONS TO CONSUMMATION OF THE MERGER

        The respective obligation of each party to consummate the merger is subject to the fulfilment or written waiver at or prior to the closing of each of the following conditions:

  •
  adoption of the merger agreement and approval of the merger proposal by OPRF stockholders;

  •
  the receipt of regulatory approvals and the expiration of any applicable waiting periods;

  •
  the shares of Byline common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

  •
  the registration statement, of which this proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time; and

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

        OPRF's obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:

  •
  the accuracy of representations and warranties of Byline in the merger agreement, subject to certain materiality standards;

  •
  performance by Byline in all material respects of its obligations under the merger agreement; and

  •
  receipt by OPRF of an opinion of its counsel, in form and substance reasonably acceptable to OPRF, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, and on the basis of certificates and representations of officers of OPRF and Byline reasonably satisfactory in form and substance to counsel, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Byline's obligation to consummate the merger is also subject to the fulfilment or written waiver of each of the following conditions:

  •
  the accuracy of representations and warranties of OPRF in the merger agreement, subject to certain materiality standards, including OPRF's representation and warranty that no material adverse effect with respect to OPRF has occurred since December 31, 2017;

  •
  performance by OPRF in all material respects of its obligations under the merger agreement;

  •
  receipt by Byline of an opinion of its counsel, in form and substance reasonably acceptable to Byline, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, and on the basis of certificates and representations of officers of OPRF and Byline reasonably satisfactory in form and substance to counsel, for

    U.S. federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the holders of no more than 10% in the aggregate of the outstanding shares of OPRF common stock electing to exercise their dissenters' rights;

  •
  receipt by OPRF of certain third party consents; and

  •
  the delivery to Byline from OPRF of the certificate or certificates representing the shares of common stock of Community Bank held by OPRF.

TERMINATION OF THE MERGER AGREEMENT

        Byline and OPRF may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Byline or OPRF may also terminate the merger agreement if:

  •
  OPRF stockholders do not adopt the merger agreement by the conclusion of the special meeting;

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority and such regulatory authority would not accept the re-filing of such application, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval; or

  •
  the merger is not completed by the outside date, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

        In addition, OPRF may terminate the merger agreement if:

  •
  there is a breach of any of the covenants, agreements, representations or warranties of Byline such that the applicable conditions to OPRF's obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or thirty (30) days after notice to Byline from OPRF; or

  •
  on the determination date, (i) the final Byline market value is less than $18.02, and (ii) the number obtained by dividing the final Byline market value by $22.53 is less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) consecutive trading days immediately preceding the determination date by (y) $111.02 and (B) subtracting 0.20.

        In addition, Byline may terminate the merger agreement if there is a breach of any of the covenants, agreements, representations or warranties of OPRF such that the applicable conditions to Byline's obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or thirty (30) days after notice to OPRF from Byline.

        Byline may also terminate the merger agreement prior to the adoption of the merger agreement by the OPRF stockholders, if:

  •
  the OPRF board submits the merger agreement to its stockholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies such recommendation;

  •
  OPRF recommends to its stockholders an acquisition transaction other than the merger;

  •
  OPRF breaches its obligations under the merger agreement to convene the special meeting in accordance with its obligations under the merger agreement prior to the outside date;

  •
  OPRF enters into a definitive agreement with respect to an acquisition proposal other than the merger or recommends to its stockholders an acquisition proposal other than the merger; or

  •
  OPRF materially breaches its "no-shop" obligations under the merger agreement.

        Any termination of the merger agreement will not relieve the breaching party from liability resulting from any willful breach by that party of the merger agreement.

TERMINATION FEE

        OPRF has agreed to pay to Byline a cash termination fee in an amount equal to approximately $1,780,000 in the following circumstances:

  •
  Byline terminates the merger agreement prior to the adoption of the merger agreement by the OPRF stockholders because the OPRF board (1) (a) submits the merger agreement to its stockholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies such recommendation, (b) recommends to its stockholders an acquisition transaction other than the merger, (c) fails to convene a stockholder meeting to approve the merger agreement in accordance with its obligations under the merger agreement prior to the outside date or (d) enters into a definitive agreement with respect to an acquisition proposal or recommends to its stockholders an acquisition proposal other than the merger or (2) OPRF materially breaches its "no shop" covenants set forth in the merger agreement; or

  •
  a bona fide acquisition proposal is publicly announced or otherwise made known to the OPRF board prior to the event giving rise to termination of the merger agreement and (a) the merger agreement is terminated (1) by either Byline or OPRF because the merger agreement is not approved by the requisite votes of OPRF stockholders by the conclusion of the special meeting, (2) by Byline because OPRF has breached a representation, warranty, covenant or agreement or (3) by Byline because closing has not occurred by the outside date and all conditions to OPRF's obligation to close the merger have been satisfied (other than the adoption of the merger agreement by the OPRF stockholders and the receipt of the applicable tax opinion from its counsel) and (b) prior to the twelve (12) month anniversary of such termination, OPRF consummates, or enters into a definitive agreement to consummate, an acquisition transaction.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

        The merger agreement may be amended in writing by the parties.

EXPENSES

        Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

VOTING AGREEMENT

        On October 17, 2018, all of the directors of OPRF entered into a voting agreement with Byline solely in their capacity as stockholders of OPRF. Under this agreement, each of these OPRF stockholders has agreed, subject to certain exceptions, to vote his or her respective shares of OPRF common stock:

  •
  in favor of the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement which would result in a breach of any term of, or any other obligation of OPRF under the merger agreement or which is reasonably likely to result in any conditions to Byline's obligations from being fulfilled; and

  •
  against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the merger agreement.

        The 37,827 shares of OPRF common stock initially subject to the voting agreement represent approximately 20.5% of OPRF's outstanding shares of common stock as of October 17, 2018. The voting obligations under the voting agreement will automatically terminate upon the earlier of (a) the effective time and (b) the date of termination of the merger agreement in accordance with its terms. A copy of the voting agreement is attached to this proxy statement/prospectus as Appendix B.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of OPRF common stock. The summary is based upon the Code, applicable Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        This discussion addresses only those U.S. holders of OPRF common stock that hold their OPRF common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of OPRF common stock in light of their individual circumstances or to holders of OPRF common stock that are subject to special rules, such as a beneficial owner of OPRF stock that is not a "U.S. holder"; financial institutions; S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold OPRF common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose "functional currency" is not the U.S. dollar; and holders who acquired their shares of OPRF common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

        If a partnership (or other entity or arrangement that is treated as a partnership for federal income tax purposes) holds OPRF common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

        The parties intend for the merger to qualify as a "reorganization" for U.S. federal income tax purposes. It is a condition to OPRF's obligation to complete the merger that OPRF receive an opinion from Vedder Price P.C., dated the closing date of the merger, and it is a condition to Byline's obligation to complete the merger that Byline receive an opinion from Sullivan & Cromwell LLP, dated the closing date of the merger, each to the effect that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. These conditions are waivable, and Byline and OPRF undertake to recirculate appropriate soliciting materials and resolicit the votes of OPRF stockholders if either of these conditions is waived and the change in federal income tax consequences is material. These opinions will be based upon representation letters provided by Byline and OPRF and upon customary factual assumptions. Neither Byline nor OPRF has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Byline or OPRF. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Federal Income Tax Consequences of the Merger

        The merger is intended to qualify, and the obligation of Byline and OPRF to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, no gain or loss will be recognized by Byline or OPRF as a result of the merger and the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

  •
  Gain (but not loss) will be recognized by U.S. holders of OPRF common stock who receive shares of Byline common stock and cash in exchange for shares of OPRF common stock pursuant to the merger, in an amount equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Byline common stock received in the merger, over such U.S. holder's adjusted tax basis in the shares of OPRF common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (in each case, excluding any cash received in lieu of fractional shares of Byline common stock, which is discussed below under "—Cash in Lieu of Fractional Shares of Byline Common Stock").

  •
  Generally, a U.S. holder's aggregate tax basis in the Byline common stock received by such U.S. holder in the merger in exchange for its OPRF common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Byline Common Stock," will equal such U.S. holder's aggregate tax basis in the OPRF common stock surrendered in the merger, increased by the amount of taxable gain (whether such gain is classified as capital gain or dividend income, as discussed below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of Byline common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Byline common stock).

  •
  The holding period for the shares of Byline common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Byline Common Stock," generally will include the holding period for the shares of OPRF common stock exchanged therefor.

        In the case of any U.S. holder who acquired different blocks of OPRF common stock at different times or at different prices, any gain will be determined separately for each identifiable block of shares exchanged in the merger. Such a U.S. holder should consult its tax advisor prior to the exchange regarding the manner in which cash and Byline common stock received in the exchange should be allocated among different blocks of OPRF common stock and with regard to identifying the basis or holding periods of the particular shares of Byline common stock received in the merger.

        Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of OPRF common stock for more than one year at the effective time. For U.S. holders of shares of OPRF common stock that are non-corporate holders, long-term capital gain generally will be taxed at a

U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gain.

        In some cases, if a holder actually or constructively owns Byline common stock other than Byline common stock received pursuant to the merger, gain recognized pursuant to the merger could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder's particular circumstances, including the application of constructive ownership rules, holders of OPRF common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash in Lieu of Fractional Shares of Byline Common Stock

        A U.S. holder who receives cash instead of a fractional share of Byline common stock will be treated as having received the fractional share of Byline common stock pursuant to the merger and then as having exchanged the fractional share of Byline common stock for cash. As a result, a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the tax basis allocated to such fractional share of Byline common stock (as described above). Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the OPRF common stock exchanged by such U.S. holder is greater than one year as of the effective time. For U.S. holders of shares of OPRF common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gain. The deductibility of capital losses is subject to limitations.

Medicare Net Investment Income Tax

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of shares of OPRF common stock pursuant to the merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of OPRF common stock pursuant to the merger.

Backup Withholding and Information Reporting

        Payments of cash to a U.S. holder of OPRF common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to Byline and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        A U.S. holder of OPRF common stock, as a result of having received Byline common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of OPRF common stock who is a "significant holder" will be required to file a statement with such holder's U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth, among other things, such holder's basis in the OPRF common stock surrendered and the fair market value of the Byline common stock and cash received in the merger. A "significant holder" is a holder of OPRF common stock who, immediately before the merger, owned at least 1% of the vote or value of the outstanding stock of OPRF or securities of OPRF with a basis for federal income tax purposes of at least $1 million.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign tax consequences, including without limitation the applicability and effect of the net investment income tax, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

        OPRF is incorporated under the laws of the State of Delaware, and the rights of OPRF stockholders are governed by Delaware law, OPRF's certificate of incorporation and OPRF's bylaws. As a result of the merger, OPRF stockholders will receive shares of Byline common stock and will become Byline stockholders. Byline is incorporated under the laws of the State of Delaware, and the rights of Byline stockholders are governed by the laws of the State of Delaware, Byline's certificate of incorporation and Byline's bylaws. Thus, following the merger, the rights of OPRF stockholders who become Byline stockholders in the merger will no longer be governed by OPRF's certificate of incorporation and bylaws and instead will be governed by the laws of the State of Delaware and Byline's certificate of incorporation and Byline's bylaws.

COMPARISON OF STOCKHOLDERS' RIGHTS

        Set forth below is a summary comparison of material differences between the rights of OPRF stockholders under Delaware law and OPRF's certificate of incorporation and bylaws (left column) and the rights of Byline stockholders under Delaware law and Byline's certificate of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of OPRF stockholders and those of Byline stockholders, this summary does not include a complete description of all the differences between the rights of the stockholders. Copies of the full text of Byline's certificate of incorporation and bylaws currently in effect are available, without charge, by following the instructions in the section entitled "Where You Can Find More Information."

OPRF	Byline
Authorized Capital Stock

The total number of shares of all classes of stock which OPRF has the authority to issue is 400,000, of which 350,000 shares are designated as common stock, and 50,000 shares are designated as preferred stock, all of which have a $0.01 par value per share.
The total number of shares of all classes of stock which Byline has the authority to issue is 175 million, of which 150 million shares are designated as common stock, and 25 million shares are designated as preferred stock, of which 50,000 shares have been designated as Series B preferred stock.
As of [•], 2019, the last practicable date before the date of this proxy statement/prospectus, there were issued and outstanding [•] shares of OPRF common stock and no shares of preferred stock.
As of [•], 2019, the last practicable date before the date of this proxy statement/prospectus, there were issued and outstanding [•] shares of Byline common stock and 10,438 shares of Byline Series B preferred stock.

OPRF	Byline
Dividends
Holders of OPRF common stock are equally entitled to receive ratably such dividends as may be declared from time to time by the OPRF board out of legally available funds.	Holders of Byline common stock are equally entitled to receive ratably such dividends as may be declared from time to time by the Byline board out of legally available funds.

The ability of the OPRF board to declare and pay dividends on OPRF common stock is subject to the laws of the State of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) OPRF may then have outstanding.
The ability of the Byline board to declare and pay dividends on Byline common stock is subject to the laws of the State of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) Byline may then have outstanding.

OPRF	Byline
Number of Directors

The number of directors of OPRF cannot be less than 5 or more than 15. The number of directors can be determined from time to time by resolution of the OPRF board or by the OPRF stockholders at the annual meeting.

The OPRF board is not classified—directors serve one-year terms and are elected annually.

The number of directors of Byline may be designated from time to time by resolution of the Byline board. The Byline board is not classified—directors serve one-year terms and are elected annually.

OPRF	Byline
Election of Directors

Each director holds office until his or her successor is elected and qualified or until his or her resignation or removal. Directors are elected annually by a plurality of the shares present in person or represented by proxy and entitled to vote.
Each director holds office until his or her successor is elected and qualified or until his or her resignation or removal. Directors are elected annually by a plurality of the shares present in person or represented by proxy and entitled to vote.
OPRF stockholders do not have cumulative voting rights.	Byline stockholders do not have cumulative voting rights.

OPRF	Byline
Removal of Directors
Any director may resign at any time by giving written notice to OPRF. The acceptance of a resignation is not necessary to make it effective.	Any director may resign at any time after giving notice to the Byline board or the Chief Executive Officer, the President, or the Secretary of Byline.

Any director or directors may be removed with or without cause, at any time, by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a meeting of the stockholders called for that purpose.	Any director or the entire Byline board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

OPRF	Byline
Filling Vacancies on the Board of Directors
Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office or by the sole remaining director.	Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office or by the sole remaining director.

If there are no directors then in office, then an election of directors may be held in a manner provided by Delaware law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least ten percent (10%) of the total number of shares then outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
Whenever the holders of any class of stock are entitled to elect one or more directors by Byline's certificate of incorporation, vacancies and newly created directorships of such class may be filled by a majority of the directors elected by such class then in office, or by the sole remaining director.

OPRF	Byline
Call of Special Meetings of Directors

Special meetings may be called by the Chairman, the President or a majority of the OPRF board on two days' notice to each director. Except as required by law, notice may be given either personally or by mail or telegram.	Special meetings of the Byline board may be called by the Chairman, the Chief Executive Officer, the President, an Executive Vice President or by any two directors.

OPRF	Byline
Limitation on Director Liability

To the fullest extent authorized by the DGCL, a director of OPRF will not be liable to OPRF or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent that such exemption from or limitation of liability is not permitted under the DGCL.
To the fullest extent authorized by the DGCL, a director of Byline will not be liable to Byline or its stockholders for monetary damages for breach of a director's fiduciary duty as a director, except to the extent that such exemption from or limitation of liability is not permitted under the DGCL.

OPRF	Byline
Indemnification of Directors and Officers
To the fullest extent permitted by the DGCL, OPRF is authorized to provide indemnification to its directors, officers, employees and agents.	To the fullest extent permitted by the DGCL, Byline is authorized to provide indemnification of its directors, officers, employees and agents.
No claim for indemnification will be paid by Byline unless Byline determines the indemnitee acted in good faith and reasonably believed to act in the best interest of Byline.

OPRF	Byline
Call of Special Meeting of Stockholders

Special meetings of OPRF stockholders may be called at any time by the Chairman or the President and shall be called by the President or Secretary at the request in writing of a majority of OPRF's board stating the place, date and hour of the meeting, and the purpose(s) of the proposed meeting.
Special meetings of Byline stockholders may be called at any time by the Chairperson of the Byline board, the Chief Executive Officer, the President, an Executive Vice President of Byline or the Byline board. Special meetings may be held at any time and place, within or without the State of Delaware, including by means of remote communication.
Notice will be provided not less than 10 nor more than 60 days before the meeting to each stockholder entitled to vote at such special meeting.	Written notice will be given not less than ten (10) nor more than sixty (60) days before the date of the meeting.

OPRF	Byline
Quorum of Stockholders

Except as otherwise provided by applicable law or OPRF's certificate of incorporation, the presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding stock of OPRF entitled to vote will constitute a quorum at all meetings of the stockholders.
At each meeting, except where otherwise provided by law or Byline's certificate of incorporation or bylaws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, will constitute a quorum.

Where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of the class or classes, present in person or represented by proxy, will constitute a quorum.

OPRF	Byline
Required Vote for Certain Matters

Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All other matters are decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the meeting, except as otherwise specified in OPRF's certificate of incorporation or as otherwise provided by applicable law.

OPRF stockholders are entitled to act by written consent, provided stockholders owning outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, sign such consent.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

In all other matters, unless otherwise provided by law or Byline's certificate of incorporation or bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Where a separate vote by class or classes is required for any matter, the affirmative vote of the holders of a majority of the shares of the class or classes, present in person or represented by proxy, will be the act of the class or classes.

Byline stockholders are not permitted to act by written consent.

OPRF	Byline
Amendments to Certificate of Incorporation and Bylaws

OPRF's bylaws may be amended by a majority of the OPRF board at any regular or special meeting of the board or by an affirmative vote by the holders of at least two-thirds of OPRF's common stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders.

OPRF's certificate of incorporation may be amended at any meeting of the stockholders, by an affirmative vote of the holders of a majority of OPRF's stock issued and outstanding and entitled to vote.

Byline's bylaws may be amended or repealed, and new bylaws adopted, by the Byline board, but the stockholders entitled to vote may adopt additional bylaws or amend or repeal any bylaws whether or not adopted by them.

To amend the certificate of incorporation, the DGCL generally requires board approval and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.

OPRF	Byline
Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals
OPRF does not have an advance notice of stockholder nominees clause in its bylaws.
Written notice of any nomination or other proposal must be timely and any proposal, other than a director nomination, must constitute a proper matter for stockholder action. To be timely, the stockholder notice must be delivered to the Secretary of Byline not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary of the annual meeting for the preceding year. The 2018 annual meeting occurred on June 5, 2018.

OPRF	Byline
Forum Selection Clause
OPRF does not have a forum selection clause in its bylaws.	Byline's bylaws provide that Delaware will be the sole and exclusive forum for certain types of legal actions unless Byline consents in writing to the selection of an alternative forum.

DESCRIPTION OF BYLINE'S CAPITAL STOCK

        The following description of Byline's capital stock is a summary of the material terms of Byline's certificate of incorporation and bylaws.

GENERAL

        Byline's authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000 shares have been designated as Series B preferred stock. As of [    •    ], 2019, the last practicable date before the date of this proxy statement/prospectus, there were issued and outstanding [    •    ] shares of Byline common stock and 10,438 shares of Byline Series B preferred stock. The authorized but unissued shares of Byline's capital stock will be available for future issuance without stockholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. All of Byline's issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.

Common Stock

        Subject to the rights and preferences granted to holders of Byline's preferred stock then outstanding, and except with respect to voting rights, conversion rights and certain distributions of Byline's capital stock, holders of Byline common stock rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information distributed by Byline with respect to such meetings.

        Dividends.    Holders of Byline common stock are equally entitled to receive ratably such dividends as may be declared from time to time by the Byline board out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of common stock shall only be entitled to receive shares of common stock. The ability of the Byline board to declare and pay dividends on Byline common stock is subject to the laws of the State of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) Byline may then have outstanding. Byline's principal source of income is dividends that are declared and paid by Byline Bank on its capital stock. Therefore, Byline's ability to pay dividends is dependent upon the receipt of dividends from Byline Bank.

        Voting rights.    Each holder of Byline common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of Byline preferred stock. Holders of Byline common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

        Liquidation rights.    In the event of Byline's liquidation, dissolution or winding up, holders of Byline common stock are entitled to share ratably in all of Byline's assets remaining after payment of liabilities, including, but not limited to, the liquidation preference of any then outstanding preferred stock. Because Byline is a bank holding company, Byline's rights and the rights of Byline's creditors and stockholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of Byline's subsidiary's creditors, except to the extent that Byline may be a creditor with recognized claims against Byline's subsidiary.

        Preemptive and other rights.    Holders of Byline common stock are not entitled to any preemptive, subscription or redemption rights, and no sinking fund will be applicable to Byline common stock.

Preferred Stock; Depositary Shares

        Byline's certificate of incorporation authorizes the Byline board to issue up to 25,000,000 shares of preferred stock, in one or more series. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by Byline stockholders. The Byline board is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under Byline's certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. Without stockholder approval, Byline could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of Byline stockholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

        Byline has one series of preferred stock outstanding as of the date of this proxy statement/prospectus, the terms of which are summarized below.

Series B Preferred Stock

        Preferential rights.    Byline Series B preferred stock ranks senior to Byline common stock as to dividends and distributions upon the liquidation, dissolution or winding up of Byline. The Series B preferred stock is not convertible into or exchangeable for any shares of common stock or any other class of Byline capital stock. Holders of Byline Series B preferred stock do not have any preemptive rights. Byline may issue stock with preferences equal with or junior to the Series B preferred stock without the consent of the holders of the Series B preferred stock.

        Dividends.    Holders of Byline Series B preferred stock are entitled to receive cash dividends when and as declared by the Byline board or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding December 31, 2021, at an annual rate of 7.50% on the liquidation preference amount of $1,000 per share of Series B preferred stock and (ii) from, and including, December 31, 2021, at an annual rate equal to three-month LIBOR plus 5.41% on the liquidation preference amount of $1,000 per share of Series B preferred stock, quarterly in arrears, on March 31, June 30, September 30, and December 31 of each year, beginning on March 31, 2017. Dividends on the Series B preferred stock are noncumulative.

        Voting rights.    Holders of Byline Series B preferred stock do not have voting rights other than those described below and as specifically required by Delaware law.

        Without the vote or consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series B preferred stock then outstanding, Byline may not create any class of stock having preference as to dividends or upon the liquidation, dissolution or winding up of Byline over the Series B preferred stock, or alter or change the provisions of Byline's certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series B preferred stock) or bylaws so as to adversely affect the powers, preferences or rights of the holders of shares of Series B preferred stock.

        Liquidation rights.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Byline, holders of Series B preferred stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series B preferred stock as to distributions, a liquidating distribution in an amount equal to $1,000 per share, plus any declared but unpaid dividends thereon to the date of final distribution.

        Redemption.    With the prior approval of the Federal Reserve, Byline may redeem the Series B preferred stock (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after March 31, 2022, or (ii) in whole, but not in part, at any time within ninety (90) days following a Regulatory Capital Event (as defined in the Series B preferred stock certificate of designations), in each case at the redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Authorized but Unissued Capital Stock

        The DGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NYSE, which would apply so long as the common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Byline board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Byline by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Byline's management and possibly deprive Byline stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

ANTI-TAKEOVER PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BYLAWS

        Business Combination Statute.    Byline has elected to opt out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three (3) years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

        Federal banking law.    The ability of a third party to acquire Byline's stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHC Act requires any "bank holding company" to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of Byline's outstanding common stock. Any "company" (as defined in the BHC Act) other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring "control" of Byline. "Control" generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual or a qualified family partnership, that controls Byline for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve's regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of Byline's outstanding common stock (or any other class of Byline's voting securities).

        Requirements for advance notification of stockholder nominations and proposals.    Byline's bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder proposal must be timely given in writing to Byline's corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Byline's principal executive offices not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by Byline's bylaws.

        Limits on written consents.    Byline's certificate of incorporation provides that any action to be taken by the stockholders that the stockholders are required or permitted to take must be effected at a duly called annual or special meeting of stockholders. Byline's stockholders are not permitted to take action by written consent.

        Annual meetings; limits on special meetings.    Following Byline's IPO, Byline held its first annual meeting of stockholders on June 5, 2018. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) the Byline board, (ii) the Chairperson of the Byline board, (iii) the Chief Executive Officer of Byline, (iv) the President of Byline, or (v) an Executive Vice President of Byline.

AMENDING BYLINE'S CERTIFICATE OF INCORPORATION AND BYLAWS

        Byline's certificate of incorporation may be amended or altered in any manner provided by the DGCL. Byline's bylaws may be adopted, amended, altered or repealed by stockholders only upon the affirmative vote of holders of a majority of the shares of Byline common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Additionally, Byline's certificate of incorporation provides that Byline's bylaws may be amended, altered or repealed by the Byline board by a majority vote.

SOLE AND EXCLUSIVE FORUM

        Byline's bylaws provide that, unless Byline consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Byline's behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Byline's directors, officers, employees or agents to Byline or Byline stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Byline's certificate of incorporation or Byline's bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of Byline capital stock shall be deemed to have notice of and to have consented to this provision of Byline's certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against Byline and Byline's directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of Byline's certificate of incorporation to be inapplicable or unenforceable.

INDEMNIFICATION AND LIMITATION OF LIABILITY

        Byline's bylaws provide generally that Byline will indemnify and hold harmless, to the full extent permitted by law, Byline's directors, officers, employees and agents, as well as other persons who have served as Byline's directors, officers, employees or agents and other persons who serve or have served at Byline's request at another corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise in connection with any actual or threatened action, suit or proceeding, subject to limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Byline's directors, officers and controlling persons, Byline has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, Byline's ability to provide indemnification to Byline's directors and officers is limited by federal banking laws and regulations.

        Byline's certificate of incorporation limits, to the full extent permitted by law, the personal liability of Byline's directors in actions brought on Byline's behalf or on behalf of Byline stockholders for monetary damages as a result of a director's breach of fiduciary duty while acting in a capacity as a director. Byline's certificate of incorporation does not eliminate or limit Byline's right or the right of Byline stockholders to seek injunctive or other equitable relief not involving monetary damages.

LISTING

        Byline common stock is listed on the NYSE under the symbol "BY".

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for Byline common stock is American Stock Transfer & Trust Company, LLC.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth, as of January 9, 2019, holdings of OPRF common stock by (i) each person who is known to OPRF to be the beneficial owner of more than 5% of OPRF common stock; (ii) each director of OPRF; (iii) each executive officer of OPRF; and (iv) all directors and executive officers of OPRF as a group. The information contained herein has been obtained from OPRF's records and from information furnished directly to OPRF by each individual or entity. Applicable percentage ownership in each of the tables is based on 184,643 shares of OPRF common stock outstanding as of January 9, 2019. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual's spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act; however, the inclusion of shares of the OPRF common stock in the tables below shall not be deemed an admission of beneficial ownership of all the reported shares for any purpose. The address for each director listed below is c/o Oak Park River Forest Bankshares, Inc., 1001 Lake Street, Oak Park, Illinois 60301.

Directors and Executive Officers

        The following table sets forth the number and percentage of shares of OPRF common stock beneficially owned, as of January 9, 2019, by: (i) each of OPRF's directors; (ii) each of OPRF's executive officers; and (iii) all directors and executive officers of OPRF as a group.

Name of Beneficial Owner	Position	Shares of OPRF Common Stock Beneficially Owned	Percent of OPRF Common Stock
Walter F. Healy(1)	Director, President and Chief Executive Officer	32,824	16.02%
Martin J. Noll(2)	Chairman	22,062	11.35
Eugene T. McEnery(3)	Director	6,050	3.28
Henry Pearsall(4)	Director	1,104	0.59
Chatka Ruggiero(5)	Director	5,050	2.72
Thomas Brooker(6)	Director	1,500	0.81
Thomas S. Manfre	Chief Financial Officer	0	0.00

All Directors and Executive Officers as a group (7 in number)		68,590	31.71%

(1)
Includes 12,016 shares held jointly by Mr. Healy and his spouse, and 20,208 shares underlying options that are currently exercisable.

(2)
Includes 2,000 shares held through the Martin Noll Self-Directed Custodial IRA. Also includes 9,651 shares underlying options that are currently exercisable.

(3)
Includes 6,050 shares held jointly by Mr. McEnery and his spouse.

(4)
Includes 200 shares held through the Henry B. Pearsall Revocable Trust. Also includes 904 shares underlying options that are currently exercisable.

(5)
Includes 904 shares underlying options that are currently exercisable.

(6)
Includes 1,500 shares held through The Brooker Family Revocable Trust.

Principal Stockholders

        The following table sets forth the number and percentage of shares of OPRF common stock beneficially owned, as of January 9, 2019, by each person who is known to OPRF to be the beneficial owner of more than 5% of OPRF common stock.

Name of Beneficial Owner	Shares of OPRF Common Stock Beneficially Owned	Percent of OPRF Common Stock
Walter F. Healy(1)	32,824	16.02%
Martin J. Noll(2)	22,062	11.35
First American Bank Corporation	20,000	10.83
Dorothy M. Daly(3)	20,000	10.83
Michael B. Slotky(4)	14,287	7.74

(1)
Includes 12,016 shares held jointly by Mr. Healy and his spouse, and 20,208 shares underlying options that are currently exercisable.

(2)
Includes 2,000 shares held through the Martin Noll Self-Directed Custodial IRA. Also includes 9,651 shares underlying options that are currently exercisable.

(3)
Includes 20,000 shares held through the Dorothy M. Daly Declaration of Trust. Ms. Daly has investment and voting power over shares of common stock held by the Dorothy M. Daly Declaration of Trust.

(4)
Includes 4,286 shares held through the Slotky Family Investment Trust, 7,143 shares held through the Michael B. Slotky Revocable Trust, and 2,858 shares held through the Michael B. Slotky SP Trust. Mr. Slotky has investment and voting power over the shares held by each of these trusts.

 EXPERTS

        The consolidated financial statements of Byline and its subsidiaries incorporated in this proxy statement/prospectus by reference from Byline's Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of First Evanston Bancorp, Inc. as of and for each of the years ended December 31, 2017 and 2016, have been incorporated by reference herein in reliance upon the report of Crowe LLP, independent auditor, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Ridgestone Financial Services, Inc. as of October 14, 2016 and December 31, 2015 and for the period from January 1, 2016 to October 14, 2016 and for the year ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of Crowe LLP, independent auditor, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

        The validity of the Byline common stock to be issued in connection with the merger will be passed upon for Byline by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP, New York, New York, and Vedder Price P.C., Chicago, Illinois, will deliver at the effective time their opinions to Byline and OPRF, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

OPRF ANNUAL MEETING STOCKHOLDER PROPOSALS

        OPRF intends to hold an annual meeting of stockholders in 2019 only if the merger is not completed. In the event that the merger is not completed in 2019, or at all, any stockholder nominations or proposals intended to be presented at OPRF's next annual meeting must be submitted in accordance with OPRF's bylaws and applicable law.

        If the merger is completed, OPRF stockholders will become stockholders of Byline. Any stockholder nominations or proposals which a stockholder wishes to have included in Byline's proxy statement and form of proxy relating to its 2019 annual meeting of stockholders must be received by the date, and must otherwise comply with the requirements, described in Byline's proxy statement for its 2018 annual meeting of stockholders filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows Byline to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Byline (File No. 001-38139):

  •
  Annual Report on Form 10-K for the year ended December 31, 2017, as amended;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  Current Reports on Form 8-K filed April 19, 2018, April 26, 2018 (to the extent filed and not furnished), May 3, 2018, June 1, 2018 (to the extent filed and not furnished), as amended on August 13, 2018, June 7, 2018, October 4, 2018, October 16, 2018, and January 9, 2019 (other than the portions of those documents not deemed to be filed); and

  •
  The description of Byline common stock contained in Registration Statement on Form 8-A (File No. 001-38139) filed on June 28, 2017, including any amendment or report filed for the purpose of updating such description.

        In addition, Byline is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of the OPRF stockholders; provided, however, that Byline is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        Byline files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Byline files with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information."

        Neither Byline nor OPRF has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

 APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of October 17, 2018

by and between

BYLINE BANCORP, INC.

and

OAK PARK RIVER FOREST BANKSHARES, INC.

A-i

A-ii

        This AGREEMENT AND PLAN OF MERGER, dated as of October 17, 2018 (this "Agreement"), is by and between Byline Bancorp, Inc., a Delaware corporation ("Purchaser"), and Oak Park River Forest Bankshares, Inc., a Delaware corporation (the "Company").

Recitals

        A.    The respective Boards of Directors of each of the Company and Purchaser have determined to engage in a merger of Company with and into Purchaser (the "Merger") in accordance with the terms of this Agreement, the General Corporation Law of Delaware (the "DGCL") and any other applicable Law, and immediately following the Merger, Community Bank of Oak Park River Forest, an Illinois chartered bank and wholly owned subsidiary of the Company ("Company Bank Sub") will merge with and into Byline Bank, an Illinois chartered bank and wholly owned subsidiary of Purchaser ("Purchaser Bank Sub"), with Purchaser Bank Sub as the resulting bank (the "Bank Merger") in accordance with the terms of a merger agreement substantially in the form attached hereto as Annex 1 (the "Bank Merger Agreement").

        B.    The Company Board of Directors has, in light of and subject to the terms and conditions set forth in this Agreement, (a) determined that the terms of this Agreement are in substantial compliance with all applicable Laws and in the best interests of the Company and the Company's stockholders, and (b) adopted this Agreement, authorized the Merger and the other transactions contemplated by it and, subject to Section 6.2(a), resolved to recommend approval by the Company Stockholders of this Agreement.

        C.    The Purchaser Board of Directors has, in light of and subject to the terms and conditions set forth in this Agreement, (a) determined that the terms of this Agreement are in the best interests of Purchaser and Purchaser's stockholders, and (b) adopted this Agreement and authorized the Merger and the other transactions contemplated by it.

        D.    For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code") (the "Intended Tax Treatment"), the parties to this Agreement shall be treated as "parties to the reorganization" and this Agreement is intended to be and is adopted as a "Plan of Reorganization" for the purposes of Sections 354 and 361 of the Code.

        E.    As an inducement to and condition of Purchaser's willingness to enter into this Agreement, immediately after the entry of the parties into this Agreement, all members of the Company Board of Directors will execute and deliver to Purchaser a voting agreement substantially in the form attached hereto as Exhibit A (the "Company Voting Agreement").

        In consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

        1.1    Definitions.     For purposes of this Agreement, the following terms shall have the following meanings:

        "Acquisition Proposal" means (1) any tender or exchange offer to acquire more than twenty percent (20%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for any merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries, or (3) any other proposal, offer or inquiry relating to, or any third party indication of interest in, an acquisition in any manner of more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries determined on a consolidated basis, in each case other than the transactions contemplated hereby.

        "Acquisition Transaction" means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Significant Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries), (2) a purchase, lease or other acquisition of more than twenty percent (20%) of the business, assets or deposits of that person or any of its Significant Subsidiaries determined on a consolidated basis or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty percent (20%) of the voting power of that person or any of its Significant Subsidiaries or more than twenty percent (20%) of the outstanding securities of any class or series of any securities of that person or any of its Significant Subsidiaries, in each case as determined on a consolidated basis, in each case other than the transactions contemplated or permitted hereby.

        "Affiliate" means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with"), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person.

        "Aggregate Option Consideration" means the sum of the value of each Company Employee Stock Option and Company Non-Employee Stock Option, with the value of each such option being equal to the product of (A) the difference between (i) the sum of (x) the product of the Exchange Ratio multiplied by the Purchaser Closing Price plus (y) the Cash Consideration, less (ii) the exercise price per share of Company Common Stock under such option, multiplied by (B) the number of shares of Company Common Stock covered by such option.

        "Aggregate Purchase Price" means the sum of (1) the Aggregate Share Consideration plus (2) the Aggregate Option Consideration.

        "Aggregate Purchaser Share Amount" means the product of (1) the Exchange Ratio multiplied by (2) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares.

        "Aggregate Share Consideration" means the sum of (1) the Aggregate Cash Amount, plus (2) the product of (A) the Aggregate Purchaser Share Amount multiplied by (B) the Purchaser Closing Price.

        "Bank Merger Act" means the Bank Merger Act of 1960.

        "Benefit Arrangement" means, with respect to the Company (a "Company Benefit Arrangement") or Purchaser (a "Purchaser Benefit Arrangement"), each of the following: (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has or would reasonably expect to have any liability or obligation: each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits or other compensation or benefit plan, agreement, program, policy or other arrangement (whether or not in writing).

        "BHC Act" means the Bank Holding Company Act of 1956.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act.

        "Company Board of Directors" means the board of directors of the Company.

        "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

        "Company Compensation Committee" means the compensation committee of the Company Board of Directors.

        "Company ERISA Affiliate" means each corporation or other person engaged in a trade or business that is treated as a single employer with the Company or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

        "Company Stock Options" means the Company Employee Stock Options and the Company Non-Employee Stock Options.

        "Company Stock Plans" means the Company 2004 Stock Option Plan and the Company 2016 Stock Option Plan.

        "Company Stockholders" means holders of Company Common Stock.

        "Company Tangible Common Equity" has the meaning specified in Schedule 1.1 of the Company Disclosure Schedule.

        "Confidentiality Agreement" means the Confidentiality and Nondisclosure Agreement between Purchaser and the Company, dated May 11, 2018.

        "Constituent Documents" means the charter or articles or certificate of incorporation and bylaws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

        "Contract" means, with respect to any person, any agreement, contract, indenture, undertaking, instrument (including any debt instrument), lease, understanding, arrangement or commitment (other than a Benefit Arrangement) to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing.

        "Conversion" means the conversion of processing, reporting, payment and other operating systems as determined by Purchaser so that Company Bank Sub and Purchaser Bank Sub utilize the same such systems or otherwise compatible systems.

        "Dissenting Shares" means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised and perfected appraisal, dissenters or similar rights under Section 262 of the DGCL.

        "Environmental Laws" means all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, protection of the environment or protection of human health and safety (regarding Hazardous Materials).

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Excluded Shares" means shares of Company Common Stock beneficially owned by Purchaser (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company's treasury.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any court, administrative or executive agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

        "Hazardous Materials" means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead, regulated under or which may give rise to liability under any Environmental Law.

        "Intellectual Property" means all: (1) trademarks, service marks, brand names, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

        "IRS" means the Internal Revenue Service.

        "IT Assets" means the Company's and its Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Knowledge" means, with respect to: (1) the Company, those facts, events, circumstances and other matters that the Company's Chief Executive Officer, Chief Financial Officer, Chief Credit Officer or Senior Vice President, Operations, actually knows, or would reasonably be expected to know after reasonable inquiry, and (2) Purchaser, those facts, events, circumstances and other matters that Purchaser's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Loan Officer actually knows, or would reasonably be expected to know after reasonable inquiry.

        "Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

        "Lease" means any lease, sublease, license, concession or other Contract pursuant to which the Company or any Subsidiary thereof holds any Leased Personal Property or Leased Real Property.

        "Leased Personal Property" means all tangible personal property leased by the Company or any Subsidiary thereof.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice).

        "Material Adverse Effect" means, with respect to the Company or Purchaser, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (1) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other Laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banking organizations generally, (C) changes in the credit markets or prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism), (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request of the other party to this Agreement in contemplation of the transactions contemplated hereby, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees, or (H) failure to meet internal earnings projections or financial forecasts (but not including the underlying causes of such failure); or (2) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        "Minimum Company Tangible Common Equity" means the amounts set forth in Schedule 1.1 of the Company Disclosure Schedule.

        "Mortgage Loans" means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.

        "NYSE" means the New York Stock Exchange.

        "OREO" means any real property, and related assets and rights, designated as "other real estate owned" by Company Bank Sub.

        "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including the property, assets and rights that comprise OREO, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

        "Permitted Liens" means: (1) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to any Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith, and in each case which have been reserved for in accordance with GAAP; (2) mechanics liens and similar Liens for labor, materials or supplies provided with respect to any Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings and which do not result from the violation or breach of, or default under, any applicable Law or Contract; (3) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon or any violation of which would not have a material and adverse effect on the value of the properties or assets subject thereto or otherwise materially impair current business operations at such Real Property; (4) easements, covenants, conditions and restrictions of record and other similar matters of record affecting title to any Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon, and (5) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

        "Personal Information" means any "nonpublic personal information" as defined in the Gramm-Leach-Bliley Act.

        "Previously Disclosed" means, with respect to the Company, information set forth, disclosed or made available by the Company in the applicable Schedule of the Company Disclosure Schedule and, with respect to Purchaser, information disclosed in the Purchaser SEC Filings (other than risk factors or contingencies disclosed under the heading "Risk Factors" or in any "forward looking statements" disclaimer or similar disclosures).

        "Purchaser Board of Directors" means the board of directors of Purchaser.

        "Purchaser Closing Price" means the average of the volume-weighted average trading prices of one share of Purchaser Common Stock as reported on the NYSE for the five (5) trading days ending on the trading day immediately preceding the Closing Date.

        "Purchaser Common Stock" means the common stock, par value $0.01 per share, of Purchaser.

        "Purchaser ERISA Affiliate" means each corporation or other person engaged in a trade or business that is treated as a single employer with Purchaser or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

        "Purchaser Preferred Stock" means the preferred stock, par value $0.01 per share, of Purchaser.

        "Purchaser Stock" means, collectively, the Purchaser Common Stock and the Purchaser Preferred Stock.

        "Purchaser Stock Options" means all outstanding and unexercised employee and director options to purchase Purchaser Common Stock.

        "Purchaser Stock Plans" means the Byline Bancorp, Inc. Equity Incentive Plan and Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan.

        "Representatives" means, with respect to any person, such person's directors, officers, or employees, its legal, accounting or financial advisors or any representatives of such legal or financial advisors.

        "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of stock, units or other equity interests of, such first person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Significant Subsidiary" and "Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

        "Superior Proposal" means a bona fide written Acquisition Proposal received other than in connection with a breach of Section 6.8 which the Company Board of Directors concludes in good faith to be more favorable from a financial point of view to Company Stockholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all relevant legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of "Superior Proposal," the references to "more than twenty percent (20%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%) or more."

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, and similar charges, fees, levies or assessments imposed by a taxing authority, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, and similar fees, assessments or charges, together with any interest, additions to tax and any penalties or fines (for the avoidance of doubt, including any penalties or fines relating to any information reporting obligations with respect to Taxes) imposed by any taxing authority.

        "Tax Returns" means any return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with respect to any Tax, and including any amendment thereof.

        "Trade Secrets" means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

        1.2    Additional Definitions.     Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Adjusted Option	Section 3.3(b)
Aggregate Cash Amount	Section 3.1(a)(4)
Agreement	Preamble
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Burdensome Condition	Section 6.3(c)
business day	Section 1.3(l)
Cash Consideration	Section 3.1(a)(1)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.12(b)(1)
Company Bank Sub	Recitals
Company Disclosure Schedule	Section 5.1
Company Employee Cash Out Options	Section 3.3(c)
Company Employee Stock Options	Section 3.3(a)
Company Estimated Closing Balance Sheet	Section 6.3(c)
Company FA	Section 5.2(i)
Company Financial Statements	Section 5.2(j)(1)
Company Indemnified Parties	Section 6.11(b)
Company Meeting	Section 6.2(a)
Company Non-Employee Stock Options	Section 3.3(a)
Company Stockholder Matters	Section 5.2(e)

Term	Section
Company Voting Agreement	Recitals
Constituent Corporation	Section 2.1
Conversion Project Manager	Section 6.13
Covered Employees	Section 6.12(a)
Determination Date	Section 8.1(h)(1)
DGCL	Recitals
Effective Time	Section 2.3
Environmental Condition	Section 6.14(a)
Environmental Survey	Section 6.14(a)
Equity Award Exchange Ratio	Section 3.3(b)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)(1)
FDIC	Section 5.2(f)
Fee	Section 8.3(a)
Fee Triggering Event	Section 8.3(a)
Final Closing Balance Sheet	Section 6.4(b)
Final Index Price	Section 8.1(h)(3)
Final Purchaser Market Value	Section 8.1(h)(2)
Index	Section 8.1(h)(4)
Initial Index Price	Section 8.1(h)(5)
Initial Purchaser Market Value	Section 8.1(h)(6)
Intended Tax Treatment	Recitals
Interest Rate Instruments	Section 5.2(bb)
Loans	Section 5.2(z)(1)
Material Contracts	Section 5.2(v)(1)
Maximum Amount	Section 6.11(a)(4)
Merger	Recitals
New Certificates	Section 3.2(a)
Old Certificates	Section 3.1(a)(2)
Option Payment	Section 3.3(c)
Option Termination Agreement	Section 3.3(c)
Outside Date	Section 8.1(e)
party	Section 1.3(d)
Pension Plan	Section 5.2(t)(2)
Per Share Consideration	Section 3.1(a)(1)
person	Section 1.3(e)
Phase II Survey	Section 6.14(b)
Proxy Statement	Section 6.6(a)
Purchaser	Preamble
Purchaser 401(k) Plan	Section 6.12(b)(3)
Purchaser Audited Financial Statements	Section 5.3(i)(1)
Purchaser Bank Sub	Recitals
Purchaser SEC Filings	Section 5.3(i)(1)
Real Property	Section 5.2(u)(2)
Registration Statement	Section 6.6(a)
Required Third Party Consent	Section 5.2(g)
Requisite Regulatory Approvals	Section 6.3(a)
Scheduled Intellectual Property	Section 5.2(p)(1)
Supplemental Disclosure Schedule	Section 6.1(c)

Term	Section
Surviving Corporation	Section 2.1
Tail Coverage Period	Section 6.11(a)(2)
Tail Policy	Section 6.11(a)(1)
Takeover Laws	Section 5.2(g)
Title Commitment	Section 6.15(a)
Title Company	Section 6.15(a)
Title Notice	Section 6.15(b)
Title Survey	Section 6.15(a)

        1.3    Interpretation.

          (a)   In this Agreement, except as context may otherwise require, references:

            (1)   to the Preamble, Recitals, Sections, Annex or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annex and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;

            (2)   to this Agreement are to this Agreement, and the Annex and Schedules to it, taken as a whole;

            (3)   to the "transactions contemplated hereby" includes the transactions provided for in this Agreement and the Company Voting Agreement, including the Merger and the Bank Merger;

            (4)   to any agreement (including this Agreement), Contract, lease or Law are to the agreement, contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;

            (5)   to any statute or law include any rules and regulations promulgated under the statute or law;

            (6)   to any Governmental Authority includes any successor to that Governmental Authority;

            (7)   to any gender include the other gender; and

            (8)   to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.

          (b)   The words "hereby," "herein," "hereof," "hereunder" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

          (c)   The words "include," "includes" or "including" are to be deemed followed by the words "without limitation."

          (d)   The word "party" is to be deemed to refer to the Company or Purchaser.

          (e)   The word "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

          (f)    The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

          (g)   This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

          (h)   No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law.

          (i)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

          (j)    The terms "Dollars" and "$" mean U.S. Dollars.

          (k)   If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by applicable Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.

          (l)    The words "business day" are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by applicable Law or other governmental action to be closed.

          (m)  In computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including" and the words "to," "until" and "ending on" (and the like) mean "to and including."

ARTICLE 2

THE MERGER

        2.1    Merger.     Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Purchaser so that Purchaser is the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. The Company and Purchaser are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Purchaser. The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Section 251 of the DGCL with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the DGCL, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, shall vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

        2.2    Closing.     The Company and Purchaser shall consummate the Merger (the "Closing") at the offices of Vedder Price P.C., at 10:00 a.m., local time, on a date that is five (5) business days following satisfaction or waiver of the last of the conditions to Closing contained in Article 7 (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time or on such other date as the Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the "Closing Date").

        2.3    Effective Time.     Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser will cause a certificate of merger, in a form reasonably acceptable to the

Company (the "Certificate of Merger"), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and in accordance with Section 2.1 and this Section 2.3. No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger shall be the time and date when the Merger becomes effective as set forth in the Certificate of Merger.

        2.4    Additional Actions.     At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Agreement. The Company hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of the Company to take any and all such actions contemplated by this Agreement.

        2.5    Surviving Corporation.     At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:

          (a)    Name.    The name of the Surviving Corporation shall be the name of Purchaser as in effect immediately prior to the Effective Time, without change.

          (b)    Certificate of Incorporation.    The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, without change.

          (c)    Bylaws.    The bylaws of the Surviving Corporation shall be the bylaws of Purchaser as in effect immediately prior to the Effective Time, without change.

          (d)    Officers.    The officers of the Surviving Corporation shall be the officers of Purchaser immediately before the Effective Time.

          (e)    Directors.    The directors of the Surviving Corporation shall be the directors of Purchaser immediately before the Effective Time.

ARTICLE 3

EFFECT ON STOCK

        3.1    Effect on Stock.     At the Effective Time, as a result of the Merger and without any action by any holder of Company Common Stock or Purchaser Stock:

          (a)    Company Common Stock.

            (1)   Subject to Section 3.1(a)(6), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, shall be converted into and constitute the right to receive the following "Per Share Consideration": (A) 7.9321 shares of Purchaser Common Stock (the "Exchange Ratio"); and (B) an amount of cash equal to the quotient of (i) the Aggregate Cash Amount divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (the "Cash Consideration"). The Per Share Consideration includes any cash payable pursuant to Section 3.4 in lieu of fractional shares.

            (2)   All the shares of Company Common Stock converted into the right to receive the Per Share Consideration pursuant to Section 3.1(a) shall no longer be outstanding and will automatically be cancelled and will cease to exist as of the Effective Time, and each certificate (each, an "Old Certificate," it being understood that any reference herein to "Old Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive, without interest: (1) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time; and (2) the Per Share Consideration payable in respect of such shares pursuant to Section 3.1(a) and Section 3.4. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be cancelled and exchanged in accordance with this Article 3.

            (3)   Notwithstanding anything in this Agreement to the contrary, all Excluded Shares shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. The effect of the Merger on Dissenting Shares is set forth in Section 3.7.

            (4)   For purposes of this Agreement, "Aggregate Cash Amount" shall mean, subject to Section 3.1(a)(6), $6,162,460.13; provided that, in the event that: (A) Company Bank Sub makes a recovery (or recoveries) on the credit relationship set forth in Schedule 3.1(a) of the Company Disclosure Schedule, including without limitation, a recovery resulting from the sale of such credit to a third party, prior to the date by which the Company is required to deliver to Purchaser the Company Estimated Closing Balance Sheet pursuant to Section 6.4(a), (B) the Company has delivered to Purchaser the Company Estimated Closing Balance Sheet in accordance with Section 6.4(a), and (C) the parties have agreed to the Final Closing Balance Sheet in accordance with Section 6.4(a), then such Aggregate Cash Amount shall be increased on a dollar-for-dollar basis by an amount equal to the net after tax amount of such recovery (or recoveries) on the credit relationship set forth in Schedule 3.1(a) of the Company Disclosure Schedule (on a net, after-tax basis, assuming an effective tax rate of 28%); provided that if the Company Tangible Common Equity as set forth on the Final Closing Balance Sheet would be less than the Minimum Company Tangible Common Equity but for the effect of the recovery or recoveries, any such recovery or recoveries shall first be allocated to the Company Tangible Common Equity so that, with such amount, the Company Tangible Common Equity will equal the Minimum Company Tangible Common Equity, and the Aggregate Cash Amount shall be increased only by the amount of the recovery or recoveries not needed for the Company Tangible Common Equity to meet the Minimum Company Tangible Common Equity.

            (5)   If the Final Closing Balance Sheet reflects that the Company Tangible Common Equity is equal to or greater than the Minimum Company Tangible Common Equity figure set forth in Schedule 1.1 of the Company Disclosure Schedule for the month end date preceding the Closing Date, then there will be no adjustment to the Per Share Consideration (subject to Section 3.1(a)(4) ).

            (6)   If the Final Closing Balance Sheet reflects that the Company Tangible Common Equity is less than the Minimum Company Tangible Common Equity figure set forth in Schedule 1.1 of the Company Disclosure Schedule for the month end date preceding the Closing Date, then the Per Share Consideration shall be reduced on a dollar-for-dollar basis by an amount equal to the quotient of (A) the product of (i) the quotient of (1) the Aggregate Purchase Price divided by (2) the Minimum Company Tangible Common Equity figure set forth in Schedule 1.1 of the Company Disclosure Schedule for the month end date preceding the Closing Date, rounded to the hundredths place, multiplied by (ii) $1.00 for each $1.00 (on a net, after tax basis, assuming an effective tax rate of 28%) by which the Company Tangible Common Equity reflected in the Final Closing Balance Sheet is less than the Minimum Company Tangible Common Equity figure set forth in Schedule 1.1 of the Company Disclosure Schedule for the month end date preceding the Closing Date, divided by (B) by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, rounded to the hundredths place, and any such reduction shall be allocated proportionately to the cash and stock portions of the Per Share Consideration, it being agreed that, for purposes of calculating any such proportionate adjustment to the stock portion of the Per Share Consideration, the assumed value per share of Purchaser Common Stock shall be the Purchaser Closing Price.

          (b)    Purchaser Stock.    The shares of Purchaser Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding and unaffected by the Merger.

        3.2    Exchange Agent.

          (a)   At or before the Effective Time, Purchaser will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by Purchaser and reasonably satisfactory to the Company (in such capacity, the "Exchange Agent") for the benefit of the holders of Old Certificates: (1) evidence of shares in book entry form (such book entry shares, "New Certificates"), representing the shares of Purchaser Common Stock issuable to holders of Old Certificates pursuant to Section 3.1(a); and (2) the aggregate amount of cash payable to Company Stockholders pursuant to Section 3.1(a) and Section 3.4 (the "Exchange Fund").

          (b)   As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Purchaser shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the Per Share Consideration payable pursuant to this Article 3. No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting the exchange (A) pay any transfer or other similar Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (B) establish to the reasonable satisfaction of Purchaser (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

          (c)   No dividends or other distributions with respect to Purchaser Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Purchaser Common Stock represented thereby. To the extent permitted by applicable Law, and as a result of receiving Purchaser Common Stock in the Merger, Company Stockholders shall be entitled to vote after the Effective Time at any meeting of the

  Purchaser's stockholders the number of whole shares of Purchaser Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such stockholders have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement.

          (d)   Purchaser shall be entitled to rely upon the Company's stock transfer books and the Company's register to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Purchaser shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party providing for the payment to the owner of such consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered in good faith to a public official in accordance with applicable abandoned property, escheat or similar Laws.

          (e)   Purchaser, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser, the Company, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made. All such amounts that are deducted and withheld shall be timely paid to the appropriate Governmental Authority as required by applicable Law. If any holder of an Old Certificate requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash that such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.

          (f)    At any time following the first anniversary of the Effective Time, Purchaser shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all cash funds made available to it), and thereafter holders of Old Certificates shall be entitled to look to Purchaser (subject to abandoned property, escheat and other similar Laws) with respect to any payment that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither Purchaser nor the Exchange Agent shall be liable to any holder of an Old Certificate for any payment delivered in good faith in respect of such Old Certificate to a public official in accordance with any applicable abandoned property, escheat or other similar Law.

        3.3    Company Stock Options.

          (a)   At least five (5) business days prior to the Closing Date, each employee of the Company or Company Bank Sub who has been issued an option by the Company to purchase shares of Company Common Stock under a Company Stock Plan that is outstanding as of such date (a "Company Employee Stock Option") shall inform the Company in writing of such employee's election to have his/her Company Employee Stock Options (1) converted into options to acquire shares of Purchaser Common Stock in accordance with Section 3.3(b) below, or (2) cancelled in exchange for a cash payment as set forth in Section 3.3(c) below.

          (b)   With respect to Company Employee Stock Options for which an election has been made to convert such options into options to acquire Purchaser Common Stock, such Company Employee Stock Options shall, as of the Effective Time, without any further action on the part of Purchaser, the Company, or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option (each, an "Adjusted Option") to purchase the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time by (2) the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing the Cash Consideration by the Purchaser Closing Price, rounded down to the nearest whole number of shares of Purchaser Common Stock (such sum in clause (2) referred to as the "Equity Award Exchange Ratio"). Each Adjusted Option shall have an exercise price per share of Purchaser Common Stock equal to the quotient of (A) the per share exercise price of such Company Stock Option immediately prior to the Effective Time divided by (B) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall be fully vested and exercisable as of the Effective Time. Except as otherwise provided in this Section 3.3(b), each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Stock Option under the applicable Company Stock Plan and the agreements evidencing grants thereunder. The parties intend that the assumption of the Company Employee Stock Options as provided for in this Section 3.3(b) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 3.3(b) shall be construed consistent with this intent.

          (c)   With respect to (1) Company Employee Stock Options for which the applicable employee has elected to have such option cancelled in exchange for a cash payment in accordance with Section 3.3(a) above ("Company Employee Cash Out Options"), and (2) all other options to purchase shares of Company Common Stock issued by the Company to individuals who are not (as of the Effective Time) employees of the Company or Company Bank Sub (the "Company Non-Employee Stock Options"), the holders of such options shall enter into an option termination agreement, the form of which shall be reasonably acceptable to Purchaser (each, an "Option Termination Agreement"), which will provide for a cash payment equal to the product of (A) the difference between (i) the sum of (x) the product of the Exchange Ratio multiplied by the Purchaser Closing Price plus (y) the Cash Consideration, less (ii) the exercise price per share of Company Common Stock under such Company Employee Cash Out Option or Company Non-Employee Stock Option, as applicable, multiplied by (B) the number of shares of Company Common Stock covered by such Company Employee Cash Out Option or Company Non-Employee Stock Option, as applicable, (each an "Option Payment"), and the full release of any claims related to such options against the Company and Company Bank Sub. Prior to the Effective Time, the Company shall take all actions as necessary to give effect to such transactions, including without limitation, entering into Option Termination Agreements with the holders of Company Employee Cash Out Options and Company Non-Employee Stock Options and the adoption of any necessary amendments to the applicable plans and award agreements. The Option Payments shall be treated as compensation and shall be payable by the Surviving Corporation pursuant to Section 3.3(e) net of any applicable federal and state income and employment withholding taxes.

          (d)   At or prior to the Effective Time, the Company, the Company Board of Directors and the Company Compensation Committee, as applicable, shall (1) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Stock Options pursuant to subsections (a) through (c) of this Section, and (2) cause the Company Stock Plans to terminate at or prior to the Effective Time; provided that, notwithstanding such termination of Company Stock Plans, the Adjusted Options shall incorporate and be subject to the terms and conditions of the applicable Company Stock Plans as set forth in Section 3.3(b) above. The Company shall not issue any additional options or awards under the Company Stock Plans on or after the date hereof, and Company shall take all actions necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other stock of the Company to any person pursuant to or in settlement of Company Stock Options. Purchaser shall (1) take such actions as are reasonably necessary to reserve for issuance a number of authorized but unissued shares of Purchaser Common Stock for delivery upon exercise of the Adjusted Options, and (2) file with the SEC no later than the Closing Date, a post-effective amendment to Form S-4 or a registration statement on Form S-8 (or other applicable form) relating to the shares of Purchaser Common Stock issuable with respect to Adjusted Options, which registration statement(s) shall remain effective for so long as the Adjusted Options are outstanding.

          (e)   As soon as reasonably practicable following the Effective Time and receipt of an executed Option Termination Agreement, the Surviving Corporation shall pay or cause to be paid the Option Payments contemplated by Section 3.3(c) through the payroll system of the Surviving Corporation.

        3.4    Fractional Shares.     Notwithstanding anything to the contrary in this Agreement, no fractional shares of Purchaser Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. Instead, in accordance with Section 3.2(a), Purchaser will deposit with the Exchange Agent the aggregate amount of cash payable to Company Stockholders pursuant to this Section 3.4, which the Exchange Agent shall tender to Company Stockholders who would otherwise be entitled to a fractional share of Purchaser Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest and rounded to the nearest cent) equal to the product of (a) such fraction multiplied by (b) the Purchaser Closing Price. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

        3.5    Lost, Stolen or Destroyed Certificates.     In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Purchaser Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

        3.6    Anti-Dilution Adjustments.     If Purchaser changes (or the Purchaser Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Purchaser Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other transaction, the Exchange Ratio will be adjusted appropriately and proportionately to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        3.7    Dissenters' Rights.     Notwithstanding anything to the contrary in this Agreement, to the extent that Company Stockholders are entitled to dissenters' rights under Section 262 of the DGCL, Dissenting Shares that are outstanding as of the Effective Time will not be converted into the right to receive the Per Share Consideration payable in respect of Company Common Stock pursuant to Section 3.1(a) unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the DGCL. The holder of any

Dissenting Share shall be treated in accordance with Section 262 of the DGCL and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect thereto. Purchaser shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Shares, and the Company shall consider in good faith any comments of Purchaser and revise such notices or communications as may be appropriate. The Company will give Purchaser (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices at Purchaser's cost and expense. The Company will not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), settle any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Purchaser will pay any consideration as may be determined to be due with respect to Dissenting Shares pursuant to and subject to the requirements of applicable Law.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

        4.1    Forbearances of the Company.     The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date hereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and stockholders.

          (b)    Operations.    Enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices from those in effect as of the date hereof, except as required by applicable Law, or close, sell, consolidate or relocate (or make application for, or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.

          (c)    Products.    Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries from those in effect as of the date hereof or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.

          (d)    Brokered Deposits.    Except as Previously Disclosed, book any "brokered deposits," as such term is defined in 12 C.F.R. § 337.6.

          (e)    Securities Portfolio.    Purchase any securities other than short-term securities issued by the United States Department of the Treasury or any United States governmental agency.

          (f)    Capital Expenditures.    Make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate.

          (g)    Material Contracts.    Except as Previously Disclosed, enter into, terminate, amend, modify, extend or renew any Material Contract.

          (h)    Loans and Interest Rate Instruments.    Except in the ordinary course of business consistent with past practice, (1) make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Loan involving a total credit relationship of more than $3,000,000 with any single borrower and its Affiliates or related parties, or (2) other than in compliance with the credit policies and procedures made available to Purchaser, enter into, renew or amend any Interest Rate Instrument.

          (i)    Stock.    Except for the issuance of Company Common Stock pursuant to the exercise of any Company Stock Options outstanding as of the date hereof, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights with respect to its stock.

          (j)    Equity Grants.    Grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any Rights to acquire any shares of its stock.

          (k)    Dividends, Distributions, Repurchases.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for cash dividends to the Company by its Subsidiaries to fund the Company's operations) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock; provided, however, the Company shall be permitted to withhold shares of Company Common Stock in respect of applicable exercise price or Taxes or other withholding requirements upon the exercise, settlement or vesting of a Company Stock Option.

          (l)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

          (m)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in the ordinary course of business consistent with past practice) all or any portion of the loans, securities (other than as permitted by Section 4.1(e)), real property (other than as permitted by Section 4.1(u)), equity, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly owned Subsidiary of the Company.

          (n)    Constituent Documents.    Amend any of its Constituent Documents (or similar governing documents).

          (o)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

          (p)    Tax Matters.    Unless required by applicable Law, make, change or revoke any material Tax election, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, change any method of accounting for Tax purposes, or take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

          (q)    Claims.    Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding (1) that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 individually, or $100,000 in the aggregate, or (2) that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Purchaser or its Subsidiaries.

          (r)    Compensation; Employment Agreements.    (1) Except as contemplated by the terms of this Agreement, enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, restrictive covenant, change in control, retention, stay bonus or similar contract or agreement, (2) except as required by applicable Law or as contemplated by the terms of this Agreement, grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any director, officer, employee or consultant, or increase the compensation of any director, officer, employee or consultant of the Company or any of its Subsidiaries, except in each case (A) to pay annual bonuses, as set forth in Schedule 4.1(r) of the Company Disclosure Schedule, (B) to pay retention bonuses to certain individuals and in specified amounts as set forth in Schedule 4.1(r) of the Company Disclosure Schedule, or (C) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount up to a maximum of three percent (3%) of each individual employee's or consultant's then current base compensation; (3) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000; or (4) terminate the employment of any executive officer other than for cause.

          (s)    Benefit Arrangements.    Except as required by applicable Law or as contemplated by the terms of this Agreement, (1) enter into, terminate, establish or adopt any Company Benefit Arrangement or any arrangement that would have been a Company Benefit Arrangement had it been entered into prior to this Agreement, amend or modify any Company Benefit Arrangement (other than renewals of or amendments or modifications to Company Benefit Arrangements that are health and welfare plans in the ordinary course of business consistent with past practice that do not increase the benefits provided or cost to the Company or its Subsidiaries of maintaining such Company Benefit Arrangement, in each case, by more than a de minimis amount (with prior notice to Purchaser)), or make new grants, awards or increase any benefits under any Company Benefit Arrangement, or (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any Company Benefit Arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (3) add any new participants to any Benefit Arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (B) in the ordinary course of business consistent with past practices under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement.

          (t)    Business Premises.    (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law, in an emergency situation or reasonably necessary to ensure satisfaction of Section 4.1(t)(2) or (2) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof.

          (u)    OREO.    Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Purchaser (which consultation shall not require Purchaser's consent or approval).

          (v)    Indebtedness.    Except as Previously Disclosed, incur any indebtedness for borrowed money (other than deposits taken by Company Bank Sub), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).

          (w)    Merger, Reorganization, Dissolution.    Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.

          (x)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate the Company or any of its Significant Subsidiaries with any other person where the Company or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or any action that is intended or expected to result in any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, except as required by applicable Law.

          (y)    Commitments.    Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.2    Forbearances of Purchaser.     Purchaser agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Amendment of Charter.    Amend the Certificate of Incorporation of Purchaser in a manner that would materially and adversely affect the holders of Company Common Stock (upon their acquisition of Purchaser Common Stock) relative to other holders of Purchaser Common Stock.

          (b)    Stock.    Adjust, split, combine or reclassify any stock of Purchaser.

          (c)    Liquidation.    Completely liquidate or dissolve Purchaser or Purchaser Bank Sub.

          (d)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take any action, or knowingly fail to take any action, if such action or failure to act, as the case may be, would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take any action, or knowingly fail to take any action, if such action or failure to act, as the case may be, would, or could reasonably be expected to, result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate Purchaser or any of its Significant Subsidiaries with any other person where Purchaser or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.

          (e)    Commitments.    Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

 ARTICLE 5

REPRESENTATIONS AND WARRANTIES

        5.1    Disclosure Schedules.     Before entering into this Agreement, the Company delivered to Purchaser a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Company Disclosure Schedule shall be deemed to modify the Section or subsection of this Agreement to which it corresponds in number and any other Section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

        5.2    Representations and Warranties of the Company.     Except as Previously Disclosed, the Company hereby represents and warrants to Purchaser as follows:

          (a)    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Purchaser a complete and correct copy of the Company's Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

          (b)    Company Securities.

            (1)   The authorized stock of the Company consists of 350,000 shares of Company Common Stock and 50,000 shares of preferred stock. As of the date hereof, 184,643 shares of Company Common Stock are outstanding and no shares of preferred stock are issued or outstanding. As of the date hereof, 35,870 shares of Company Common Stock are subject to Company Stock Options and the exercise price per share of each Company Stock Option has been Previously Disclosed. As of the date hereof, the Company holds 4,130 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to the Company Stock Plans have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). All of the rights, terms, and preferences of, and any antitakeover provision applicable to, the stock of the Company are set forth in the Constituent Documents of the Company or the applicable provisions of the DGCL. The Company does not have any Rights issued or outstanding, except for the Company Common Stock and the Company Stock Options. The Company does not have any shares of stock of the Company reserved for issuance, or any commitment to authorize, issue, transfer or sell any stock of the Company or any Rights, except Company Common Stock reserved for issuance upon exercise of the Company Stock Options issued and outstanding on the date hereof. Except as Previously Disclosed, other than the Company Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any stock of the Company or any Subsidiaries of the Company) are outstanding. The Company has no commitment or agreement that obligates the Company to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of stock of the Company.

            (2)   Schedule 5.2(b)(2) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of (A) the name of each holder of Company Common Stock and the number of shares thereof held by each such person, and (B) with respect to each Company Stock Option, the recipient, the date of grant, the number of shares of Company Common Stock subject to such Company Stock Options, the vesting schedule and the exercise price.

            (3)   Each Company Stock Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board of Directors or Company Compensation Committee actually awarded such Company Stock Option, (D) qualifies for the Tax and accounting treatment afforded to such Company Stock Option, if any, in the Company's Tax Returns and the Company Financial Statements, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code.

            (4)   The Company has Previously Disclosed all grant agreements or other Contracts pursuant to which each Company Stock Option is outstanding.

            (5)   Except as Previously Disclosed, there are no voting trusts, proxies, stockholder agreements or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of shares of stock of the Company or with respect to any equity securities of any of its Subsidiaries.

            (6)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other debt obligations (other than deposits taken by Company Bank Sub).

            (7)   The Company never treated the subordinated debenture specified in Schedule 5.2(b)(7) of the Company Disclosure Schedule as an instrument that qualified as capital for purposes of the capital guidelines or regulations of the Board of Governors of the Federal Reserve System.

          (c)    Subsidiaries and Equity Holdings.

            (1)   The Company has Previously Disclosed a list of its Subsidiaries, and the Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company's Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company's or any of its Subsidiaries' rights to vote or dispose of any equity securities of any of the Company's Subsidiaries. Each of the Company's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the applicable Law of the jurisdiction of such Subsidiary's organization, and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary's assets or property or the conduct of such Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Purchaser a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company's Subsidiaries, and such Constituent Documents are in full force and effect.

            (3)   The Company has previously made available to Purchaser a list of all equity securities that it or its Subsidiaries own, control or hold for its own account as of the date hereof.

          (d)    Power.    The Company and each of its Subsidiaries has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company's Subsidiaries to be party to any document or Contract in connection with the transactions contemplated hereby has taken all corporate action necessary for it to execute and deliver such document or Contract. Subject only to receipt of the affirmative vote of (1) the holders of at least a majority of the outstanding shares of Company Common Stock approving the adoption of this Agreement and the transactions contemplated hereby (the "Company Stockholder Matters"), and (2) the Company, as holder of all outstanding shares of common stock issued by Company Bank Sub, approving the Bank Merger Agreement and the transactions contemplated thereby, this Agreement, the Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries. This Agreement is the Company's valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board of Directors, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Company Stockholders approval of this Agreement and the transactions contemplated hereby and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby. The board of directors of Company Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except as Previously Disclosed and except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices under the Bank Merger Act with the Federal Deposit Insurance Corporation (the "FDIC"), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the approvals described in Section 5.2(e), (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities law, (5) the filing of the Certificate of Merger with respect to the Merger and a certificate of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, and except as Previously Disclosed, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company's Constituent Documents or those of its Subsidiaries, (2) any material policy or Contract of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits (any consents or approvals so required under this clause (2), a "Required Third Party Consent") or (3) any applicable Law.

          (h)    Takeover Laws and Provisions.    The Company Board of Directors has approved this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby (including the Merger) as required to render inapplicable to this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby any applicable provisions of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" Laws or other applicable antitakeover Laws and regulations of any state, including Section 203 of the DGCL (collectively, "Takeover Laws"), and as a result this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby (including the Merger) are exempt from, and are not subject to, any Takeover Laws.

          (i)    Financial Advisors.    None of the Company, its Subsidiaries or any of the Company's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder's fees or other similar compensation payable in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Monroe Financial Partners, Inc. ("Company FA"), as its financial advisor, and complete and correct copies of its arrangements with Company FA have been made available to Purchaser. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Per Share Consideration is fair from a financial point of view to Company Stockholders.

          (j)    Financial Reports and Regulatory Filings.

            (1)   The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Plante Moran its independent auditor) for the years ended December 31, 2016 and 2017, and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders' equity as of and for the six (6) month period ended June 30, 2018 and it will provide Purchaser reasonably promptly after they become available with similar customary audited year end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter (provided that if the Closing occurs on or before April 30, 2019, the Company shall not be obligated to provide audited year end financials as of December 31, 2018) and any partial quarter period prior to the Closing (all of the foregoing audited and unaudited financial statements referred to collectively as the "Company Financial Statements"). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company's financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders' equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Company Financial Statements for the quarter ended and as of June 30, 2018 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such quarterly Company Financial Statements.

            (2)   Since January 1, 2016, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (k)    Absence of Certain Changes; Conduct of Business.    To the extent required by GAAP, all liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2017, and since such date through the date of this Agreement, other than in the ordinary course of business consistent with past practice or otherwise in connection with the negotiation, execution and performance of this Agreement, including the preparation for and consummation of the Merger and the other transactions contemplated by this Agreement, (1) the Company and its Subsidiaries have not incurred any material obligation or liability required to be disclosed by GAAP, whether or not accrued, contingent or otherwise, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and (3) except as Previously Disclosed, neither the Company nor any of its Subsidiaries has taken any of the actions referenced in Section 4.1. Since December 31, 2017, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (l)    Litigation.    As of the date hereof, except as Previously Disclosed, there is no action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, nor is there any notice of violation, judgment, order, decree, injunction, supervisory agreement or ruling of any Governmental Authority or arbitration outstanding (or in the process of being issued) against the Company or any of its Subsidiaries restraining or limiting in any material respect the Company or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses.

          (m)    Compliance with Laws.

            (1)   Except as Previously Disclosed, the Company and each of its Subsidiaries:

              (A)  conducts and has since January 1, 2016 conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;

              (B)  as of the date hereof has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

              (C)  has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; and

              (D)  has received, since January 1, 2016, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify its activities.

          (n)    Regulatory Matters.    As of the date hereof, neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries.

          (o)    Books and Records, Internal Controls and Policies and Procedures.

            (1)   The Company's books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.

            (2)   The Company's stock transfer books and the Company's register of Company Stock Options, true and complete copies of which have been provided to Purchaser, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock and Company Stock Options, respectively, as of the date hereof.

            (3)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Except as Previously Disclosed, the Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

            (4)   The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries since January 1, 2016 have been in compliance with such policies, practices and procedures in all material respects.

            (5)   The Company has Previously Disclosed (A) the Company's stock transfer books, (B) the Company's register, (C) for each Company Stockholder, such Company Stockholder's name, address, social security number, stock certificate number or numbers, as applicable, number of shares held, and share issuance date or dates, as applicable, and (D) any other information reasonably requested by Purchaser to establish the identity of those persons entitled to receive consideration pursuant to Article 3.

          (p)    Intellectual Property.

            (1)   The Company has Previously Disclosed all Intellectual Property owned by it or any of its Subsidiaries that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar (collectively, the "Scheduled Intellectual Property"). The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property and all other material Intellectual Property owned, or purported to be owned, by it, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company's use thereof or its rights thereto. The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the Company's or any of its Subsidiaries' business as presently conducted and the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and have not in the past three (3) years infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party. To the Company's Knowledge, no person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property right or other Intellectual Property right owned by the Company or any of its Subsidiaries. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Purchaser, the Company or any of their respective Subsidiaries or trigger a loss of any material rights by Purchaser, the Company or any of their respective Subsidiaries in, to or under any such Intellectual Property.

            (2)   The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary, other than any Intellectual Property which the Company or one of its Subsidiaries engaged a non-employee third-party to develop that the Company or such Subsidiary does not own but is licensed to use or, with respect to Intellectual Property no longer used in the Company's or any of its Subsidiaries' business as presently conducted, was licensed to use.

            (3)   The IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company's Knowledge, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. To the Company's Knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. The Company and its Subsidiaries take reasonable measures adequate to comply with all applicable Law and their respective contractual and privacy commitments, and to protect the confidentiality of all customer financial data and Personal Information collected, stored or received by or on behalf of the Company or any of its Subsidiaries, and to the Company's Knowledge, no person has, within the past three (3) years, misused or had unauthorized access to any of such customer financial data or other Personal Information.

          (q)    Taxes.

            (1)   (A) All material Tax Returns that are required to be filed (taking into account any permitted extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (B) all material Taxes required to be paid by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been paid in full, (C) except as Previously Disclosed, all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns of the Company and its Subsidiaries have been paid in full or otherwise finally resolved, (D) except as Previously Disclosed, no issues have been raised in writing by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (E) except as Previously Disclosed, to the Company's Knowledge, there are no pending, or threatened, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or its Subsidiaries, (F) all material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and paid over on a timely basis to the proper taxing authorities, to the extent due and payable, (G) the Company and its Subsidiaries have complied with all information reporting (and related withholding) requirements, (H) except as Previously Disclosed, no extensions or waivers of statutes of limitation applicable to any Tax have been given by or requested with respect to any of the Company or any of its Subsidiaries that remain in effect, and (I) to the Company's Knowledge, no claim has been made by any authority in any jurisdiction where the Company or any Subsidiary thereof does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

            (2)   The Company has made provision in accordance with GAAP, in the most recent Company Financial Statements, and if not required by GAAP, on its books and records, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements.

            (3)   No Liens for Taxes exist with respect to any of the Company's assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and, in each case, that are reserved for in accordance with GAAP.

            (4)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in accounting method for a Tax period beginning on or before the Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign tax Law), (D) installment sale or open transaction disposition made, or prepaid amount received or deferred revenue accrued, by the Company or any of its Subsidiaries on or prior to the Closing Date, (E) any election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign tax Law), or (F) application of Section 965 of the Code (including as the result of any election under Section 965(h) of the Code).

            (5)   Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any such agreement exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business the principal focus of which is not Taxes and which has been Previously Disclosed). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries) as a transferee or successor, by Contract, or otherwise.

            (6)   No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

            (7)   Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, during the two (2) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

            (8)   Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

            (9)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

            (10) Except as Previously Disclosed, no Subsidiary of the Company owns any shares of stock of the Company (or any other interests in the Company treated as equity for U.S. federal income tax purposes) or any Rights with respect to such stock or interests.

            (11) Neither the Company nor any of its Subsidiaries has been at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (12) Each of the Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (r)    Environmental Matters.    As of the date hereof and as of the Closing Date:

            (1)   The operations and Real Property of the Company and each of its Subsidiaries are and have at all times been in material compliance with applicable Environmental Laws;

            (2)   The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of the Real Property and the operation of their respective businesses as presently conducted;

            (3)   There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company's Knowledge, there is no reasonable basis for any such proceeding, claim, action, notice of violation or investigation;

            (4)   There are no agreements, orders, judgments, decrees or settlements involving the Company or any of its Subsidiaries, or with respect to any Real Property owned by the Company or any such Subsidiary, by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;

            (5)   There are and have been no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any Owned Real Property as of the date hereof or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or, to the Company's Knowledge, at any off-site location, for which the Company or any of its Subsidiaries has or could reasonably expect to incur material liability under or relating to Environmental Laws;

            (6)   To the Company's Knowledge, there are no past, present or reasonably anticipated future remediation, investigations, clean-ups, exposure of persons to Hazardous Materials or Environmental Conditions that could reasonably be expected to give rise to material obligations or material liabilities of the Company or any of its Subsidiaries under any Environmental Law; and

            (7)   The Company has delivered to Purchaser copies of all environmental reports, studies, assessments, sampling data and memoranda in their possession relating to the Company or its Subsidiaries or any of their current or former properties or activities.

          (s)    Labor Matters.

            (1)   Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any Contract (including any collective bargaining agreement) with a labor union or labor organization or similar organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company's Knowledge, threatened, nor has there been since January 1, 2016, any labor strike, walk-out, work stoppage, slow-down lockout or similar material labor dispute involving the Company or any of its Subsidiaries. Since January 1, 2016, there has been no activity or proceeding by any individual or group of individuals, including representatives of any labor unions, labor organizations or similar organizations seeking to certify a collective bargaining unit or engaging in any other organization activity involving employees of the Company or any of its Subsidiaries.

            (2)   Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees and equitable pay practices, and occupational safety and health). Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

          (t)    Benefit Arrangements.

            (1)   The Company has Previously Disclosed a complete and correct list of all Company Benefit Arrangements. The Company has made available to Purchaser complete and correct copies of all Company Benefit Arrangements, and the current plan document and all amendments thereto and (if applicable) (A) any related trust instruments, insurance Contracts and loan agreements and other Contracts forming a part of any Company Benefit Arrangements, (B) a written description of such Company Benefit Arrangement if not set forth in a written document, (C) the most recently prepared actuarial report, if any, (D) any material correspondence to or from any Governmental Authority in the last three (3) years (other than routine filings in the ordinary course) with respect to such Company Benefit Arrangement, and (E) with respect to any "employee benefit plans" within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all summaries of material modifications thereto, the most recent IRS determination or opinion letter, and the two most recent annual reports on Form 5500 or 990 series and all schedules and financial statements attached thereto.

            (2)   All of the Company Benefit Arrangements are in material compliance with, and have been operated and administered in all material respects in accordance with, their respective terms and ERISA, the Code and other applicable Law. Each of the Company Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Company's Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company's Knowledge, threatened litigation relating to the Company Benefit Arrangements that is or would be material. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of Company Benefit Arrangements that would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502(c) or (i) of ERISA in an amount that would be material.

            (3)   No liability under Subtitle C or D of Title IV of ERISA or Section 412 or 413 of the Code has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, "multiemployer plan," within the meaning of Section 3(37) of ERISA, or "multiple employer plan," within the meaning of Section 413(c) of the Code currently or formerly maintained or contributed to by any of them, or the single-employer plan, multiemployer plan or multiple employer plan of any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any "single employer plan," "multiemployer plan," or "multiple employer plan," each as defined in this paragraph.

            (4)   All contributions and other payments required to be made under the terms of any of the Company Benefit Arrangements have been timely made and all obligations in respect of each of the Company Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements to the extent required by GAAP in all material respects.

            (5)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Company Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Except as Previously Disclosed, the Company or its Subsidiaries have reserved the right to amend or terminate any such Company Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

            (6)   Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Arrangements that would increase the expense of maintaining such Company Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year by more than a de minimis amount.

            (7)   Except as provided under the existing terms of the Company Benefit Arrangements Previously Disclosed, and as Previously Disclosed, neither the Company's execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor stockholder approval of the transactions contemplated hereby, either alone or in combination with another event, would reasonably be expected to (A) limit or restrict the Company's right or, following the consummation of the transactions contemplated hereby, Purchaser's right to administer, merge or amend in any respect or terminate any of the Company Benefit Arrangements, (B) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Arrangements.

            (8)   Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Arrangement or other Contract provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

            (9)   Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time), except as Previously Disclosed, no amounts paid or payable (whether in cash, property, or in the form of benefits) by the Company or any of its Subsidiaries will be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

            (10) Each Company Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code and all Company Stock Options were granted with an exercise price per share no lower than fair market value (as defined in the applicable Company Stock Plan) of one share of Company Common Stock on the date of the corporate action effectuating the grant.

          (u)    Property.

            (1)   Except as would not reasonably be expected to be material to the Company, the Company has good, and, in the case of Owned Real Property, insurable, title to or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or in the case of Leased Real Property and Leased Personal Property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by the Company or any of its Subsidiaries, free and clear of all Liens except for Permitted Liens. With regard to Owned Real Property, except as Previously Disclosed, the Company or Subsidiary is not leasing or otherwise granting to any person the right to use or occupy such Owned Real Property or any portion thereof. With regard to Leased Real Property and Leased Personal Property, the Company, each Subsidiary of the Company and, to the Company's Knowledge, each of the other parties thereto, is not in material breach of such Lease.

            (2)   The Company has (A) Previously Disclosed a complete and accurate list of all Owned Real Property (including OREO) and Leased Real Property (together, the "Real Property") and Leased Personal Property as of the date hereof, and (B) made available to Purchaser complete and accurate copies of all material Lease documents including leases, amendments, addendums, exhibits, letter agreements and similar documents relating to the Leased Real Property and Leased Personal Property as of the date hereof. Neither the Company nor any of its Subsidiaries owns any residential Real Property as of the date hereof other than Previously Disclosed OREO.

          (v)    Material Contracts.

            (1)   The Company has listed on Schedule 5.2(v)(1) of the Company Disclosure Schedule and made available to Purchaser complete and correct copies of the following Contracts ("Material Contracts") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective assets or properties may be subject as of the date hereof:

              (A)  any lease of real or material personal property;

              (B)  any partnership, limited liability company, joint venture or other similar Contract or arrangement;

              (C)  any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which the

      Company or any of its Subsidiaries currently has, or had on or after January 1, 2016, any material ongoing obligations;

              (D)  any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $25,000 or more, or (ii) aggregate payments of $100,000 or more;

              (E)  any Contract that creates future payment obligations in excess of $25,000 in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

              (F)  any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries outside of the ordinary course of business;

              (G)  any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting in any material respect the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom or, after the Effective Time, would so limit the freedom of Purchaser or any of its Subsidiaries or any of its or their current or former employees;

              (H)  any Contract, other than this Agreement, as to which there are material ongoing obligations the primary purpose of which is to disclose confidential information or require that the Company or any of its Subsidiaries guarantee, indemnify or hold harmless any person;

              (I)   any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue, or similar right or restriction to use any material Intellectual Property, other than nonexclusive licenses granted to the Company or its Subsidiaries to use software or information technology services that are granted on standardized terms that are generally commercially available;

              (J)   any Contract, other than this Agreement, with (i) any Affiliate of the Company, or (ii) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clause (i) of this paragraph;

              (K)  any Contract with a Governmental Authority; and

              (L)  any other Contract not entered into in the ordinary course of business.

            (2)   Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company's Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and is in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

            (3)   To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been fully accrued for in the books and records of the Company.

          (w)    Material Interests of Certain Persons.    Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Material Contract of the Company or any of its Subsidiaries.

          (x)    Insurance Coverage.    The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. The Company has made available a complete and correct list of each Contract representing such coverage as of the date hereof.

          (y)    No Trust Business.    Neither the Company nor any Subsidiary thereof has been granted trust powers under applicable Law, and neither the Company nor any Subsidiary maintains trust accounts or otherwise engages in activities that would require the granting of trust powers under applicable Law.

          (z)    Loans.

            (1)   Each loan, revolving credit facility, letter of credit, lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, "Loans"), made or entered into by the Company or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. Each Loan was originated and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company's and its Subsidiaries' policies and procedures, copies of which have been made available to Purchaser, and (C) compliance in all material respects with all applicable Law. Each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in material default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Loan. The Company has Previously Disclosed a complete and correct list of all Loans that have been classified by it or any Governmental Authority as "Special Mention," "Substandard," "Loss," "Classified," "Criticized," "Watch," "Past Due," "Doubtful" or words of similar import as of June 30, 2018, and all Loans have been properly classified and risk rated by the Company and its Subsidiaries.

            (2)   The allowances for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and its Subsidiaries and in accordance with the requirements of GAAP and are adequate thereunder.

            (3)   The Company has made available to Purchaser true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment for credit relationships with a customer commitment greater than or equal to $191,000, in the case of consumer customers (as defined in the Company's loan files), and greater than or equal to $85,000, in the case of all other customers, between the Company or any of its Subsidiaries, on the one hand, and a single third party obligor, on the other hand, as of June 30, 2018, a list of which has been made available to Purchaser.

            (4)   Except as Previously Disclosed, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Loans or pools of, or participations in, Loans contains any obligation to repurchase or reacquire part or all of such Loans, any collateral related thereto or such pools or participations, and all Loans or pools of, or participations in, Loans sold by the Company or any of its Subsidiaries have been sold without recourse.

          (aa)    Interest Rate Risk Management Instruments.    All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, "Interest Rate Instruments"), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in material compliance with all applicable Law. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has made available to Purchaser a complete and correct list of all Interest Rate Instruments as of the date hereof.

          (bb)    Sufficiency of Assets.    The Company and each of its Subsidiaries own good and marketable title to, or have the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company's and each of its Subsidiaries', as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

          (cc)    Mortgage Banking Activities.    To the Company's Knowledge, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Laws in all material respects. To the Company's Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company's Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

          (dd)    Reorganization.    The Company has not taken any action and, to the Company's Knowledge, there is no fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

          (ee)    No Other Representations or Warranties.

            (1)   Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

            (2)   The Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

        5.3    Representations and Warranties of Purchaser.     Except as Previously Disclosed, Purchaser hereby represents and warrants to the Company as follows:

          (a)    Organization, Standing and Authority.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Purchaser. Purchaser has made available to the Company a complete and correct copy of the Company's Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

          (b)    Purchaser Stock.    As of the date hereof, the authorized stock of Purchaser consists of 150,000,000 shares of Purchaser Common Stock and 25,000,000 shares of Purchaser Preferred Stock. As of the date hereof, (1) 36,218,955 shares of Purchaser Common Stock, and (2) 10,438 shares of Series B Purchaser Preferred Stock were outstanding. As of the date hereof, 2,312,294 shares of Purchaser Common Stock are subject to Purchaser Stock Options granted under the Purchaser Stock Plans. The outstanding shares of Purchaser Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement and Purchaser Stock Options, issued as of the date hereof, and the Purchaser Stock Plans, as of the date hereof, Purchaser does not have any Rights issued or outstanding, any shares of Purchaser Stock reserved for issuance, or any commitment or agreement that obligates Purchaser to authorize, issue, transfer, purchase, redeem, sell or otherwise acquire any Purchaser Stock or any Rights. The shares of Purchaser Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights). Except as Previously Disclosed, there are no voting trusts, proxies, stockholder agreements or other Contracts to which Purchaser is a party with respect to the voting of shares of Purchaser Common Stock.

          (c)    Significant Subsidiaries.

            (1)   Purchaser has Previously Disclosed a list of its Significant Subsidiaries, and Purchaser owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and fully paid and non-assessable. No equity securities of any of Purchaser's Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Purchaser or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Purchaser's Significant Subsidiaries (other than to Purchaser or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Purchaser or any of its Significant Subsidiaries is or may become bound that relate to Purchaser's or any of its Significant Subsidiaries' rights to vote or dispose of any equity securities of any of Purchaser's Significant Subsidiaries. Purchaser Bank Sub is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of Purchaser's Significant Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Purchaser.

          (d)    Power.    Purchaser and each of its Subsidiaries has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Purchaser and each of its Subsidiaries has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    Purchaser has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Purchaser's Subsidiaries to be party to any document or Contract in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or Contract. Subject only to the receipt of the affirmative vote of Purchaser, as holder of all outstanding shares of common stock issued by Purchaser Bank Sub, this Agreement, the Merger, the Bank Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Purchaser and each of its Subsidiaries. This Agreement is Purchaser's valid and legally binding obligation, enforceable in accordance with its terms. The Purchaser Board of Directors, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving the Merger, the Bank Merger and the other transactions contemplated hereby. The board of directors of Purchaser Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by Purchaser or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Purchaser or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices under the Bank Merger Act with the FDIC, and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (3) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (4) the filing of the Certificate of Merger with respect to the Merger and a certificate of merger with respect to the Bank Merger, and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Purchaser's Constituent Documents or those of its Subsidiaries, (2) any material policy or Contract of Purchaser or any of its Subsidiaries, or by which Purchaser or any of its Subsidiaries is bound or affected, or to which Purchaser or any of its Subsidiaries or Purchaser's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

          (h)    Financial Advisors.    None of Purchaser, its Subsidiaries or any of Purchaser's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Purchaser has retained Keefe, Bruyette & Woods, Inc. as its financial advisor.

          (i)    Financial Reports and Regulatory Filings.

            (1)   Purchaser has Previously Disclosed complete and correct copies of its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Moss Adams, LLP, its independent auditor) for the years ended December 31, 2016 and 2017 (the foregoing audited financial statements referred to collectively as the "Purchaser Audited Financial Statements"). Each of the statements of financial position (or equivalent statements) included in the Purchaser Audited Financial Statements (including any related notes and schedules) fairly presents in all material respects Purchaser's financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income (loss) and changes in stockholders' equity and cash flows included in the Purchaser Audited Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects, the financial condition, results of operations, changes in stockholders' equity, comprehensive income (loss) and cash flows, as the case may be, of Purchaser and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Purchaser's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and all other reports, registration statements, or information statements filed by it subsequent to June 30, 2018 under the Securities Act, or under Section 13(a), 13(c),

    14 or 15(d) of the Exchange Act, in the form filed with the SEC or as thereafter amended, in each case prior to the date hereof (collectively, the "Purchaser SEC Filings"), as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial condition contained in or incorporated by reference into any of the Purchaser SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Purchaser's financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of operation, comprehensive income (loss) and changes in stockholders' equity and cash flows in the Purchaser SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Purchaser and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

            (2)   Purchaser (A) has designed disclosure controls and procedures to ensure that material information relating to Purchaser, including its consolidated Subsidiaries, is made known to the management of Purchaser by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to Purchaser's Knowledge, to Purchaser's auditors and the audit committee of the Purchaser Board of Directors (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Purchaser's ability to record, process, summarize and report financial data and has identified for Purchaser's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser's internal controls.

            (3)   Since January 1, 2016, Purchaser and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable provisions of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (j)    Absence of Certain Changes.    Since December 31, 2017, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Purchaser. As of the date hereof, to the extent required by GAAP, all material liabilities and material obligations of Purchaser and its Subsidiaries have been reflected, disclosed or reserved against in the Purchaser Audited Financial Statements or Purchaser SEC Filings, and since December 31, 2017 through the date hereof, (1) other than in the ordinary and usual course of business consistent with past practice, Purchaser and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP and (2) the Company and its

  Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice.

          (k)    Litigation.    As of the date hereof, there is no material action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser or any of its Subsidiaries (and Purchaser is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Purchaser or any of its Subsidiaries (or in the process of being issued) restraining or limiting in any material respect Purchaser or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses (or in the process of being issued), except as Previously Disclosed.

          (l)    Compliance with Laws.

            (1)   Purchaser and each of its Subsidiaries:

              (A)  Conducts and since January 1, 2016 has conducted its business in all material respects in compliance with all Law applicable thereto or to the employees conducting such businesses;

              (B)  currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

              (C)  has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened;

              (D)  has received, since January 1, 2016, no written notification from a Governmental Authority (A) asserting that it is not in material compliance with any of the Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to Purchaser and its Subsidiaries, taken as a whole; and

              (E)  is in substantial compliance with all applicable NYSE listing and corporate governance standards.

          (m)    Regulatory Matters.    As of the date hereof, neither Purchaser nor any of its Subsidiaries is subject to, or has been advised that Purchaser or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Purchaser or any of its Subsidiaries.

          (n)    Available Funds.    Purchaser has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.

          (o)    Ownership of Company Common Stock.    Except for shares of Company Common Stock that Purchaser or any of its Subsidiaries may hold as an executor, administrator, trustee, agent, guardian, fiduciary or in a similar capacity for another person, neither Purchaser nor any of its Subsidiaries is the record owner or "beneficial owner," as such term is used in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, of any shares of Company Common Stock as of immediately prior to the execution and delivery of this Agreement.

          (p)    Environmental Matters.    Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Purchaser:

            (1)   The operations, assets and properties of Purchaser and each of its Subsidiaries are and have at all times since January 1, 2016 been in compliance with applicable Environmental Laws;

            (2)   Purchaser and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of their assets and properties and the operation of their respective businesses as presently conducted;

            (3)   There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to Purchaser's Knowledge, threatened, against Purchaser any of its Subsidiaries or any asset or property owned by Purchaser or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to Purchaser's Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation; and

            (4)   There are no agreements, orders, judgments, decrees or settlements involving Purchaser or any of its Subsidiaries, or with respect to any asset or property owned by Purchaser or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law.

          (q)    ERISA.    All of the Purchaser Benefit Arrangements are in material compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable laws. Each of the Purchaser Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, "a Pension Plan," and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to Purchaser's Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Purchaser, any of its Subsidiaries or any Purchaser ERISA Affiliate has incurred or would be reasonably likely to incur any liability or obligation under Title IV of ERISA (other than the timely payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business) or a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA. Neither Purchaser nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, "multiemployer plan," within the meaning of Section 3(37) of ERISA, or "multiple employer plan," within the meaning of Section 413(c) of the Code.

          (r)    Reorganization.    Purchaser has not taken any action and, to Purchaser's Knowledge, there is no fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

          (s)    No Other Representations or Warranties.

            (1)   Except for the representations and warranties made by Purchaser in this Agreement, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties.

            (2)   Purchaser acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

ARTICLE 6

COVENANTS

        6.1    Commercially Reasonable Efforts.

          (a)   Subject to the terms and conditions of this Agreement and prior to the Effective Time, the Company and Purchaser will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate with, and furnish information to, the other party to that end.

          (b)   The Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

          (c)   Without limiting Section 6.1(b), from time to time on or prior to the Closing Date, the Company or Purchaser may, after it becomes aware, supplement any of its representations and warranties with respect to any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein by delivering a supplemental disclosure schedule ("Supplemental Disclosure Schedule"). The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Purchaser contained in this Agreement or be considered Previously Disclosed unless it is expressly accepted as such in writing by the other party.

        6.2    Stockholder Approvals.

          (a)   As promptly as practicable following the date upon which the Registration Statement filed pursuant to Section 6.6 shall have become effective (but in any event within forty-five (45) days thereof), the Company Board of Directors will submit to Company Stockholders the Company Stockholder Matters. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the "Company Meeting") as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective, or such other date as mutually agreed to by the parties) to consider and vote upon approval of the Company Stockholder Matters and any such other matters. The Company and the Company Board of Directors, as applicable, will each use its reasonable best efforts to obtain from the Company Stockholders the required vote to approve the Company Stockholder Matters and any such other matters, including soliciting proxies through the Proxy Statement in accordance with applicable Law and recommending that the Company Stockholders vote in favor of the Company Stockholder Matters (and including such recommendation in the Proxy Statement). The Company shall provide Purchaser with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to Company Stockholders, and the Company shall consider in good faith any comments of Purchaser and revise such proxy materials as may be appropriate. Notwithstanding the foregoing, if the Company Board of Directors, after consultation with outside advisors including its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that continuing to recommend this Agreement and the Company Stockholder Matters would violate its fiduciary duties under applicable Law, then, in submitting to its stockholders the Company Stockholder Matters, the Company Board of Directors may withhold or withdraw or modify in a manner adverse to Purchaser its recommendation that Company Stockholders approve the adoption of this Agreement or submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board of Directors may communicate the basis for its lack of a recommendation to Company Stockholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided that the Company Board of Directors may not take any actions under this sentence until after giving Purchaser at least five (5) business days (or, if fewer than five (5) business days remain prior to the date of the Company Meeting, such fewer number of days) to respond to such Acquisition Proposal or other event or circumstances giving rise to the determination by the Company Board of Directors to take such action (and, in the event such action is taken in response to an Acquisition Proposal, after giving Purchaser notice of the third party in the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed in writing by Purchaser. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and will require a new notice period as referred to in this Section 6.2. Nothing in this Agreement shall be interpreted to excuse (1) the Company or the Company Board of Directors from complying with its obligation to submit this Agreement and the other Company Stockholder Matters to its stockholders at the Company Meeting or (2) any party to a Company Voting Agreement from complying with its obligations thereunder. Neither the Company nor the Company Board of Directors shall submit any Acquisition Proposal other than the Merger to the vote of its stockholders unless this Agreement shall have first been terminated in accordance with its terms.

          (b)   The Company shall cooperate and keep Purchaser informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders.

          (c)   The Company shall adjourn or postpone the Company Meeting, if, (A) as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (B) on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain requisite approval of the Company Stockholder Matters. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at the Company Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

  Company shall only be required to adjourn or postpone the Company Meeting twice pursuant to this Section 6.2(c).

        6.3    Regulatory Applications; Third-Party Consents.

          (a)   Prior to the Effective Time, the Company and Purchaser and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary in order to consummate the Merger and the other transactions contemplated hereby, including the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material and adverse effect on Purchaser or the Surviving Corporation (the "Requisite Regulatory Approvals"), and to make and obtain all other Required Third Party Consents; notwithstanding the foregoing, Purchaser and the Company will use reasonable best efforts to prepare and file, or cause their respective Subsidiaries to prepare and file, any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals within forty-five (45) days of the date of this Agreement. Each of the Company and Purchaser will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)   The Company and Purchaser will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.

          (c)   Notwithstanding the foregoing or anything else in this Agreement, nothing shall require Purchaser or the Company to, and the Company and its Subsidiaries shall not, without the prior written consent of Purchaser, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (1) materially and adversely affect the business, operations or financial condition of Purchaser or its Subsidiaries (measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (2) require Purchaser or any of its Subsidiaries to make any material and adverse covenants or commitments, or complete any divestitures, whether prior to or subsequent to the Closing, (3) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (4) restrict in any material and adverse respect or impose a material burden on Purchaser or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Purchaser or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (4), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a "Burdensome Condition").

        6.4    Company Tangible Common Equity Calculation.

          (a)   Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Purchaser (1) an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the "Company Estimated Closing Balance Sheet"), which shall (A) be prepared in good faith based on all available information at such time pursuant to GAAP, this Agreement and Schedule 1.1 of the Company Disclosure Schedule, and (B) include a calculation of Company Tangible Common Equity as of the expected Closing Date, and (2) reasonable supporting documentation for the Company Estimated Closing Balance Sheet.

          (b)   After delivery of the Company Estimated Closing Balance Sheet, the parties shall work together in good faith, which in the case of the Company shall include providing Purchaser with such documentation and information in its possession or control as Purchaser shall reasonably request, to agree by the expected Closing Date on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the "Final Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time pursuant to GAAP, this Agreement and Schedule 1.1 of the Company Disclosure Schedule, and (2) include a calculation of Company Tangible Common Equity as of the expected Closing Date. The Final Closing Balance Sheet, and the calculation of the Company Tangible Common Equity contained therein, as mutually agreed to by the parties (such agreement not to be unreasonably withheld, conditioned or delayed), shall become final and binding.

        6.5    Exchange Listing.     Purchaser will use reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

        6.6    SEC Filings.

          (a)   Purchaser will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Purchaser with the SEC in connection with the issuance of Purchaser Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). Each party agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement and to use its reasonable best efforts to cause the filing of the Registration Statement with the SEC within forty-five (45) days following the date of this Agreement. Purchaser will use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Purchaser all information concerning the Company, its Affiliates, officers, directors and stockholders as may be reasonably requested in connection with the foregoing, in a form appropriate (or from which such information can be derived in a commercially reasonable manner) for usage in such document or any such other use.

          (b)   Each of the Company and Purchaser agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company Stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of the Company and Purchaser further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

          (c)   Purchaser shall promptly provide the Company with all comment letters from the SEC or its Staff pertaining to the Registration Statement or the Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Purchaser with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Purchaser to respond promptly to any comments received from the SEC. Purchaser will advise the Company, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.7    Press Releases.     Each party will consult with the other before issuing any press release, employee communication or other stockholder communication with respect to the Merger or this Agreement and will not issue any such press release or make any such communication without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such communication as are required by applicable Law or securities exchange rules. The Company and Purchaser will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

        6.8    Acquisition Proposals.     The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries' Representatives, agents, advisors and Affiliates not to, initiate, solicit or knowingly encourage or knowingly facilitate in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide written Acquisition Proposal and the Company Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions if the Company Board of Directors concludes in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have provided notice to Purchaser of its intention to provide such information, and shall have provided such information to Purchaser if not previously provided to Purchaser, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time), which Confidentiality Agreement shall not provide such person with any exclusive rights to negotiate with the Company. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce the confidentiality provisions of any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or an inquiry which would reasonably be expected to result in an Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Purchaser of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts, subject to applicable Law, to (1) enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal, and (2) within twenty (20) business days after the date hereof, request and seek confirmation of the return or destruction of any confidential information provided to any person (other than Purchaser and its Affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless this Agreement is contemporaneously terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other Contract (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.8) relating to any Acquisition Proposal.

        6.9    Takeover Laws and Provisions.     Neither the Company nor Purchaser will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the applicability of, any applicable Takeover Law, as now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its respective board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

        6.10    Access; Information.

          (a)   Each of Purchaser and the Company agree that upon reasonable notice and subject to applicable Law relating to the exchange of information, such party will (and will cause its Subsidiaries to) afford the other party, and its Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as the other party may reasonably request under the circumstances, including for purposes of facilitating the integration of the Company and its Subsidiaries with Purchaser and its Subsidiaries, and including as may be necessary or advisable to effect the Conversion pursuant to Section 6.13. In addition, the Company will furnish reasonably promptly to Purchaser (1) to the extent consistent with applicable Law, a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it and its Subsidiaries as Purchaser may reasonably request. The Company shall also provide Purchaser with copies of regular annual, quarterly and monthly financial reports that the Company or Company Bank Sub prepare in the ordinary course of business, beginning with the first full week after the date hereof until the Effective Time reasonably promptly after they become available. The Company and Purchaser each agree to promptly notify the other of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced, or to the Knowledge of the Company or Purchaser, as applicable, threatened against the Company or Purchaser or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement. Nothing in this Agreement will require Purchaser or the Company to afford access or disclose information that would violate applicable Law, jeopardize attorney-client privilege, or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each of the Company and Purchaser shall use commercially reasonable efforts to minimize any interference with the regular business operations of the Company and its Subsidiaries during any such access.

          (b)   No investigation by the Company or Purchaser of, or Knowledge that the Company or Purchaser may have with respect to, the business and affairs of the other party, pursuant to this Section 6.10 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such party in this Agreement, or the conditions to such party's obligation to consummate the transactions contemplated hereby.

          (c)   The Company shall give reasonable notice to Purchaser of all meetings of the Company Board of Directors and any of its committees, and the board of directors of Company Bank Sub and any of its committees, and the agenda for or business to be discussed at such meetings. To the extent permissible under applicable Law, the Company shall promptly transmit to Purchaser copies of all notices, minutes, consents and other materials that the Company or Company Bank Sub provides to their respective directors; provided that the Company shall not be required to disclose any information or documents related to, and may redact any information or document to the extent it relates to, the transactions contemplated by this Agreement, or any Acquisition Proposal, or any other matter involving attorney-client privileged matters.

          (d)   The Company shall cause Company Bank Sub, prior to the Closing Date, (1) to write off all Loans of Company Bank Sub that are required to be written off by Company Bank Sub's regulators or that, in conformity with past practices and policies of Company Bank Sub and GAAP, should be written off as Loan losses and (2) to write down potential Loan losses in conformity with past practices and policies of Company Bank Sub and GAAP. Nothing in this Section 6.10(d) shall require the Company to make any additional provision to Company Bank Sub's reserve for loan losses so long as such reserve is adequate and in compliance with GAAP and all regulatory requirements.

          (e)   Notwithstanding Section 6.10(d), to the extent reasonably requested by Purchaser, the Company agrees that it shall, and shall cause Company Bank Sub, to: (1) make any accounting adjustments or entries to its books of account and other financial records; (2) make additional provisions to Company Bank Sub's allowance for loan and lease losses; (3) sell or transfer any investment securities held by it; (4) charge off any Loan; (5) create any new reserve account or make additional provisions to any other existing reserve account; (6) make changes in any accounting method; (7) accelerate, defer or accrue any anticipated obligation, expense or income item; and (8) make any other adjustments which would affect the financial reporting of Purchaser, on a consolidated basis after the Effective Time; provided, however, that neither the Company nor Company Bank Sub shall be obligated to take any such requested action until immediately prior to the Closing and at such time as the Company shall have received reasonable assurances in writing that all conditions precedent to Purchaser's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and, in any case, may be conditioned upon the subsequent occurrence of the Closing, and no such adjustment which the Company or Company Bank Sub would not have been required to make but for the request by Purchaser pursuant to the terms of this Section 6.10(e) shall result in a breach of any warranty or representation made herein or otherwise have any effect on (A) the calculation of the Company Tangible Common Equity for purposes of Section 3.1(a) or Section 6.4, or (B) the determination by the parties that the conditions to the Merger set forth in Article 7 have been satisfied, fulfilled or waived.

          (f)    Each of Purchaser and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

          (g)   The Company will follow its ordinary course of business processes for preparing, and shall provide Purchaser reasonably promptly after they become available the Company Financial Statements as of and for periods ending after the date hereof, all in accordance with Section 5.2(j).

        6.11    Indemnification.

          (a)   The parties acknowledge and agree that prior to the Effective Time the Company shall purchase, and Purchaser shall maintain for the duration of the Tail Coverage Period, a tail policy of directors' and officers' liability coverage that provides directors' and officers' liability insurance with respect to actions and omissions occurring on or prior to the Effective Time, subject to the following conditions:

            (1)   On or prior to the Closing Date, the Company shall purchase, at its own expense, for the benefit of the Company and the Surviving Corporation and their respective Subsidiaries (including their respective successors) and persons who were officers or directors of the Company and its Subsidiaries prior to the Closing Date, a prepaid tail policy or policies from the Company's current directors' and officers' liability insurer providing coverages no less favorable to the insured persons than the level and scope of directors' and officers' liability as set forth in the Company's and its Subsidiaries' current directors' and officers' liability insurance policies in effect as of the Closing (together, such tail policy or policies are referred to as the "Tail Policy").

            (2)   The term of the Tail Policy shall be for a period of six (6) years or, if such term of coverage is not available, such other maximum period of coverage available at a cost not exceeding the Maximum Amount (as defined below) (the "Tail Coverage Period").

            (3)   In the event such insurer declines to provide the Tail Policy prior to the Closing Date, the Company shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company shall obtain the best coverage available, as determined in the reasonable judgment of the Company, for a cost up to but not exceeding the Maximum Amount (as defined below).

            (4)   In no event shall the Company expend, in order to provide or maintain the insurance coverages pursuant to this Section 6.11(a), any annual amount, in aggregate, in excess of the amount set forth in Schedule 6.10(a) of the Company Disclosure Schedule (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for a total cost equal to the Maximum Amount.

            (5)   Prior to the Effective Time, the Company shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or, to the Knowledge of the Company, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer or director of the Company or Company Bank Sub, or circumstances to the Knowledge of the Company reasonably likely to give rise thereto to the extent known by the Company or Company Bank Sub, in accordance with the terms and conditions of the applicable policies. The Company's and Company Bank Sub's directors and officers shall use reasonable efforts to cooperate with the Company (if prior to the Closing Date) or Purchaser (if after the Effective Time) in obtaining the above-described insurance coverages.

          (b)   From and after the Effective Time, Purchaser agrees to indemnify and hold harmless each present and former director or officer of the Company and its Subsidiaries and any other person entitled to indemnification pursuant to the Constituent Documents of the Company and its Subsidiaries (in each case, in such capacities) (collectively, the "Company Indemnified Parties"), and any person who becomes a Company Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or Company Bank Sub and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the same extent as such persons are indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; and Purchaser shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

          (c)   Nothing set forth in this Section 6.11 is intended to or shall limit or otherwise affect the representations, warranties, covenants and other agreements of the Company set forth in this Agreement.

          (d)   The provisions of this Section 6.11 are intended for the benefit of, and will be enforceable, by each of the Company Indemnified Parties, his or her heirs and his or her representatives. In the event that, after the Effective Time, Purchaser (1) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity or (2) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each case, Purchaser shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.11.

        6.12    Benefits Arrangements.

          (a)    Compensation and Benefits.    For a period of one year following the Effective Time, Purchaser shall provide, and shall cause the Surviving Corporation to provide, to each current employee of the Company and its Subsidiaries as of the Effective Time who continues to remain employed with the Surviving Corporation following the Effective Time ("Covered Employees") (1) base compensation and target incentive opportunities that, in the aggregate, are no less favorable than those provided to similarly situated employees of Purchaser, (2) pension benefits that are no less favorable than those provided to similarly situated employees of Purchaser and (3) welfare benefits that, in the aggregate, are no less favorable than those provided (a) by the Company and its Subsidiaries to such employees immediately prior to the Effective Time or (b) to similarly situated employees of Purchaser. From and after the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, honor all of the Company Benefit Arrangements, it being understood that the transactions contemplated by this Agreement constitute a "change in control" (or equivalent term) for purposes of such Company Benefit Arrangements.

          (b)    Termination of Company 401(k) Plan.

            (1)   If requested in writing by Purchaser at least ten (10) business days prior to the Effective Time, the Company shall adopt resolutions of its board of directors to terminate the Company's 401(k) Savings Plan (the "Company 401(k) Plan") effective immediately prior to, and conditioned upon the occurrence of, the Effective Time and to fully vest all participants in such Company 401(k) Plan. Before adopting such resolutions, the Company shall provide a draft of such resolutions to Purchaser for an opportunity to comment thereon, which Purchaser shall not unreasonably delay. In the event that Purchaser requests that the Company 401(k) Plan be terminated, the Company shall provide Purchaser with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and approval by Purchaser) not later than the day immediately preceding the Effective Time.

            (2)   Prior to the termination of the Company 401(k) Plan, the Company or its Subsidiaries shall make contributions to the Company 401(k) Plan with respect to the plan year commencing January 1, 2018 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the Company 401(k) Plan termination in accordance with the terms of the Company 401(k) Plan and applicable Law.

            (3)   In the event that Purchaser requests that the Company 401(k) Plan be terminated, Purchaser shall offer participation in Purchaser's tax-qualified defined contribution plan ("Purchaser 401(k) Plan"), effective as of the Effective Time, to each person who was an active participant in the Company 401(k) Plan as of the date of its termination. Purchaser shall cause the Purchaser 401(k) Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.

          (c)    Severance Benefits.    Following the Effective Time and for twelve (12) months thereafter, Purchaser or its Subsidiaries shall cause the Covered Employees who are employed as of the Effective Time to be provided with severance benefits as set forth in Schedule 6.12(c) of the Company Disclosure Schedule.

          (d)    Service Credit.    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the Purchaser Benefit Arrangements, each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Arrangement in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time; provided that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Purchaser or Purchaser Bank Sub. In addition, and without limiting the generality of the foregoing, (1) Purchaser shall use commercially reasonable efforts to cause each Covered Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Benefit Arrangements to the extent coverage under such Purchaser Benefit Arrangements is replacing a comparable Company Benefit Arrangement in which such Covered Employee participated immediately before the Effective Time, and (2) with respect to welfare benefit plans of Purchaser or Purchaser Bank Sub in which Covered Employees are eligible to participate, Purchaser agrees to use commercially reasonable efforts to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Purchaser Benefit Arrangement providing medical, dental, pharmaceutical and/or vision benefits, Purchaser shall use commercially reasonable efforts to cause any eligible expenses incurred by Covered Employees and their covered dependents during the portion of the plan year of the comparable Company Benefit Arrangement ending on the date such employee's participation in the corresponding Purchaser plan begins to be taken into account under such Purchaser Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the Purchaser plan.

          (e)    Long Term Incentive Agreements.    The Company shall take the actions set forth in Schedule 6.12(e) of the Company Disclosure Schedule.

          (f)    Change in Control Severance Agreements.    Purchaser shall, and shall cause the Surviving Corporation to, assume and honor all employee benefit obligations under the Company Benefit Plans set forth in Section 6.12(f) of the Company Disclosure Schedule.

          (g)    Employee Communications.    Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Purchaser with a copy of the intended communication, Purchaser shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

          (h)    No Third Party Rights.    This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. To the extent permitted by applicable legal requirements, prior to the Effective Time, the Company Board of Directors or the appropriate committee thereof, as applicable, shall adopt such amendments to the Company Benefit Arrangements as may be mutually agreed between the Company and Purchaser; provided, however, that any such amendment shall not be effective until immediately prior to the Effective Time and shall be contingent upon the occurrence of the Effective Time. In no event shall the terms of this Agreement be deemed to (1) alter or limit the ability of Purchaser or its Subsidiaries to amend, modify, change or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (2) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Purchaser or of its Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (3) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (4) alter or limit the ability of Purchaser or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Purchaser or its Subsidiaries.

        6.13    Conversion, Data Processing and Related Matters.     Prior to the Effective Time, the parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete, at Purchaser's sole cost, the Conversion in an orderly and efficient manner following the Closing; provided, that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Purchaser shall each appoint qualified staff members to act as project managers for the Conversion (each, a "Conversion Project Manager"). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. Subject to applicable Law, the Company shall, commencing as of the date of this Agreement, provide Purchaser and Purchaser Bank Sub with reasonable access to Company Bank Sub's offices, systems and facilities and all relevant information and personnel at such times and places as Purchaser Bank Sub shall reasonably request (with minimal disruption to the Company's and Company Bank Sub's employees, customers and operations) as shall be reasonably necessary to effect the Conversion following the Closing. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Purchaser and Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.14    Environmental Surveys.

          (a)    Environmental Surveys.    The Company has provided to Purchaser copies of the most recent environmental assessments and reports (if any) that the Company or Company Bank Sub have obtained in connection with each Owned Real Property or the Leased Real Property. Within thirty (30) days following the date of this Agreement, Purchaser may complete, at Purchaser's sole expense and with minimal interference with the regular business operations conducted at the applicable Real Property, a Phase I environmental assessment or an update of the existing Phase I environmental assessment (the "Environmental Survey") of the Owned Real Property. In the event the Environmental Survey indicates or tends to indicate the presence or the suspected presence of an Environmental Condition (in the sole discretion of Purchaser), Purchaser will give the Company written notice of the presence or the suspected presence of the Environmental Condition within ten (10) business days of receipt of the Environmental Survey (together with all information it possesses relating to the Environmental Condition). For purposes of this Agreement, an "Environmental Condition" means (i) an aboveground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Owned Real Property and which violates an Environmental Law; (ii) a Hazardous Material found in building materials at the Owned Real Property or present in soil and/or groundwater at the Owned Real Property which violates an Environmental Law; (iii) a discharge, emission or release of a Hazardous Material related to the Owned Real Property which violates an Environmental Law; (iv) an event or condition that likely has occurred or exists with respect to the Owned Real Property which constitutes a violation of an Environmental Law; or (v) an event or condition related to the Owned Real Property which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law.

          (b)    Phase II Survey.    Within thirty (30) days of receipt of the notice of the presence or suspected presence of an Environmental Condition, Purchaser may complete, at its sole expense and with minimal interference with the regular business operations conducted at the applicable Real Property, a physical examination and investigation of the Environmental Condition indicated in the Environmental Survey (the "Phase II Survey"). The subject, scope, manner and method of the Phase II Survey will be subject to the Company's prior review and reasonable approval, which approval shall not be unreasonably delayed, conditioned or withheld. At all times the Company shall have access to all field data, analytical data and analytical results obtained or generated in connection with the Phase II Survey. Upon Purchaser's receipt of a final written report of the Phase II Survey, at the Company's request, Purchaser shall promptly deliver to the Company copies of the Phase II Survey report, all written reports, analytical data, correspondence, notices or other written materials relating thereto.

        6.15    Title Surveys.

          (a)   The Company shall order, at the Company's sole cost and expense, within ten (10) business days after the date of this Agreement, with respect to all Owned Real Property owned as of the date hereof, other than the Owned Real Property specified in Schedule 6.15(a) of the Company Disclosure Schedule, (1) an ALTA survey made in accordance with the 2017 minimum standard detail requirements for ALTA/NSPS surveys, or other survey made in accordance with comparable requirements (each, a "Title Survey"), certified to Purchaser, Purchaser Bank Sub and Chicago Title Insurance Company or another title insurance company of similar capabilities and repute (the "Title Company"), (2) a commitment for issuance of an ALTA 2006 Owner's Policy of Title Insurance or a similar insurance policy (each, a "Title Commitment") dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company in an amount equal to the greater of the value of such real property as shown on the Company's or its Subsidiaries' books and records or the fair market value of such real property and (3) copies of all documents referenced in the Title Commitment exceptions. The Company shall use commercially reasonable efforts to cause (x) the delivery to Purchaser of a Title Survey and (y) the Title Company to deliver to Purchaser a Title Commitment and copies of all documents referenced in the Title Commitment exceptions for all Owned Real Property owned as of the date hereof, other than the Owned Real Property specified in Schedule 6.15(a) of the Company Disclosure Schedule, as soon as reasonably practicable following the date of this Agreement.

          (b)   For each real property owned by the Company or any of its Subsidiaries, Purchaser will have a period of ten (10) business days from Purchaser's receipt of the last of the Title Survey, the Title Commitment and all documents referenced in the Title Commitment exceptions with respect to such real property in which to review such documents and provide the Company with written notice ("Title Notice") of any condition disclosed in such Title Survey or Title Commitment that is not reasonably approved by Purchaser; provided, however, Purchaser shall be deemed to approve any condition that is a Permitted Lien.

          (c)   If a Title Notice is timely given by Purchaser, the Company shall use its commercially reasonable efforts to promptly (but in any event within twenty-five (25) days of the date of the Title Notice) cure or remove, to Purchaser's reasonable satisfaction, each condition set forth in the Title Notice.

          (d)   The Company shall cause the Title Company to deliver title insurance policies to match the Title Commitments on or prior to the Closing Date as requested by Purchaser.

          (e)   Notwithstanding anything in this Section 6.15 to the contrary, the Company shall keep Purchaser reasonably apprised of all activities and actions contemplated by this Section 6.15, and the Company and Purchaser shall cooperate fully with one another with respect to the matters required by this Section 6.15.

        6.16    Stockholder Litigation.     Each of Purchaser and the Company shall promptly notify each other in writing of any action, claim, proceeding, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of Purchaser or the Company, as applicable, threatened against Purchaser, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Purchaser, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Purchaser's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        6.17    Bank Merger.     The Company acknowledges that, immediately following the Effective Time, Purchaser intends to effect the Bank Merger. Prior to the Effective Time, at the Company's sole cost and expense, the Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or desirable, so as to permit consummation of the Bank Merger and shall cooperate fully with, and furnish information to, Purchaser to that end, including entering into the Bank Merger Agreement and filing such applications, notices and other documents with Governmental Authorities as necessary to effect the Bank Merger; provided that the effectiveness of the Bank Merger Agreement shall be contingent upon the consummation of the Merger in accordance with this Agreement.

        6.18    Additional Agreements.     In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

        6.19    Section 16 Matters.     Prior to the Effective Time, Purchaser shall take all such steps as may be required to cause any dispositions or acquisitions of shares of Purchaser Common Stock (including derivative securities with respect to Purchaser Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Purchaser, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 7

CONDITIONS TO THE MERGER

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:

          (a)    Stockholder Approvals.    The Company Stockholder Matters shall have been duly approved by the requisite votes of the holders of the Company Common Stock.

          (b)    Regulatory Approvals.    All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition on Purchaser.

          (c)    Exchange Listing.    The shares of Purchaser Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree,

  injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or the Bank Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or the Bank Merger.

        7.2    Conditions to the Obligation of the Company.     The Company's obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of Purchaser.    The representation and warranty of Purchaser contained in the first sentence of Section 5.3(j) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of Purchaser contained in Section 5.3(a), Section 5.3(b) and Section 5.3(e) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of Purchaser contained in Section 5.3 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser affirming the accuracy of the foregoing.

          (b)    Performance of Obligations of Purchaser.    Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to that effect.

          (c)    Tax Opinion of the Company's Counsel.    The Company shall have received an opinion of Vedder Price P.C. (or such other law firm acceptable to the Company and Purchaser (with such approval not to be unreasonably withheld)), dated the Closing Date, in form and in substance reasonably acceptable to the Company and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such law firm will be entitled to receive and rely upon certificates and representations of officers of Purchaser and the Company, reasonably satisfactory in form and substance to such law firm.

        7.3    Conditions to the Obligation of Purchaser.     The obligation of Purchaser to consummate the Merger is also subject to the fulfillment or written waiver by Purchaser before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of the Company.    The representation and warranty of the Company contained in the last sentence of Section 5.2(k) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of the Company contained in Section 5.2(a), Section 5.2(b), Section 5.2(c)(1), Section 5.2(e), Section 5.2(i) and Section 5.2(r) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of the Company contained in Section 5.2 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct, unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on the Company. Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the foregoing.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, including without limitation, by providing the Company Estimated Closing Balance Sheet to Purchaser pursuant to Section 6.4(a) no later than ten (10) business days prior to the expected Closing Date, and Purchaser shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (c)    Tax Opinion of Purchaser's Counsel.    Purchaser shall have received an opinion of Sullivan & Cromwell LLP (or such other law firm acceptable to the Company and Purchaser (with such approval not to be unreasonably withheld)), dated the Closing Date, in form and in substance reasonably acceptable to Purchaser, and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such law firm will be entitled to receive and rely upon certificates and representations of officers of Purchaser and the Company, reasonably satisfactory in form and substance to such law firm.

          (d)    Dissenting Shares.    The number of Dissenting Shares shall not exceed ten percent (10%) of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, and Purchaser shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (e)    Third Party Consents.    The Company shall have obtained all the Required Third Party Consents set forth in Schedule 7.3(e) of the Company Disclosure Schedule, and such consents and approvals shall be in full force and effect and Purchaser shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (f)    Company Bank Sub Stock Certificate.    The Company shall have delivered to Purchaser the certificate or certificates representing the shares of common stock of Company Bank Sub held by the Company.

 ARTICLE 8

TERMINATION

        8.1    Termination.     This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Purchaser, whether prior to or after approval of the Company Stockholder Matters by the requisite votes of the holders of the Company Common Stock, as follows:

          (a)    Mutual Agreement.    With the mutual written agreement of the other party.

          (b)   Breach. If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within the earlier of the Outside Date and thirty (30) days following written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

          (c)    Denial of Stockholder Approval.    If the Company Meeting shall have concluded and the Company Stockholder Matters are not approved by the requisite vote of the holders of the Company Common Stock.

          (d)    Denial or Withdrawal of Application for Regulatory Approval.    If (1) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

          (e)    Outside Date.    If the Effective Time has not occurred by the close of business on the Outside Date, provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date. As used in this Agreement, the term "Outside Date" means April 30, 2019, provided that if the sole impediment to Closing is the receipt of the Requisite Regulatory Approvals, then the Outside Date shall be deemed to be July 31, 2019.

          (f)    Adverse Action.    In the case of Purchaser only, and prior to the approval of the Company Stockholder Matters by the requisite vote of the holders of the Company Common Stock only, it will have the right to terminate this Agreement if (1) the Company Board of Directors (A) submits this Agreement, the Merger and the other transactions contemplated hereby (including the other Company Stockholder Matters) to its stockholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) recommends to its stockholders an Acquisition Transaction other than the Merger, (C) breaches its obligations to convene a stockholder meeting to approve this Agreement in accordance with Section 6.2 prior to the Outside Date, or (D) enters into a definitive agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.8) or recommends to its stockholders an Acquisition Proposal other than the Merger, or (2) the Company materially breaches Section 6.8.

          (g)    Purchaser Stock Price Decline.    By the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective as of the earlier of the fifth (5th) day following the Determination Date and immediately prior to the Closing: (1) the Final Purchaser Market Value is less than $18.02; and (2) the number obtained by dividing the Final Purchaser Market Value by the Initial Purchaser Market Value shall be less than the number obtained by (A) dividing (x) the Final Index Price by (y) the Initial Index Price and (B) subtracting 0.20. If Purchaser or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

          (h)    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            (1)   "Determination Date" means the first date on which the condition set forth in Section 7.1(b) has been fulfilled.

            (2)   "Final Purchaser Market Value" means the average of the volume-weighted average trading prices of one share of Purchaser Common Stock on the NYSE for the twenty (20) consecutive trading days ending on (and including) the Determination Date, using volume and trading price information as reported by Bloomberg Financial Markets, or any successor thereto (or, if not reported therein, in another authoritative source mutually selected by Purchaser and the Company).

            (3)   "Final Index Price" means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

            (4)   "Index" means the KBW Nasdaq Regional Banking Index or, if such index is not available, such substitute or similar index as substantially replicates such index.

            (5)   "Initial Index Price" means $111.02.

            (6)   "Initial Purchaser Market Value" means $22.53, adjusted as indicated in the last sentence of Section 8.1(g).

        8.2    Effect of Termination and Abandonment.     Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other party. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.

        8.3    Termination Fees.

          (a)   In the event that, after the date hereof, (1) Purchaser terminates this Agreement pursuant to Section 8.1(f) or (2) a bona fide Acquisition Proposal shall have been publicly announced or otherwise made known to the Company Board of Directors, prior to the event giving rise to termination of this Agreement and, solely with respect to this subclause (2), (A) this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(c), or by Purchaser pursuant to Section 8.1(b), or, in the event all conditions to the Closing pursuant to Section 7.1 and Section 7.2 other than the conditions set forth in Section 7.1(a) or Section 7.2(c) have been fulfilled or waived or are capable of being fulfilled as of the Closing, by Purchaser pursuant to Section 8.1(e), and (C) prior to the twelve (12) month anniversary of such termination, the Company consummates, or enters into a definitive agreement to consummate, an Acquisition

  Transaction (the occurrence of any of clauses (1) or (2) shall be a "Fee Triggering Event"), then the Company will pay to Purchaser a cash termination fee (the "Fee") of $1,780,000, provided that for purposes of this Section 8.3(a), all references to "more than twenty percent (20%)" in the definition of Acquisition Transaction shall be deemed to be references to "fifty percent (50%) or more." The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Purchaser for such purpose.

          (b)   If the Fee has not been received by Purchaser within three (3) business days following the first occurrence of a Fee Triggering Event interest shall accrue on the Fee commencing on the forty-fifth (45th) day following the first occurrence of a Fee Triggering Event, at an annual rate equal to the prime rate, as published in the Wall Street Journal on the date that the Fee was first required to be paid to Purchaser and the Company shall reimburse Purchaser for all reasonable and documented out-of-pocket expenses incurred by Purchaser in connection with enforcing the payment of the Fee. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement.

          (c)   The payment of the Fee by the Company on the terms set forth herein shall constitute liquidated damages and not a penalty, and shall be the sole remedy of Purchaser in the event of a termination of this Agreement. In no event shall the Company be required to pay the Fee more than once.

ARTICLE 9

MISCELLANEOUS

        9.1    Survival.     The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.11 and this Article 9).

        9.2    Expenses.     Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Purchaser and Company will each bear and pay one-half of the fees paid for filings with Governmental Authorities other than the SEC.

        9.3    Notices.     All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other party.

    If to the Company, to:

      Oak Park River Forest Bankshares, Inc.
      1001 Lake Street
      Oak Park, Illinois 60301
      Attention:    Walter Healy
      Facsimile:    (708) 660-7005
      E-mail:         whealy@cbopfr.com

    with a copy (which shall not constitute notice) to:

      Vedder Price P.C.
      222 N. LaSalle Street
      Chicago, IL 60601
      Attention:    Daniel C. McKay, II
      Facsimile:    (312) 609-5005
      E-mail:         dmckay@vedderprice.com
                           jmorrissey@vedderprice.com

    If to Purchaser, to:

      Byline Bancorp, Inc.
      180 N. LaSalle Street
      Chicago, IL 60601
      Attention:    Alberto J. Paracchini
      Facsimile:    (773) 244-7075
      E-mail:         aparacchini@bylinebank.com

    with a copy (which shall not constitute notice) to:

      Sullivan & Cromwell LLP
      125 Broad Street
      New York, NY 10004
      Attention:    Donald J. Toumey
      Facsimile:    (212) 291-9156
      E-mail:         toumeyd@sullcrom.com

        9.4    Waiver; Amendment.     Any term, provision or condition of this Agreement may be waived, amended or modified in writing at any time by mutual agreement of the parties; provided, however, after the approval of the Company Stockholder Matters by the requisite votes of the Company Stockholders, no waiver, amendment or modification of any term, provision or condition hereof shall be made which by Law requires further approval of Company Stockholders unless such further approval is obtained. In addition, Purchaser and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

        9.5    Alternative Structure.     Without limiting Section 9.4, before the Effective Time, Purchaser, subject to prior written notice to the Company Board of Directors, may at its election revise the structure of the Merger or otherwise revise the method of effecting the Merger (including, without limitation, to cause the Company to be merged with and into a direct or indirect wholly owned Subsidiary of Purchaser and/or to cause the Company (or a successor thereof) to be merged with and into any other direct or indirect wholly owned Subsidiary of Purchaser) and the transactions contemplated hereby, including without limitation the Bank Merger; provided that (a) such revision does not alter or change the kind, amount or economic value of consideration to be delivered to Company Stockholders or otherwise materially and adversely affect the rights of, and benefits received by the Company and its stockholders, (b) such revision does not adversely affect the federal income Tax consequences to the Company Stockholders as compared to those resulting from the Merger and such other transactions without regard to such revision, including the Intended Tax Treatment, (c) such revised structure or method is reasonably capable of consummation without delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended by the parties in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.

        9.6    Governing Law.     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

        9.7    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Entire Understanding; No Third Party Beneficiaries.     This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Company Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Purchaser. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.

        9.9    Counterparts.     This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as PDF or TIFF files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        9.10    Severability.     Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

        9.11    Subsidiary and Affiliate Action.     Wherever a party has an obligation under this Agreement to "cause" a Subsidiary or Affiliate of such party or any such Subsidiary's or Affiliate's officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary's or Affiliate's officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Purchaser and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary's officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Purchaser or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Purchaser or the Company, respectively.

        9.12    Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.13    Assignment.     No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

* * *

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

OAK PARK RIVER FOREST BANKSHARES, INC.
By:	/s/ WALTER HEALY
	Name:	Walter Healy
	Title:	President & CEO
BYLINE BANCORP, INC.
By:	/s/ ALBERTO J. PARACCHINI
	Name:	Alberto J. Paracchini
	Title:	President & CEO

 ANNEX 1

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
COMMUNITY BANK OF OAK PARK RIVER FOREST
WITH AND INTO
BYLINE BANK

        This Agreement and Plan of Merger, dated as of October 17, 2018 (this "Agreement"), adopted and made by and between Community Bank of Oak Park River Forest, an Illinois chartered bank organized and existing under the laws of the State of Illinois and having its main office at 1001 Lake Street, Oak Park, Illinois 60301 ("Company Bank Sub"), and Byline Bank, an Illinois chartered bank organized and existing under the laws of the State of Illinois and having its main office at 180 N. LaSalle Street, Chicago, Illinois 60601 ("Purchaser Bank Sub").

W I T N E S E T H:

        WHEREAS, as of the date hereof, the authorized stock of Company Bank Sub consists only of 188,000 shares of common stock, $10.00 par value per share, all of which are outstanding and all such outstanding shares are owned directly by Oak Park River Forest Bankshares, Inc., a Delaware corporation (the "Company");

        WHEREAS, as of June 30, 2018, Company Bank Sub had common stockholders' equity of approximately $30,974,000, consisting of aggregate par value of $1,800,000, with 188,000 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $12,438,000, undivided profits of approximately $17,427,000 and accumulated other comprehensive income of approximately $(771,000);

        WHEREAS, as of the date hereof, the authorized stock of Purchaser Bank Sub consists only of 50,000 shares of common stock, $10.00 par value per share, all of which are outstanding and all such outstanding shares are owned directly by Byline Bancorp, Inc., a Delaware corporation ("Purchaser");

        WHEREAS, as of June 30, 2018, Purchaser Bank Sub had had common stockholders' equity of approximately $633,597,000, consisting of aggregate par value of $500.000 with 50,000 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $549,661,000, undivided profits of approximately $93,771,000 and accumulated other comprehensive income of approximately $(10,335,000);

        WHEREAS, the Company and Purchaser have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Purchaser, with Purchaser as the surviving entity (the "Merger");

        WHEREAS, the Merger Agreement contemplates that, immediately following the Merger, Company Bank Sub will merge with and into Purchaser Bank Sub (the "Bank Merger"), with Purchaser Bank Sub as the bank resulting from the Bank Merger; and

        WHEREAS, the respective Boards of Directors of Company Bank Sub and Purchaser Bank Sub have determined that the transactions contemplated by this Agreement, including the Bank Merger, are advisable and in the best interests of the respective banks and their respective stockholders, and the Boards of Directors of Company Bank Sub and Purchaser Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers.

Annex 1 - Page 1

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements and conditions herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

        Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Article V of this Agreement), immediately following effectiveness of the Merger, Company Bank Sub shall be merged with and into Purchaser Bank Sub pursuant to the provisions of, and with the effect provided in, 205 ILCS 5/24. On the Effective Date, the separate existence of Company Bank Sub shall cease, and Purchaser Bank Sub, as the bank resulting from the Bank Merger, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all the liabilities of Company Bank Sub existing at the Effective Date (Purchaser Bank Sub being hereinafter sometimes referred to as the "Resulting Bank"). The business of the Resulting Bank shall be that of an Illinois chartered bank and shall be conducted at its main office and its legally established branches.

ARTICLE II

CHARTER AND BY-LAWS

        The Charter and By-Laws of Purchaser Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Resulting Bank, in each case until amended in accordance with applicable law.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

        On the Effective Date, (a) the Board of Directors of the Resulting Bank shall consist of those persons serving as directors of Purchaser Bank Sub immediately prior to the Effective Date; and (b) the officers of the Resulting Bank shall consist of those persons serving as officers of Purchaser Bank Sub immediately prior to the Effective Date.

ARTICLE IV

CAPITAL

        The shares of stock of Purchaser Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

        The shares of stock of Company Bank Sub held by Purchaser immediately after the Merger shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be cancelled and retired, and no cash, new shares of stock, or other property shall be delivered in exchange therefor.

        Upon completion of the Merger, the Resulting Bank will have 50,000 shares of issued and outstanding common stock, $10.00 par value per share, and the assets, liabilities, capital stock, surplus, undivided profits, accumulated other comprehensive income and Tier 1 capital set forth in the pro forma financial statement, as of June 30, 2018, attached hereto as Exhibit A and made a part hereof.

ARTICLE V

EFFECTIVE DATE OF THE BANK MERGER

        The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Secretary of the Illinois Department of Financial and Professional Regulation (the

Annex 1 - Page 2

"Secretary") with respect thereto, such date and time to immediately follow the Merger or such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the "Effective Date"). Notwithstanding the foregoing, the consummation and effectiveness of the Merger shall be a condition precedent to the effectiveness of the Bank Merger.

ARTICLE VI

NAME AND MAIN OFFICE OF THE RESULTING BANK

        The name of the Resulting Bank shall be "Byline Bank" and the main office of the Resulting Bank shall be 180 N. LaSalle Street, Chicago, Illinois 60601.

ARTICLE VII

APPROVALS AND FEES

        This Agreement is subject to approval by the Secretary. Regardless of whether approval by the Secretary is granted, Purchaser Bank Sub and Company Bank Sub agree to pay the Secretary's expenses of examination. This Agreement is also subject to approval by the sole stockholder of each of Purchaser Bank Sub and Company Bank Sub in accordance with 205 ILCS 5/23.

ARTICLE VIII

FURTHER ASSURANCES

        If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of immediately following the Merger and prior to the Bank Merger, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IX

TERMINATION

        Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.

ARTICLE X

DISSENTING STOCKHOLDERS

        Provided that there is unanimous ratification and confirmation of this Agreement by the sole stockholder of each of Company Bank Sub and Purchaser Bank Sub, the rights of dissenting stockholders provided by the banking laws of the State of Illinois, including 205 ILCS 5/29, shall not apply.

Annex 1 - Page 3

 ARTICLE XI

AMENDMENTS

        Before consummation of the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

ARTICLE XII

GOVERNING LAW

        This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

ARTICLE XIII

COUNTERPARTS

        This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as PDF or TIFF files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

* * *

Annex 1 - Page 4

(Signature Page to Bank Merger Agreement)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	COMMUNITY BANK OF OAK PARK RIVER FOREST

Name:	Name:
Title:	Title:
ATTEST:	BYLINE BANK

Name:	Name:
Title:	Title:

Annex 1 - Page 5

 EXHIBIT A

FORM OF COMPANY VOTING AGREEMENT

Exhibit A - Page 1

 APPENDIX B

Voting Agreement, dated as of October 17, 2018, between Byline Bancorp, Inc. and certain stockholders of Oak Park River Forest Bankshares, Inc.

COMPANY VOTING AGREEMENT

        THIS COMPANY VOTING AGREEMENT (this "Agreement") is entered into as of October 17, 2018, by and among Byline Bancorp, Inc., a Delaware corporation ("Purchaser"), and those stockholders of Oak Park River Forest Bankshares, Inc., a Delaware corporation (the "Company"), whose names appear on the signature pages to this Agreement (such stockholders collectively referred to in this Agreement as the "Principal Stockholders," and individually as a "Principal Stockholder"). Purchaser and the Principal Stockholders are each sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties."

RECITALS

        A.    As of the date hereof, each Principal Stockholder is the owner and has the right to vote the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of the Company ("Shares") as is set forth opposite such Principal Stockholder's name on a signature page to this Agreement.

        B.    Prior to the execution of this Agreement, Purchaser and the Company are entering into an Agreement and Plan of Merger, to be dated as of the date hereof (as it may be amended or modified from time to time, the "Merger Agreement"), pursuant to which the Company will merge with and into Purchaser, with Purchaser as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement.

        C.    As an inducement to Purchaser to enter into the Merger Agreement and incur the obligations therein, Purchaser has required that the Principal Stockholders enter into this Agreement.

        D.    Each Principal Stockholder believes it is in his, her or its best interest as well as the best interest of the Company for Purchaser and the Company to consummate the Merger.

AGREEMENTS

        In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the Parties herein contained, and as an inducement to Purchaser to enter into the Merger Agreement and to incur the expenses associated with the Merger, the Parties, intending to be legally bound, hereby agree as follows:

        Section 1.    Representations and Warranties.    Each Principal Stockholder represents and warrants that as of the date hereof, he, she or it:

          (a)   owns beneficially and of record the number of Shares as is set forth opposite such Principal Stockholder's name on a signature page to this Agreement, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests or any other encumbrances whatsoever, except for restrictions in favor of Purchaser pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" laws of the various States of the United States;

          (b)   has the power to vote or direct the vote with respect to such Shares;

          (c)   does not beneficially own or have the power to vote or direct the vote of any shares of Company Common Stock other than such Shares, and does not have any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of stock of the Company, except as disclosed in the Company Disclosure Schedule to the Merger Agreement;

          (d)   with respect to any Principal Stockholder that is not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and

          (e)   has all necessary power and authority to execute, deliver and perform under this Agreement, and such execution, delivery and performance will not violate, or require any filing (other than any disclosure required to be made to the United States Securities and Exchange Commission), consent, approval or notice under, any provision of law, or result in the breach of the organizational documents of such Principal Stockholder, if such Principal Stockholder is not a natural person, and any outstanding agreements or instruments to which such Principal Stockholder is a party or is subject, and further represents and warrants that (i) this Agreement has been duly executed and delivered by such Principal Stockholder, (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action, corporate or otherwise, on the part of the Principal Stockholder and (iii) this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

        Section 2.    Voting Agreement.    Each Principal Stockholder hereby agrees that at any meeting of the stockholders of the Company, and any adjournment or postponement thereof, and in any action by written consent of the stockholders of the Company, such Principal Stockholder shall appear at such meeting or otherwise cause all of such Principal Stockholder's Shares to be counted as present thereat for purposes of calculating a quorum, and to: (a) Vote such Principal Stockholder's Shares in favor of the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including without limitation, the Merger; and (b) not Vote in favor of or approve (i) any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of the Merger; (ii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; or (iii) any Acquisition Proposal (as defined in the Merger Agreement). For purposes of this Agreement, "Vote" and "Voting" includes voting in person or by proxy in favor of or against any action, or otherwise consenting or withholding consent in respect of any action in accordance with Section 228 of the General Corporation Law of Delaware ("DGCL").

        Each Principal Stockholder agrees that the Company and Purchaser shall be authorized, and hereby authorizes the Company and Purchaser, to include in any proxy or material transmitted to stockholders of the Company in connection with the Merger Agreement, a statement to the effect that the Principal Stockholder is a party to this Agreement and has committed to Vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        Section 3.    Additional Covenants.    Except as required by Law (as defined in the Merger Agreement) each Principal Stockholder agrees that he, she or it will:

          (a)   not, except to the extent contained in this Agreement or permitted under the Merger Agreement, directly or indirectly sell, transfer, tender, assign, hypothecate or otherwise dispose (including by operation of law) of, or create any security interest, lien, claim, pledge, option, right of first refusal, agreement or limitation on such Principal Stockholder's voting rights, or charge or other encumbrance of any nature whatsoever, grant any proxies, deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement with respect to any shares of Company Common Stock other than (i)(A) any transfer made for estate planning purposes or to a charitable institution for philanthropic purposes or (B) any transfer to an affiliate of such Principal Stockholder, but only if, in each case, prior to the effectiveness of such transfer, the transferee agrees in writing to be bound by the applicable terms hereof and notice of such transfer is provided to Purchaser, (ii) a transfer pursuant to any trust or will of such Principal Stockholder or the laws of intestate succession, or (iii) a transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any equity awards, stock options, warrants or the conversion of any convertible securities;

          (b)   not solicit, initiate or knowingly encourage any inquiries or proposals for an Acquisition Proposal (as defined in the Merger Agreement);

          (c)   not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the transactions contemplated thereby;

          (d)   not purchase or otherwise acquire beneficial ownership of any shares of Company Common Stock after the execution of this Agreement ("New Shares"), nor will such Principal Stockholder voluntarily acquire the right to Vote or share in the Voting of any shares of Company Common Stock other than the Shares; unless any such New Shares acquired or purchased by him, her or it shall be subject to the terms of this Agreement to the same extent as if they constituted Shares; and

          (e)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his, her or its respective obligations under this Agreement.

        Section 4.    No Dissent.    Each Principal Stockholder hereby waives, and agrees that he, she or it will not exercise, any rights of dissent or appraisal provided under the Merger Agreement, any applicable laws (including the DGCL) or otherwise in connection with the approval of the Merger or any of the other transactions contemplated by the Merger Agreement.

        Section 5.    Termination.    Notwithstanding any other provision of this Agreement, Section 1, Section 2, Section 3, Section 4 and Section 8 of this Agreement shall automatically terminate and be of no further force and effect on the earlier of: (a) the Effective Time (as defined in the Merger Agreement) and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, nothing herein shall relieve any Party from liability for any breach of this Agreement prior to any such termination.

        Section 6.    Amendment and Modification.    This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Purchaser and all of the Principal Stockholders.

        Section 7.    Entire Agreement.    This Agreement evidences the entire agreement among the Parties with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Principal Stockholders and Purchaser concerning the voting, acquisition, disposition or control of any shares of Company Common Stock.

        Section 8.    Representations and Warranties of Purchaser.    Purchaser has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval or notice under, any provision of law or result in the breach of any outstanding agreements or instruments to which Purchaser is a party or is subject; and this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms.

        Section 9.    Informed Action.    Each Principal Stockholder acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he, she or it has received a copy of the Merger Agreement and is familiar with its terms.

        Section 10.    Severability.    The Parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the Parties shall be construed and enforced accordingly.

        Section 11.    Notices.    All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable data file (pdf) of the document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11):

  If to Purchaser, to:

    Byline Bancorp, Inc.
    180 N. LaSalle Street
    Chicago, IL 60601
    Attention: Alberto J. Paracchini
    Facsimile: 773-244-7075
    E-mail: aparacchini@bylinebank.com

  with copies, which shall not constitute notice, to:

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004
    Attention: Donald J. Toumey
    Facsimile: (212) 291-9156
    E-mail: toumeyd@sullcrom.com

  If to a Principal Stockholder, to the mailing address, e-mail address or facsimile number set forth for such Principal Stockholder on the signature page hereof; with copies, which shall not constitute notice, to:

    Oak Park River Forest Bankshares, Inc.
    1001 Lake Street
    Oak Park, Illinois 60301
    Attention: Walter Healy
    Facsimile: (708) 660-7005
    E-mail: whealy@cbopfr.com

        Section 12.    Counterparts; Facsimile/PDF Signatures.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

        Section 13.    Governing Law; Venue; Waiver of Jury Trial.    All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The Parties consent to and grant any such court jurisdiction over the person of such Parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 14.    Successors; Assignment.    This Agreement shall be binding upon and inure to the benefit of Purchaser and its directors and officers, successors and permitted assigns, and the Principal Stockholders and their respective directors and officers, successors and assigns, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder.

        Section 15.    Directors and Officers.    The Parties acknowledge that each Principal Stockholder is entering into this Agreement solely in his, her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or any subsidiary thereof, as applicable, to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of the Company and/or any subsidiary thereof. For the avoidance of doubt, nothing in this Agreement shall restrict the Company and the board of directors of the Company from taking any action permitted by and in accordance with Section 6.2 (Stockholder Approvals) or Section 6.8 (Acquisition Proposals) of the Merger Agreement.

        Section 16.    Specific Enforcement.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PURCHASER
By:	/s/ ALBERTO J. PARACCHINI
	Name:	Alberto J. Paracchini
	Title:	President and CEO

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ CLARE D. MCENERY /s/ EUGENE T. MCENERY Signature	6,050 + 904 = 6954 Common
Clare D. McEnery Eugene T. McEnery Printed Name
Mailing address, e-mail address or facsimile number

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ THOMAS G. BROOKER Signature	1500 Common
The Brooker Family Revocable Trust Thomas G. Brooker Printed Name
Mailing address, e-mail address or facsimile number

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ CHATKA RUGGIERO Signature	4,146 Common
Chatka Ruggiero Printed Name
Mailing address, e-mail address or facsimile number

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ MAUREEN C. HEALY /s/ WALTER HEALY Signature	12,016 Common
Maureen C. Healy Walter F. Healy Printed Name
Mailing address, e-mail address or facsimile number

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ WALTER HEALY Signature	600 Common
Walter Healy Printed Name
Mailing address, e-mail address or facsimile number

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ HENRY B. PEARSALL Signature	200 Common
Henry B. Pearsall Revocable Trust 10/12/94 Printed Name
Mailing address, e-mail address or facsimile number

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ MARTIN NOLL, BENEFICIALLY Signature	2,000 Common
Midland States Bank Martin Noll Self-Directed Custodial IRA Printed Name
Mailing address, e-mail address or facsimile number

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

PRINCIPAL STOCKHOLDER	NUMBER & CLASS OF SHARES OWNED
/s/ MARTIN J. NOLL Signature	10,411 Common
Martin J. Noll Printed Name
Mailing address, e-mail address or facsimile number

APPENDIX C
Section 262 of the General Corporation Law of Delaware

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

Opinion of Monroe Financial Partners, Inc.

October 17, 2018

Board of Directions
Oak Park River Forest Bankshares, Inc.
1001 Lake Street
Oak Park, IL 60301

Members of the Board:

        We understand that Byline Bancorp, Inc. ("Byline"), Oak Park River Forest Bankshares, Inc. ("Bancorp") and Community Bank of Oak Park River Forest ("Bank") have entered into an Agreement and Plan of Merger dated October 17, 2018 (the "Agreement"), pursuant to which Bancorp will merge with and into Byline (the "Merger"). Under the terms of the Agreement, each share of Bancorp Common Stock issued and outstanding prior to the Effective Time shall be converted into the right to receive $33.38 in cash (the "Cash Consideration") and 7.9321 (the "Exchange Ratio) shares of Byline Common Stock (the "Stock Consideration") (collectively, the "Merger Consideration"), subject to certain limitations as set forth in the Agreement. You have requested our opinion that the Merger Consideration is fair to the shareholders of Bancorp from a financial point of view. The terms and conditions of the Merger are fully set forth in the Agreement and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

        Monroe Financial Partners, Inc. ("Monroe") is a Financial Industry Regulatory Authority (FINRA) member investment banking firm, which specializes in the securities of financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions and transactions relating to their securities. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Byline and Bancorp and their respective affiliates. We may also actively trade the equity and debt securities of Byline and Bancorp or their respective affiliates for our own account and for the accounts of our customers. We are familiar with the commercial banking industry in Illinois and the major commercial banks operating in that market. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Bancorp and will receive a fee for our services upon delivery of this opinion, a portion of which is contingent upon the successful completion of the Merger. Bancorp has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement. During the past two years, Monroe has provided investment bank and financial advisory services to Bancorp for which it has received compensation. Monroe has not provided any investment banking or financial advisory services to Byline in the past two years.

        In reaching our opinion, we have analyzed the respective financial positions and operating results, both current and historical, of Byline and Bancorp. We have reviewed: (i) the Agreement; (ii) audited financial statements of Bancorp for years ending December 31, 2015 through 2017; (iii) audited financial statements of Byline for years ended December 31, 2015 through December 31, 2017; (iv) unaudited financial statements of Bancorp for the three months ended June 30, 2018; (v) unaudited financial statements of Byline for the three months ended June 30, 2018; and (vi) certain

MONROE FINANCIAL PARTNERS, INC.

www.MonroeFP.com

Board of Directors
Oak Park River Forest Bankshares, Inc.
October 17, 2018

other financial and operating information with respect to the business, operations and prospects of Byline and Bancorp. We have also: (a) held discussions with members of the managements of both Byline and Bancorp regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and any trading activity for the common stock of Byline; (c) compared the results of operations of Byline and Bancorp with those of certain banking companies which we deemed to be comparable and relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations we deemed comparable and relevant; (e) considered the current market environment generally and the commercial banking environment in particular; and (f) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information, including financial projections, that was available to us from public sources, that was provided to us by Byline and Bancorp or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Byline and Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Byline or Bancorp or any of their subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Byline or Bancorp or any of their subsidiaries nor have we reviewed any individual credit files relating to Byline or Bancorp or any of their subsidiaries.

        In preparing our analyses, we used estimated long term projections of Bancorp, as provided by the senior management of Bancorp, as well as publicly available earnings per share estimates and research of Byline. With respect to the financial projections for both Byline and Bancorp used by us in our analyses, the senior management of each confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of their respective companies. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of either Byline or Bancorp since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. Finally, with your consent, we have relied upon the advice Bancorp received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein

Board of Directors
Oak Park River Forest Bankshares, Inc.
October 17, 2018

as to the prices at which Byline Common Stock have traded or will trade following the announcement of the Merger nor the prices at which Byline Common Stock will trade following the consummation of the Merger. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

        Our opinion is directed to the Board of Directors of Bancorp in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Bancorp as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or any transactions related thereto. Our opinion is directed only to the fairness of the Merger , from a financial point of view, to Bancorp's shareholders and does not address the underlying business decision of Bancorp to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies or transaction that might exist for Bancorp or the effect of any other transaction in which Bancorp might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Monroe's prior written consent. This opinion has been approved by Monroe's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the shareholders of Oak Park River Forest Bankshares, Inc. from a financial point of view.

Sincerely,

MONROE FINANCIAL PARTNERS, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person's conduct was unlawful, except that with respect to an action or suit brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys' fees) in connection with the defense or settlement of such action or suit. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant's amended and restated bylaws provide for indemnification by the registrant of its directors, officers, employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

        The registrant maintains insurance policies under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to itself with respect to payments which the registrant may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of October 17, 2018, by and between Byline Bancorp, Inc. and Oak Park River Forest Bankshares, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1
Amended and Restated Certificate of Incorporation of Byline Bancorp, Inc. (filed as Exhibit 3.1 to Byline Bancorp, Inc.'s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).
3.2
Amended and Restated Bylaws of Byline Bancorp, Inc. (filed as Exhibit 3.2 to Byline Bancorp, Inc.'s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).

Exhibit		Description
3.3		Certificate of Designations of 7.50% Fixed-to-Floating Noncumulative Perpetual Preferred Stock, Series B of Byline Bancorp, Inc. (filed as Exhibit 3.4 to Byline Bancorp, Inc.'s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).
4.1		Certain long-term borrowing instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. Byline Bancorp, Inc. undertakes to furnish copies of such instruments to the SEC upon request.
5.1	*	Opinion of Sullivan & Cromwell LLP as to the validity of the securities being registered.
8.1	*	Opinion of Sullivan & Cromwell LLP regarding certain tax matters.
8.2	*	Opinion of Vedder Price P.C. regarding certain tax matters.
10.1
Voting Agreement, dated October 17, 2018, between Byline Bancorp, Inc. and certain stockholders of Oak Park River Forest Bankshares, Inc. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).
23.1		Consent of Moss Adams LLP.
23.2		Consent of Crowe LLP.
23.3		Consent of Crowe LLP.
23.4		Consent of Sullivan & Cromwell LLP (contained in its opinion filed as Exhibit 5.1).
23.5		Consent of Sullivan & Cromwell LLP (contained in its opinion filed as Exhibit 8.1).
23.6		Consent of Vedder Price P.C. (contained in its opinion filed as Exhibit 8.2).
24.1		Power of Attorney (included on the signature page to this Registration Statement).
99.1		Consent of Monroe Financial Partners, Inc.
99.2	*	Form of Proxy Card to be used by Oak Park River Forest Bankshares, Inc.

†
Schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule to the SEC upon request.

*
To be filed by amendment.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibit Index

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of October 17, 2018, by and between Byline Bancorp, Inc. and Oak Park River Forest Bankshares, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).

3.1		Amended and Restated Certificate of Incorporation of Byline Bancorp, Inc. (filed as Exhibit 3.1 to Byline Bancorp, Inc.'s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).

3.2		Amended and Restated Bylaws of Byline Bancorp, Inc. (filed as Exhibit 3.2 to Byline Bancorp, Inc.'s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).

3.3		Certificate of Designations of 7.50% Fixed-to-Floating Noncumulative Perpetual Preferred Stock, Series B of Byline Bancorp, Inc. (filed as Exhibit 3.4 to Byline Bancorp, Inc.'s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).

4.1		Certain long-term borrowing instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. Byline Bancorp, Inc. undertakes to furnish copies of such instruments to the SEC upon request.

5.1	*	Opinion of Sullivan & Cromwell LLP as to the validity of the securities being registered.

8.1	*	Opinion of Sullivan & Cromwell LLP regarding certain tax matters.

8.2	*	Opinion of Vedder Price P.C. regarding certain tax matters.

10.1		Voting Agreement, dated October 17, 2018, between Byline Bancorp, Inc. and certain stockholders of Oak Park River Forest Bankshares, Inc. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).

23.1		Consent of Moss Adams LLP.

23.2		Consent of Crowe LLP.

23.3		Consent of Crowe LLP.

23.4		Consent of Sullivan & Cromwell LLP (contained in its opinion filed as Exhibit 5.1).

23.5		Consent of Sullivan & Cromwell LLP (contained in its opinion filed as Exhibit 8.1).

23.6		Consent of Vedder Price P.C. (contained in its opinion filed as Exhibit 8.2).

24.1		Power of Attorney (included on the signature page to this Registration Statement).

99.1		Consent of Monroe Financial Partners, Inc.

99.2	*	Form of Proxy Card to be used by Oak Park River Forest Bankshares, Inc.

†
Schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule to the SEC upon request.

*
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on January 9, 2019.

BYLINE BANCORP, INC.
By:	/s/ ALBERTO J. PARACCHINI
	Name:	Alberto J. Paracchini
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Roberto R. Herencia and Alberto J. Paracchini, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALBERTO J. PARACCHINI Alberto J. Paracchini	President, Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2019
/s/ LINDSAY CORBY Lindsay Corby	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 9, 2019
/s/ ROBERTO R. HERENCIA Roberto R. Herencia	Director (Chairman)	January 9, 2019
/s/ PHILLIP R. CABRERA Phillip R. Cabrera	Director	January 9, 2019

Signature	Title	Date

/s/ WILLIAM G. KISTNER William G. Kistner	Director	January 9, 2019
/s/ ANTONIO DEL VALLE PEROCHENA Antonio del Valle Perochena	Director	January 9, 2019
/s/ STEVEN M. RULL Steven M. Rull	Director	January 9, 2019
/s/ JAIME RUIZ SACRISTÁN Jaime Ruiz Sacristán	Director	January 9, 2019
/s/ ROBERT R. YOHANAN Robert R. Yohanan	Director	January 9, 2019